UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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PPL CORPORATION
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KU

PPL CORPORATION
2019 NOTICE OF **ANNUAL MEETING**
AND **PROXY STATEMENT**

Energy **forward.**

ppl™

WILLIAM H. SPENCE CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

Message to

our Shareowners

Dear Shareowner,

On behalf of our Board of Directors and the entire team at PPL, thank you for your confidence in us and for your support of the work we do each day to make a difference in our customers’ lives.

From Kentucky to Pennsylvania to the U.K., PPL continues to make a positive impact on society and deliver on our commitments to shareowners.

We remain steadfast in pursuit of our long-term strategy to deliver best-in-sector operational performance, invest responsibly in a sustainable energy future, maintain a strong financial foundation, and engage and develop our people.

We continue to build tomorrow’s energy grid, improve grid resiliency, incorporate new technology and reshape electricity networks to enable more distributed energy resources, like solar and energy storage. In addition, we are taking steps to advance a cleaner energy future and have set a goal to cut our carbon dioxide emissions 70 percent from 2010 levels by 2050.

As we invest in infrastructure that benefits our customers, we are controlling costs to keep electricity and natural gas affordable for those we serve, mindful of the struggles many families face each day. We continue to give back to local communities, understanding that we succeed when those we serve succeed.

In 2018, PPL again delivered strong financial results and operational excellence. This included achieving the high end of our earnings forecast, completing $3.3 billion in infrastructure investment, taking steps to strengthen our balance sheet post tax reform, raising our dividend for the 16th time in 17 years, and delivering award-winning customer satisfaction. These and other performance highlights can be found on page 1 of this document.

I encourage you to review this Proxy Statement to learn more about these achievements; our diverse, independent and experienced board; our performance-based compensation program; and the strong corporate governance structure in place to foster accountability.

Lastly, I encourage you to vote your shares and invite you to join us for our Annual Meeting of Shareowners, which will begin at 9 a.m. on Tuesday, May 14, at the Hyatt Regency Lexington, 401 West High Street, Lexington, Kentucky.

We look forward to creating additional value for you, for our customers and for the communities we serve moving forward. Thank you for your continued investment in PPL.

Sincerely,

William H. Spence

PPL CORPORATION

Two North Ninth Street

Allentown, Pennsylvania 18101

Notice of Annual Meeting of Shareowners

Time and Date	9:00 a.m. Eastern Time on Tuesday, May 14, 2019

Place	Hyatt Regency Lexington 401 West High Street Lexington, Kentucky 40507

Items of Business

•  To elect nine directors, as listed in this Proxy Statement, for a term of one year.

•  To conduct an advisory vote to approve the compensation of our named executive officers.

•  To ratify the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the year ending December 31, 2019.

•  To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Record Date	You can vote if you were a shareowner of record on February 28, 2019.

Proxy Voting	Your vote is important. Please vote your shares by voting on the internet or by telephone or by completing and returning your proxy card. For more details, see the information beginning on page 84.

On Behalf of the Board of Directors,

Joanne H. Raphael Executive Vice President, General Counsel and Corporate Secretary

April 2, 2019

Important Notice Regarding the Availability of Proxy

Materials for the Shareowner Meeting to Be Held on May 14, 2019:

This Proxy Statement and the Annual Report to Shareowners are available at

www.pplweb.com/PPLCorpProxy

PPL CORPORATION 2019 Proxy Statement i

ii PPL CORPORATION 2019 Proxy Statement

Proxy Summary

This summary highlights information found elsewhere in this proxy statement. It does not contain all of the information you should consider in voting your shares. Please refer to the complete proxy statement and 2018 Annual Report before you vote.

We first released this proxy statement and the accompanying proxy materials to shareowners on or about April 2, 2019.

This proxy statement and the “Compensation Discussion and Analysis” below contain references to “earnings from ongoing operations” of PPL. This is a measure of financial performance used by PPL, among other things, in making incentive compensation grants and awards to executive officers. It is not, however, a financial measure prescribed by generally accepted accounting principles, or GAAP. This non-GAAP financial measure adjusts “net income” (which is a GAAP financial measure) for certain special items, with further adjustments for compensation purposes. For a reconciliation of earnings from ongoing operations to net income, as well as a description and itemization of the special items and other adjustments used to derive earnings from ongoing operations for PPL and each of its business segments for compensation purposes, please see Annex A to this proxy statement.

Voting Matters and Board Voting Recommendations

Election of Directors ... Page 4.
✓	Your Board recommends a vote FOR each nominee.

Management Proposals

• Advisory vote to approve the compensation of our named executive officers ... Page 26.

• Ratification of Deloitte & Touche LLP as independent auditor for 2019 ... Page 79.
✓ Your Board recommends a vote FOR both proposals.

Performance Highlights for 2018

We delivered on our earnings commitments to shareowners, achieving the high end of our earnings guidance while taking steps to bolster our balance sheet following U.S. tax reform. We continued to control costs and achieve allowed returns set by each regulatory jurisdiction in which we operate. In addition, we increased our dividend by 4 percent, our 16th dividend increase in 17 years.

At the same time, we invested $3.3 billion in infrastructure improvements to benefit our customers and advance a cleaner energy future. We maintained top-quartile reliability performance across our U.S. utilities. We ranked among the very best for customer satisfaction in the regions we serve. This included receiving our 46th and 47th J.D. Power awards for customer satisfaction in the U.S. and once again topping all other U.K. distribution network operators in a broad measure of customer satisfaction. Guided by our sustainability commitments, we set a goal to reduce our carbon dioxide emissions 70 percent from 2010 levels by 2050.

In addition, throughout 2018, we maintained a strong balance sheet, investment grade credit ratings and strong cash flow as we positioned the company for long-term earnings growth and success.

While we executed well, PPL’s stock price was pressured by political and regulatory uncertainty in the U.K. PPL’s U.K. operations represent over 50% of our business. For our named executive officers, 40% of their long-term incentive compensation is based on three-year total shareowner return, or TSR, relative to the Philadelphia Stock Exchange Utility Index, or UTY. Because no company in the UTY has significant utility U.K. operations, the political and regulatory uncertainty in the U.K. disproportionately affected our TSR performance relative to the UTY. As a result, our named executive officers forfeited all of the TSR-based performance units that were granted for the 2016-2018 performance period.

Highest	$3.3 billion	$1 billion	CO2 Goal

in customer satisfaction among U.K. utilities and winners of two J.D. Power awards for customer satisfaction in the U.S.	in infrastructure investment to make the grid smarter, more reliable and more resilient and to advance a cleaner energy future.	in dividends returned to shareowners.	set to reduce our carbon dioxide emissions 70 percent from 2010 levels by 2050.

PPL CORPORATION 2019 Proxy Statement 1

PROXY SUMMARY

Corporate Governance Highlights

◾	Board elected annually, with majority vote in uncontested elections	◾	Clear, effective process for shareowners to raise concerns to the Board	◾	Key committees fully independent, with agendas driven by chairs

◾	9 of 10 directors in 2018 were independent	◾	No supermajority voting provisions	◾	Directors required to hold shares until they leave Board

◾	Independent lead director	◾	Proxy access implemented by Board in 2015	◾	Officers and directors prohibited from pledging/hedging PPL shares

◾	Diverse Board; added independent director, Phoebe Wood, in 2018	◾	Shareowner right to call a special meeting	◾	Clawback policy in place

Director Nominees

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships(1)

John W. Conway	73	2000	Retired Chief Executive Officer, Crown Holdings, Inc.	Independent Lead Director	CGNC, EC, FC

Steven G. Elliott	72	2011	Retired Senior Vice Chairman, Bank of New York Mellon Corporation	X	AC, EC, FC

Raja Rajamannar	57	2011	Chief Marketing & Communications Officer, and President, Healthcare, MasterCard International Incorporated	X	AC, CGNC

Craig A. Rogerson	62	2005	Chairman, President and Chief Executive Officer, Hexion Inc.	X	AC, CGNC, EC

William H. Spence	62	2011	Chairman, President and Chief Executive Officer, PPL Corporation	Management Director	EC

Natica von Althann	68	2009	Retired Senior Credit Risk Management Executive, Bank of America and Chief Credit Officer, U.S. Trust	X	CGNC, EC, FC

Keith H. Williamson	66	2005	Executive Vice President, Secretary and General Counsel, Centene Corporation	X	AC, FC

Phoebe A. Wood	65	2018	Principal of CompaniesWood and former Chief Financial Officer of Brown-Foreman Corporation	X	CGNC

Armando Zagalo de Lima	60	2014	Retired Executive Vice President, Xerox Corporation	X	AC, FC

(1)	Board Committees: AC – Audit CGNC – Compensation, Governance and Nominating EC – Executive FC – Finance

2 PPL CORPORATION 2019 Proxy Statement

PROXY SUMMARY

Executive Compensation Program

CEO’s 2018 Target

Total Direct Compensation Mix

Overview

Our executive compensation program reflects the company’s ongoing commitment to pay for performance. The compensation of our named executive officers, or NEOs, is aligned with our Corporate Strategic Framework, which links executive compensation with the interests of our shareowners. In 2018, 85% of the CEO’s target compensation opportunity was “at-risk” and 72% was performance-based.

Key Compensation Elements

Base Salary

•	Reviewed annually

•	Set to reflect performance, experience, responsibility and competitive market levels

Annual Cash Incentive

•	Awards range from 0% to 200% of target

•	Based on corporate and business segment financial and operational performance

•	Combination of corporate and segment performance for business segment leaders

Long-term Equity Incentives

Performance Units

•	Payable in stock

•	Payout range from 0% to 200% of target

•	Based on three-year TSR performance relative to the UTY (40% of long-term incentives (LTI))

•	Based on the average of PPL’s annual corporate return on equity, or ROE, for each year of a three-year performance period (40% of LTI)

Restricted Stock Units (20% of LTI)

•	Payable in stock

•	Restricted for three years after grant

Changes in 2018

•	Changed the weighting of performance units from 25% ROE and 75% TSR to 50% ROE and 50% TSR

Other Elements

•	Limited perquisites

•	Retirement plans

•	Deferred compensation plans

Pay for Performance

For 2018, performance-based compensation for the NEOs was primarily based on (1) earnings per share from ongoing operations as adjusted for compensation purposes, or EPS, (2) net income from ongoing operations of each business segment as adjusted for compensation purposes, (3) corporate and business segment operational goals, (4) relative TSR, and (5) corporate ROE. All of our goals align with our commitment to shareowners to deliver earnings growth and shareowner value creation.

Our 2018 performance resulted in:

•	Annual cash incentive award payouts ranging from 147.68% to 174.68% of target as a result of achieving strong financial and operating results.

•	The forfeiture of the TSR-based 2016-2018 performance units as a result of our TSR performance relative to the UTY.

Performance units forfeited as a result of 2016–2018 TSR performance had a grant date value of $3.0 million for Mr. Spence and $2.3 million for all other NEOs.

In 2018, Mr. Spence realized approximately 36% less actual compensation than what is reported in the Summary Compensation Table, reflecting the alignment of his compensation with TSR performance as shown in the graph below.

2018 Summary Compensation Table vs. Realized Pay William H. Spence

The political and regulatory uncertainty in the U.K. pressured PPL’s stock price and TSR for the past three years, contributing to a 39% decrease in Mr. Spence’s realized pay over that period from $11.99 million in 2016 to $7.27 million in 2018.

PPL CORPORATION 2019 Proxy Statement 3

PROPOSAL 1: ELECTION OF DIRECTORS

What are you voting on?	The Board of Directors is asking you to re-elect the nine director nominees listed below to hold office until the next Annual Meeting of Shareowners. Each nominee elected as a director will continue in office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or retirement.

The Board of Directors has no reason to believe that any of the nominees will become unavailable for election. If, however, any nominee should become unavailable prior to the Annual Meeting, the accompanying proxy will be voted for the election of such other person as the Board of Directors may recommend in place of that nominee.

The proxies appointed by the Board of Directors intend to vote the proxy for the election of each of the nominees, unless you indicate otherwise on the proxy or ballot card.

Rodney C. Adkins, who has served as a director since 2014, will step down from the Board in May 2019. During the annual nominating process, the Compensation, Governance and Nominating Committee, or CGNC, consulted with Mr. Adkins regarding his potential nomination for 2019. Due to the rigorous demands of his professional schedule, Mr. Adkins and the CGNC mutually agreed that he would not stand for re-election at the Annual Meeting of Shareowners. We thank Mr. Adkins for his service to our company.

The following pages contain biographical information about the nominees, as well as information concerning the particular experience, qualifications, attributes and/or skills that led the CGNC and the Board to determine that each nominee should serve as a director. In addition, a majority of our directors serve or have served on boards and board committees (including, in many cases, as committee chairs) of other public companies, which we believe provides them additional board leadership and governance experience, exposure to best practices, and substantial knowledge and skills that further enhance the functioning of our Board.

The table below summarizes, in no particular order, the primary experiences, qualifications and skills that our nominees for director bring to the Board.

Global Business Perspective	✓	✓	✓	✓	✓	✓	✓	✓	✓
Customer Relationships and Marketing		✓	✓		✓	✓	✓	✓	✓
Public Company Board Experience	✓	✓		✓	✓	✓		✓
Risk Management	✓	✓		✓	✓	✓		✓
Regulated Industry		✓	✓		✓	✓	✓
Technology and Cybersecurity		✓	✓		✓			✓	✓
Finance and Accounting		✓				✓	✓	✓
Environmental	✓			✓	✓
CEO	✓			✓	✓

4 PPL CORPORATION 2019 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

NOMINEES FOR DIRECTOR

JOHN W. CONWAY Age: 73 Director since: 2000 Independent Director Lead Director	Board Committees: • Compensation, Governance and Nominating • Executive • Finance	Other Public Directorships: • Crown Holdings, Inc.

Mr.  Conway retired from Crown Holdings, Inc. in December 2015, having served as Chief Executive Officer since 2001 and as President from 2001 until March 2013. He continues to serve as a non-executive Chairman of the Board of Crown, a position he has held since 2001. Prior to 2001, he served as President and Chief Operating Officer of Crown. Crown is an international manufacturer of packaging products for consumer goods. Mr. Conway joined Crown in 1991 as a result of its acquisition of Continental Can International Corporation. Prior to 1991, he served as President of Continental Can and in various other management positions. Mr. Conway is the past Chairman of the Can Manufacturers Institute.

Experience and Qualifications. With years of demonstrated managerial ability as a chief executive officer and chief operating officer of a large global manufacturing company, Mr. Conway brings to our Board a wealth of knowledge regarding organizational, operational and risk management, as well as environmental oversight and board leadership experience, essential to a large public company.

STEVEN G. ELLIOTT Age: 72 Director since: 2011 Independent Director	Board Committees: • Audit (Chair) • Executive • Finance	Other Public Directorships: • Huntington Bancshares Incorporated Former Public Directorships within the Last Five Years: • AllianceBernstein Corporation (2011-2017)

Mr.  Elliott is the retired Senior Vice Chairman of The Bank of New York Mellon Corporation, an investment management and investment servicing company. He served in that position from 1998 until his retirement in December 2010. He joined Mellon in 1987 as Executive Vice President and head of the finance department. He was named Chief Financial Officer in 1990, Vice Chairman in 1992 and Senior Vice Chairman in 1998. Before joining Mellon, he held senior officer positions at: First Commerce Corporation, New Orleans; Crocker National Bank, San Francisco; Continental Illinois National Bank, Chicago; and First Interstate Bank of California, Los Angeles.

Experience and Qualifications. With his long and distinguished career in the financial services industry, as well as his accounting background, Mr. Elliott brings to our Board extensive knowledge of organizational and operational management from a regulated industry perspective, as well as risk management expertise. He also has strategic technology leadership experience, essential to a large public company.

PPL CORPORATION 2019 Proxy Statement 5

PROPOSAL 1: ELECTION OF DIRECTORS

RAJA RAJAMANNAR Age: 57 Director since: 2011 Independent Director	Board Committees: • Audit • Compensation, Governance and Nominating

Mr. Rajamannar is the Chief Marketing & Communications Officer and President, Healthcare, of MasterCard International Incorporated, a technology company in the global payments industry. Prior to assuming this role in January 2016, he served as Chief Marketing Officer since joining MasterCard in September 2013. Before joining MasterCard, he served as the Executive Vice President, Senior Business, and Chief Transformation Officer of WellPoint, Inc., one of the nation’s largest health benefits companies, from March 2012 until January 2013. Prior to joining WellPoint, he served as Senior Vice President & Chief Innovation and Marketing Officer for Humana Inc., a healthcare company that offers a wide range of insurance products and health and wellness services. He held that position from April 2009 until March 2012. Prior to joining Humana, Mr. Rajamannar had 24 years of global business management experience, including 15 years with Citigroup, the New York-based banking conglomerate. Prior to joining Citigroup in 1994, Mr. Rajamannar held marketing and sales positions at Unilever in India from 1988 to 1994 and was a senior product manager at Asian Paints Limited in India.

Experience and Qualifications. With years of demonstrated leadership and business experience in a variety of regulated industry and international positions, Mr. Rajamannar brings to our Board valuable insight into global organizational and operational management, as well as marketing expertise and a keen understanding of technology issues, all of which are crucial to a large public company.

CRAIG A. ROGERSON Age: 62 Director since: 2005 Independent Director	Board Committees: • Audit • Compensation Governance and Nominating (Chair) • Executive	Other Public Directorships: • Ashland Global Holdings Inc. Former Public Directorships within the Last Five Years: • Chemtura Corporation (2008-2017)

Mr.  Rogerson is Chairman, President and Chief Executive Officer of Hexion Inc., a position he has held since July 2017. Hexion is a global producer of thermoset resins as well as other chemical platforms serving a wide range of market applications. He is the former Chairman, President and Chief Executive Officer of Chemtura Corporation, a position he held from December 2008 until April 2017. Chemtura was a global manufacturer and marketer of specialty chemicals, serving a broad spectrum of industrial markets until its acquisition by LANXESS Aktiengesellschaft in April 2017. Mr. Rogerson served as President, Chief Executive Officer and director of Hercules Incorporated from December 2003 until its acquisition by Ashland, Incorporated in November 2008. Hercules was a global manufacturer and marketer of specialty chemicals and related services for a broad range of business, consumer and industrial applications. Mr. Rogerson joined Hercules in 1979 and served in a number of management positions before leaving the company to serve as President and Chief Executive Officer of Wacker Silicones Corporation in 1997. In May 2000, Mr. Rogerson rejoined Hercules and was named President of its BetzDearborn Division in August 2000. Prior to being named CEO of Hercules in December 2003, Mr. Rogerson held a variety of senior management positions with the company. Mr. Rogerson serves on the boards of the American Chemistry Council and the Society of Chemical Industry, as well as the Pancreatic Cancer Action Network. He also serves on the Advisory Board of the Chemical Engineering & Materials Science College of Michigan State University.

Experience and Qualifications. With years of demonstrated managerial ability as a CEO of large global chemical manufacturing companies, Mr. Rogerson brings to our Board a wealth of knowledge of organizational, operational and risk management, as well as environmental oversight and board leadership experience, essential to a large public company.

6 PPL CORPORATION 2019 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

WILLIAM H. SPENCE Age: 62 Director since: 2011 Management Director	Board Committees: • Executive (Chair)	Other Public Directorships: • The Williams Companies, Inc.

Mr.  Spence is Chairman, President and Chief Executive Officer of PPL Corporation. Prior to his appointment as Chairman in April 2012, Mr. Spence was named Chief Executive Officer and appointed to the Board of Directors of PPL Corporation in November 2011, was named President and Chief Operating Officer in July 2011, and served as Executive Vice President and Chief Operating Officer since June 2006. Prior to joining PPL in June 2006, Mr. Spence had 19 years of service with Pepco Holdings, Inc. and its heritage companies, Delmarva Power and Conectiv, where he held a number of senior management positions.

Mr. Spence currently serves on the board of the Electric Power Research Institute, on the Executive Committee of the Edison Electric Institute (EEI) and as co-chairman of EEI’s CEO Policy Committee on Reliability, Security and Business Continuity. He is a member of EEI’s Finance and Environment and Climate CEO Policy Committees. He is also a member of EEI’s Electricity Subsector Coordinating Council, which serves as the principal liaison between the federal government and the electric power sector to protect the grid from cyber and physical threats to critical infrastructure.

Experience and Qualifications. Having broad-ranging operating experience in the energy industry, Mr. Spence brings a full range of strategic and risk management expertise, a broad understanding of the issues facing a global business in the energy industry, environmental and information technology experience, and an in-depth knowledge of the company’s business and culture to the Board and the Chairman position.

NATICA VON ALTHANN Age: 68 Director since: 2009 Independent Director	Board Committees: • Compensation, Governance and Nominating • Executive • Finance (Chair)	Other Public Directorships: • FuelCell Energy, Inc.

Ms. von Althann was a founding partner of C&A Advisors, a consulting firm in the areas of financial services and risk management, from 2009 until 2013. She retired in 2008 as the Senior Credit Risk Management Executive for Bank of America, and Chief Credit Officer of U.S. Trust, an investment management company. Prior to being appointed to the Bank of America position in 2007 after U.S. Trust was acquired by Bank of America, Ms. von Althann served as Chief Credit Officer of U.S. Trust since 2003. Prior to joining U.S. Trust in 2003, she served as managing director at IQ Venture Partners, an investment banking boutique. Previously, Ms. von Althann spent 26 years at Citigroup, including in a number of senior management roles. During her time at Citigroup, among other positions, she served as managing director and co-head of Citicorp’s U.S. Telecommunications-Technology group, managing director and global industry head of the Retail and Apparel group and division executive and market region head for Latin America in the Citigroup private banking group. Ms. von Althann currently serves as a director of TD Bank US Holding Company and its two bank subsidiaries, TD Bank, N.A. and TD Bank USA, N.A.

Experience and Qualifications. With her extensive background in the banking industry, including operating responsibilities and senior management experience for international businesses, Ms. von Althann brings to our Board a wealth of knowledge regarding organizational and operational management from a regulated industry perspective, as well as financial and risk management expertise, essential to a large public company.

PPL CORPORATION 2019 Proxy Statement 7

PROPOSAL 1: ELECTION OF DIRECTORS

KEITH H. WILLIAMSON Age: 66 Director since: 2005 Independent Director	Board Committees: • Audit • Finance

Mr. Williamson is Executive Vice President, Secretary and General Counsel of Centene Corporation. Prior to being promoted to this position in November 2012, he served as Senior Vice President, Secretary and General Counsel, a position he held since 2006. Centene Corporation is a provider of Medicaid-managed care and specialty healthcare services for under-insured and uninsured individuals. Mr. Williamson previously served as President of the Capital Services Division of Pitney Bowes Inc., a position he held from 1999 to 2006. Pitney Bowes is a global provider of integrated mail, messaging and document management solutions. He joined Pitney Bowes in 1988 and held a series of positions in the company’s tax, finance and legal operations groups, including oversight of the treasury function and rating agency activity.

Experience and Qualifications. With years of demonstrated leadership and international business experience in a variety of industry positions with publicly traded companies, Mr. Williamson brings to our Board a combination of general business and finance experience, including from a regulated industry, as well as customer relationship experience, all of which is crucial to a large public energy company.

PHOEBE A. WOOD Age: 65 Director since: 2018 Independent Director	Board Committees: • Compensation, Governance and Nominating

Other Public Directorships:

•   Invesco Ltd.

•   Leggett & Platt, Incorporated

•   Pioneer Natural Resources Company

Former Public Directorships within the Last Five Years:

•   Coca-Cola Enterprises, Inc. (2010-2016)

Ms. Wood is principal of CompaniesWood, a consulting firm specializing in early stage investments, a position she has held since 2008. She is the former Vice Chairman and Chief Financial Officer of Brown-Forman Corporation, a diversified consumer products manufacturer, a position she held from 2006 to 2008. From 2001 to 2006, she served as Brown-Forman Corporation’s Executive Vice President and Chief Financial Officer. Before joining Brown-Forman Corporation, Ms. Wood served as Vice President and Chief Financial Officer, and as a director, of Propel Corporation (a telecom subsidiary of Motorola, Inc.) from 2000 to 2001. Previously, Ms. Wood served in various financial management capacities during her almost 24-year tenure at Atlantic Richfield Company (now BP).

Experience and Qualifications. With her extensive experience as a financial executive, including in the energy industry, and board service with publicly traded companies in other industries, Ms. Wood brings to our Board a wealth of experience in finance, accounting, strategic planning, capital markets and risk management, all essential to a large public energy company.

8 PPL CORPORATION 2019 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

ARMANDO ZAGALO DE LIMA Age: 60 Director since: 2014 Independent Director	Board Committees: • Audit • Finance

Mr. Zagalo de Lima retired in December 2015 as an Executive Vice President of Xerox Corporation, a position he held since February 2010. Xerox is a multinational enterprise for business process and document management. From January 2012 to July 2014, Mr. Zagalo de Lima also served as President of Xerox Technology and was responsible for engineering, product development, manufacturing, distribution, managed print services, sales channels and technical services to effectively manage and grow business on a global basis. From 2010 to 2012, he served as President of Global Customer Operations, responsible for worldwide sales, service and customer administration activities for Xerox’s document technology, services and solutions. Prior to this role, Mr. Zagalo de Lima led Xerox Europe from 2001 to 2010, serving as Chief Operating Officer from 2001 to 2004, and then as President from 2004 to 2010, driving business activity in nearly 20 countries. He first joined Xerox in Portugal in 1983 and held sales, marketing and management positions across Europe.

Experience and Qualifications. Having served as a senior executive of a public technology company, Mr. Zagalo de Lima provides critical insight to our Board in emerging technologies and services, customer service and global business operations.

Vote Required for Approval. The affirmative vote of a majority of the votes cast, in person or by proxy, by all shareowners voting as a single class, is required to elect each director. For more information about voting, see “General Information – What vote is needed for these proposals to be adopted?” beginning at page 86.

Your Board of Directors recommends that you vote FOR each nominee included in Proposal 1

PPL CORPORATION 2019 Proxy Statement 9

GOVERNANCE OF THE COMPANY

BOARD OF DIRECTORS

Attendance. The Board of Directors met seven times during 2018. Each director attended at least 75% of the meetings held by the Board and the committees on which he or she served during the year. The average attendance of directors at Board and committee meetings held during 2018 was 95%. Directors are expected to attend all meetings of shareowners, the Board and the committees on which they serve. All of our directors attended the 2018 Annual Meeting of Shareowners.

Independence of Directors. The Board has established guidelines to assist it in determining director independence, which conform to the independence requirements of the New York Stock Exchange, or NYSE, listing standards. In addition to applying these guidelines, which are available in the Corporate Governance section of our website (www.pplweb.com/governance), the Board considers all relevant facts and circumstances in making an independence determination, including transactions and relationships between each director or members of his or her immediate family and the company and its subsidiaries. The Board determined that the following nine directors, constituting all of PPL’s non-employee directors, are independent from the company and management pursuant to its independence guidelines: Messrs. Adkins, Conway, Elliott, Rajamannar, Rogerson, Williamson and Zagalo de Lima, and Mses. von Althann and Wood.

Executive Sessions; Presiding and Lead Director. The independent directors meet in regular executive sessions during each Board meeting without management present. Mr. Conway serves as the presiding director for these executive sessions and also serves as the independent “lead” director of the Board, as described more particularly in the following section.

Board Leadership Structure. The positions of Chairman and Chief Executive Officer, or CEO, are held by Mr. Spence. Mr. Conway serves as the independent lead director. The Board believes that the responsibilities delegated to the lead director are substantially similar to many of the functions typically fulfilled by a board chairman. The Board believes that its lead director position balances the need for effective and independent oversight of management with the need for strong, unified leadership. Mr. Conway is our longest serving director, and he has served with three different CEOs, as well as different management teams during his tenure, providing continuity and leadership to each CEO. In addition, PPL has been very active in strategic acquisitions and divestitures over the past decade. Having a lead director with Mr. Conway’s institutional knowledge and proven track record has been instrumental in smoothly executing these strategic transactions. These transactions have also changed the composition of the PPL Board, and there has been significant and ongoing refreshment among our Board members. Maintaining an appropriate blend of seasoned and less tenured directors provides valuable perspectives when considering long-term strategy and decisions. Based on these facts and circumstances, the Board is confident that Mr. Conway continues to maintain his independence and brings a wealth of experience and unique perspective regarding changes to our company and within our industry.

Of our nine director nominees, only Mr. Spence is not independent from the company. All of our committees, with the exception of the Executive Committee on which Mr. Spence serves, are composed entirely of independent directors, and committee agendas are driven by the independent chairs through discussions with designated management liaisons. Each independent director is encouraged to, and does, regularly contact management with questions or suggestions for agenda items. The Board does not believe that the establishment of an independent chairman is necessary or recommended at the present time. The Board continues to have the right to separate those roles were it to determine that such a separation would be in the best interest of the company, its shareowners and other stakeholders.

The lead director serves in the following roles:

•	presides at all meetings of the Board at which the Chairman and CEO is not present, including executive sessions of the independent directors that occur at each Board meeting;

•	serves as an adviser to the Chairman and CEO, as well as a non-exclusive liaison between the independent directors and the Chairman and CEO;

•

periodically reviews or suggests meeting agendas and schedules for the Board and at least annually solicits suggestions from the Board on meeting topics, such as strategy, management performance and governance matters;

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•	has the authority to call meetings of the independent directors;

•	responds to shareowner and other stakeholder questions that are directed to the presiding or lead director, as well as to the independent directors as a group; and

•	fulfills such other responsibilities as the Board may from time to time request.

Board and Committee Evaluations. Each year, the Board and each committee, other than the Executive Committee, evaluate Board and committee performance. We use a director questionnaire to facilitate the annual evaluation of topics such as Board dynamics, Board and committee effectiveness and engagement, assessment of director performance, access to management, agenda requests and the like, encouraging a broad range of commentary from each director. Our Chairman and the Chair of the CGNC review the results and share them with the entire Board in executive session at the next Board meeting. Our Chairman also periodically meets individually with each Board member to seek additional input as to Board processes, strategy and other suggestions. While every Board member is encouraged to provide comments as to the structure and operation of Board committees, each committee conducts its own annual assessment as well.

Guidelines for Corporate Governance. The full text of our Guidelines for Corporate Governance can be found in the Corporate Governance section of our website (www.pplweb.com/governance).

Communications with the Board. Shareowners or other parties interested in communicating with the lead director, with the Board or any member of the Board or with the independent directors as a group may write to such person or persons at the following address:

c/o Corporate Secretary’s Office

PPL Corporation

Two North Ninth Street

Allentown, Pennsylvania 18101

The Corporate Secretary’s Office forwards all correspondence to the respective Board members, with the exception of commercial solicitations, advertisements or obvious “junk” mail. Concerns relating to accounting, internal controls or financial statement fraud are to be brought immediately to the attention of the Corporate Audit group and are handled in accordance with procedures established by the Audit Committee with respect to such matters.

Code of Ethics. We maintain a code of business conduct and ethics, our Standards of Integrity, which is applicable to all Board members and employees of the company and its subsidiaries, including the principal executive officer, the principal financial officer and the principal accounting officer of the company. You can find the full text of the Standards of Integrity in the Corporate Governance section of our website (www.pplweb.com/governance).

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Shareowner Engagement. We engage with our shareowners throughout the year in a variety of forums involving our directors, senior management, investor relations, sustainability officer and legal department. We meet with our shareowners in person, by telephone and at external venues, and attend conferences and other forums at which shareowners are present. Our Chair of the CGNC regularly accompanies management in its governance-focused outreach with our larger investors. Our engagement covers a broad range of governance and business topics, including business strategy and execution, board composition and refreshment, executive compensation practices, risk oversight, climate change, sustainability, employee engagement and culture and workforce development. These meaningful exchanges provide us with a valuable understanding of our shareowners’ perspectives as well as an opportunity to share our views with shareowners.

FALL Conduct face-to-face or phone meetings between PPL management and our largest investors to obtain feedback on governance, compensation and other matters.WINTER Review feedback from fall meetings with Board and use It to enhance proxy disclosures and make appropriate governance and compensation changes. SPRING Conduct follow-up conversations with our largest investors to address important annual meeting issues.Our Shareowner Engagement Program Annual Meeting of Shareowners SUMMER Review PPL shareowner votes at our most recent annual meeting and current trends in corporate governance.

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BOARD COMMITTEES

The Board of Directors has four standing committees:

•	Audit Committee;

•	Compensation, Governance and Nominating Committee;

•	Executive Committee; and

•	Finance Committee.

Each non-employee director usually serves on one or more of these committees. All of our committees, with the exception of the Executive Committee, are composed entirely of independent directors. Each committee has a charter, all of which are available in the Corporate Governance section of the company’s website (www.pplweb.com/governance).

The following table shows the directors who are currently members or chairs of each of the standing Board Committees and the number of meetings each committee held in 2018.

Board Committee Membership

Director		Audit	Compensation, Governance and Nominating	Executive	Finance

Rodney C. Adkins	I	✓			✓

John W. Conway	I/LD		✓	✓	✓

Steven G. Elliott(1)	I	Chair		✓	✓

Raja Rajamannar(1)	I	✓	✓

Craig A. Rogerson(1)	I	✓	Chair	✓

William H. Spence	●			Chair

Natica von Althann	I		✓	✓	Chair

Keith H. Williamson(1)	I	✓			✓

Phoebe A. Wood(2)	I		✓

Armando Zagalo de Lima(1)	I	✓			✓

Number of Meetings in 2018		5	5	3	6

I Independent Director                 LD Lead Director                ● Chairman of the Board

(1)	Designated as an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission, or SEC.

(2)	Joined the Compensation, Governance and Nominating Committee on January 18, 2018.

Audit Committee. The primary function of the Audit Committee is to assist the Board in the oversight of:

•	the integrity of the financial statements of the company and its subsidiaries;

•	the effectiveness of the company’s disclosure controls and procedures and internal control over financial reporting;

•	the identification, assessment and management of risk;

•	the company’s compliance with legal and regulatory requirements and the company’s compliance and ethics program;

•	the independent registered public accounting firm’s, or “independent auditor’s,” qualifications, independence and selection; and

•	the performance of the company’s independent auditor and internal audit function.

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The members of the Audit Committee are not employees of the company, and the Board of Directors has determined that each of its Audit Committee members has met the independence and expertise requirements of the NYSE, the rules of the SEC and the company’s independence standards described under the heading “Independence of Directors.”

Compensation, Governance and Nominating Committee. The principal functions of the Compensation, Governance and Nominating Committee, or CGNC, are to:

•	oversee corporate governance for the company;

•	review management’s succession planning;

•	oversee the company’s policies and practices to further its corporate citizenship, including sustainability, environmental and corporate social responsibility initiatives;

•	establish and administer programs for evaluating the performance of Board members and committees;

•

review and evaluate at least annually the performance of the CEO and other executive officers of the company, including setting goals and objectives, and to set their compensation, including incentive awards;

•	review the fees and other compensation paid to outside directors for their services on the Board and its committees; and

•	identify and recommend to the Board candidates for election to the Board.

All of the members of the CGNC are independent under the listing standards of the NYSE, including those rules applicable to board and committee service, and the company’s standards of independence described under the heading “Independence of Directors.” In addition, each member of the CGNC is a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is an “outside director” as defined under Section 162(m) of the Internal Revenue Code.

Compensation Processes and Procedures

Role of the Compensation, Governance and Nominating Committee

As part of its duties, there are a number of activities the CGNC undertakes each year in reviewing the operation and effectiveness of PPL’s compensation programs. One of the primary roles of the CGNC is to approve the compensation of each of our executive officers, including the named executive officers, or NEOs, included in this proxy statement. The CGNC has the exclusive authority to grant equity awards to executive officers and delegates specified administrative functions to certain officers, including the CEO and the Chief Human Resources Officer, or CHRO. The CGNC has strategic and administrative responsibilities for our executive compensation arrangements, including the design of, and adoption of performance measures and award opportunities for, the executive incentive programs. The CGNC regularly reviews the company’s executive compensation program and practices, monitors new rules and regulations and assesses evolving best practices concerning executive compensation and corporate governance. A key concern of the CGNC is to ensure that PPL compensates executive officers effectively and in a manner consistent with our stated compensation and corporate strategies.

The Chair of the CGNC determines the agenda for committee meetings, with the assistance of the CHRO, who serves as the liaison to the CGNC. Meetings of the CGNC are attended by a representative of Frederic W. Cook & Co., Inc., or FW Cook, the committee’s independent compensation consultant, the CEO, the CHRO, the General Counsel and other representatives of management as appropriate. The CGNC regularly meets in executive session, without management present. The Chair reports the CGNC’s actions to the Board after each committee meeting. Each year, the CGNC determines the elements of compensation and the financial and other measures to be used to measure performance for the upcoming year, as well as sets annual goals and targets for each executive officer, including the NEOs. The CGNC evaluates the performance and leadership of the CEO, seeking input from all independent directors, and reviews the performance of the other executive officers against their established goals and objectives. Based on these evaluations, the CGNC determines and approves the annual compensation of the executive officers.

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Role of Advisers to the Committee

Independent Advisers. The CGNC has retained FW Cook as its independent compensation consultant since July 1, 2014. FW Cook provides additional information to the CGNC so that the CGNC can determine whether the company’s executive compensation program is reasonable and consistent with competitive practices. A representative of FW Cook regularly participates in CGNC meetings, providing expertise and guidance as to executive compensation program design, market trends and best pay practices.

The CGNC regularly requests FW Cook to provide the following information and analyses:

•	Utility Industry Executive Compensation Trends — provides a report on current trends in utility industry executive compensation.

•	Director Pay Analysis — reviews the pay program for PPL’s non-employee directors relative to a group of utility companies and to a broad spectrum of general industry companies.

•

Executive Compensation Analysis — provides a review of compensation for the executive officer positions at PPL, including each of the NEOs. This review includes information for both utility and general industry, and it results in a report on the compensation of executive officers and competitive market data. A detailed discussion of the competitive market comparison process is provided in the CD&A, beginning on page 27.

Annually, the CGNC requests that FW Cook present emerging issues and trends in executive compensation among the largest U.S. utilities at its July meeting and provide a detailed analysis of competitive pay levels and practices at its year-end meeting. The CGNC uses this analysis to provide a general understanding of current market practices when it assesses performance and considers salary levels and incentive awards at its January meeting following the conclusion of the performance year.

Additionally, management may request data analyses, market assessment or other information in order to assist in the administration of the executive compensation programs, including competitive analyses on new executive positions and recommendations that the CEO may make to the CGNC concerning executive compensation other than his own. For all matters, however, FW Cook reports to the CGNC rather than management.

Although the CGNC considers analysis and advice from its independent consultant when making compensation decisions for the CEO and other NEOs, it uses its own independent judgment in making final decisions concerning compensation paid to the executive officers. The CGNC has the full authority to retain and terminate the services of FW Cook.

The CGNC annually reviews and approves total expenditures paid to the independent compensation consultant. FW Cook and its affiliates did not provide any services to the company or any of the company’s affiliates other than advising the CGNC on director and executive officer compensation during 2018. In addition, the CGNC evaluates whether any work provided by FW Cook may present a conflict of interest, and for 2018, determined that there was no conflict of interest.

Internal Advisers. The CGNC can seek the input of management to inform decision-making. Each year, senior management develops a strategic business plan, which includes recommendations on the proposed goals for the annual cash incentive and long-term incentive programs. The CGNC takes this into account when establishing and setting all incentive goals for executive officers.

The CGNC may choose to invite certain members of management to attend meetings or contribute written materials. Such individuals may review and comment on market compensation data, including the composition of market comparison groups and the description of comparable officer positions. They may also present proposals relating to the executive compensation program and policies for review and approval by the CGNC, including base salary, performance goals and goal weightings for short-term and long-term incentive awards, and the mix of compensation components for each executive officer. No individual is present when matters pertaining to their own compensation are being discussed, and neither the CEO nor any of the other executive officers discusses their own compensation with the CGNC or the CGNC’s independent compensation consultant.

Director Nomination Process and Proxy Access

The CGNC establishes guidelines for new directors and evaluates director candidates. In considering candidates, the CGNC seeks individuals who possess strong personal and professional ethics, high standards of integrity and values,

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independence of thought and judgment and who have senior corporate leadership experience. The Board believes that prior business experience at a senior executive level is strongly desired, and it seeks candidates who have diverse experience relevant to serving on the Board, such as financial, operating, executive management, technology and regulated industry experience.

In addition, the CGNC seeks individuals who have a broad range of demonstrated abilities and accomplishments beyond corporate leadership. These abilities include the skill and expertise sufficient to provide sound and prudent guidance with respect to all of the company’s operations and interests. While the CGNC does not have a formal diversity policy, in selecting a director nominee, the CGNC considers skills, expertise, background, professional experience, education, and other individual characteristics, such as race, gender and ethnicity, as well as a variety of attributes that contribute to the Board’s collective strength. Finally, the CGNC seeks individuals who are capable of devoting the required amount of time to serve effectively, including preparation time and attendance at Board, committee and shareowner meetings.

Nominations for the election of directors may be made by the Board of Directors, the CGNC or any shareowner entitled to vote in the election of directors generally. The CGNC screens all candidates in the same manner regardless of the source of the recommendation. The CGNC’s review is typically based on any written materials provided with respect to a candidate. The CGNC determines whether a candidate meets the company’s general qualifications and specific qualities and skills sought at that time for directors and whether requesting additional information or an interview is appropriate.

When considering whether the Board’s directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the company’s business and structure, the Board focused primarily on the information discussed in each of the Board members’ biographical information set forth beginning on page 5, their past contributions to the company’s success and their expected future engagement and contributions in furtherance of PPL’s strategic goals. Ms. Wood was recommended by the CGNC after it considered a group of potential candidates provided by advisers of the company and utilized services from a third-party search firm in connection with her nomination.

If the CGNC or management identifies a need to add a new Board member to fulfill a special requirement or to fill a vacancy, the CGNC may retain a third-party search firm to identify a candidate or candidates. The CGNC also seeks prospective nominees through personal referrals and independent inquiries by directors. Once the CGNC has identified a prospective nominee, it generally requests the third-party search firm to gather additional information about the prospective nominee’s background and experience. The CEO, the chair of the CGNC and other members of the CGNC, as well as additional directors, if available, then interview the prospective candidate in person. After completing the interview and evaluation process, which includes evaluating the prospective nominee against the standards and qualifications set out in the company’s Guidelines for Corporate Governance, the CGNC makes a recommendation to the full Board as to any persons who should be nominated by the Board. The Board then votes on whether to approve the nominee after considering the recommendation and report of the CGNC.

The Board of Directors adopted proxy access in 2015. Pursuant to the Bylaws, a shareowner, or a group of up to 25 shareowners, owning 3% or more of PPL’s outstanding common stock continuously for at least three years, may nominate, and include in PPL’s proxy materials, directors constituting up to the greater of (1) 20% of the Board or (2) two directors, provided that the shareowner(s) and the nominee(s) satisfy the requirements specified in the Bylaws.

Shareowners interested in recommending nominees for directors should submit their recommendations in writing to:

Corporate Secretary

PPL Corporation

Two North Ninth Street

Allentown, Pennsylvania 18101

In order to be considered, we must generally receive nominations by shareowners at least 75 days prior to the 2020 Annual Meeting. In order to be included in our proxy statement under the proxy access provisions of our Bylaws, the nominations must be received by the company no earlier than November 5, 2019 and no later than December 5, 2019.

The nominations must also contain the information required by our Bylaws, such as the name and address of the shareowner making the nomination and of the proposed nominees and certain other information concerning the shareowner and the nominee. The exact procedures for making nominations are included in our Bylaws, which can be found at the Corporate Governance section of our website (www.pplweb.com/governance).

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Succession Planning

CEO and Other Management Succession

At least annually, consistent with its charter, the CGNC reviews the company’s plan for management succession, both in the ordinary course of business and in response to emergency situations, recognizing the importance of continuity of leadership to ensure a smooth transition for its employees, customers and shareowners. As part of this process, the CGNC reviews the top and emerging talent internally, their level of readiness and development needs. This process is conducted not only for the CEO position but also for other critical senior level positions in the company. The CGNC also reviews external successor candidates for the CEO position, with assistance periodically from an independent third-party consultant.

Lead Director Succession

Annually, the Chairman and the Chair of the CGNC also review Lead Director succession. The review covers key skills and competencies of the Lead Director position, the risk of loss of the current Lead Director, an assessment of the current board members relative to key skills and competencies and the identification of potential Lead Director successors. As part of the regular review of attributes and skills for any potential director candidate, they also consider possible qualification as a future Lead Director in the succession pipeline.

Compensation Committee Interlocks and Insider Participation. During 2018, none of the members of the CGNC was an officer or employee of the company, and no executive officer of PPL served on the compensation committee or board of any company while that company employed any member of the CGNC.

Executive Committee. During periods between Board meetings, the Executive Committee may exercise all of the powers of the Board of Directors, except that the Executive Committee may not elect directors, change the membership of or fill vacancies in the Executive Committee, fix the compensation of the directors, change the Bylaws or take any action restricted by the Pennsylvania Business Corporation Law or the Bylaws (including actions committed to another Board committee).

Finance Committee. The principal functions of the Finance Committee are to:

•

review and approve annually the business plan (for not less than three years), which includes the annual financing plan, as well as the five-year capital expenditure plan for the company and its subsidiaries;

•	approve company financings, guarantees or other credit or liquidity support in excess of $100 million, to the extent not contemplated by the annual financing plan approved by the Finance Committee;

•	approve reductions of the outstanding securities of the company in excess of $100 million;

•	authorize capital expenditures in excess of $100 million;

•	authorize acquisitions and dispositions in excess of $100 million; and

•	review, approve and monitor the policies and practices of the company and its subsidiaries in managing financial risk.

All of the members of this committee are independent within the meaning of the listing standards of the NYSE and the company’s standards of independence described above under the heading “Independence of Directors.”

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THE BOARD’S ROLE IN RISK OVERSIGHT

Overview. The Board, together with its committees, and with the aid and input of our senior management and professional advisors, oversees the company’s risk management practices. The Board regularly reviews the material risks associated with the company’s business plans and activities as part of its consideration of the ongoing operations and strategic direction of the company.

While systemic risk oversight is a function of the full Board, the Board recognizes that material risks may arise from or impact multiple areas of the organization. As such, the Board retains primary oversight of certain risks, including strategic, operational, legal, regulatory, cyber-related and physical security risks, and tasks its Audit Committee, Finance Committee and CGNC with principal oversight of the company’s management of material risks within each respective committee’s areas of responsibility. In turn, each committee reports to the Board regularly, including with respect to material risks within its purview, fostering awareness and communication of significant matters among all directors, and promoting a coordinated approach to risk oversight.

At meetings of the Board and its committees, directors receive updates from management regarding our risk profile and risk management activities. Outside of formal meetings, the Board, its committees and individual Board members have full access to senior executives and other key employees, including the CEO, CFO, General Counsel, Global Chief Compliance Officer, Chief Information Security Officer, or CISO, Vice President-Corporate Audit and Senior Director of Risk Management, or SDRM. In addition, the Board, and each committee, may request information from the company’s professional advisors or engage its own independent advisors.

Oversight by the Audit Committee. The Audit Committee assists the Board in its oversight of the identification and management of certain broad-based enterprise risks. More specifically, the Audit Committee periodically reviews the company’s enterprise risk management program, including its processes for identifying, assessing and managing business risks and exposures, as well as formulating related guidelines and policies. To assist the Audit Committee in its oversight activities, the Vice President-Corporate Audit, who reports directly to the Audit Committee, and the Global Chief Compliance Officer, as well as their respective teams, the SDRM and the Risk Management group, and the CISO provide periodic reports to the Audit Committee, or the full Board, regarding key risk exposures and mitigation strategies.

Risks identified through the company’s enterprise risk management function may be overseen directly by the Audit Committee or, when appropriate, by another committee or escalated to the full Board. The Audit Committee regularly reviews risk management activities related to our financial statements and disclosures, certain legal and compliance matters, tax, information technology, transition of the utility sector, and other key areas. The Audit Committee also periodically meets in executive session with representatives from Deloitte & Touche LLP, the company’s independent registered public accounting firm, the CFO, the General Counsel, the Vice President and Controller, the Global Chief Compliance Officer and the Vice President-Corporate Audit.

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Oversight by the Finance Committee. The Finance Committee assists the Board in its oversight of the management of select financial risks to the company, including market risk, credit risk, liquidity risk and currency risk. The Finance Committee reviews and approves the company’s annual business and financing plans, as well as any changes to these plans, and oversees the policies and practices employed by the company’s Risk Management Committee, which is chaired by the SDRM. The Risk Management Committee and the SDRM serve at the direction of the Finance Committee and are responsible for identifying and managing risks related to capital raising activities, foreign currency hedging and interest rate exposures, as well as monitoring the company’s liquidity position and counterparty credit exposure.

Oversight by the CGNC. The CGNC assists the Board in its oversight of risks relating to our compensation programs, human capital management, sustainability, and economic, social, and governance, or ESG, practices and positions. The CGNC regularly considers risks related to the attraction and retention of talent, the design of our compensation programs, and succession planning. Specifically, the CGNC annually reviews management’s assessment of whether risks arising from our compensation policies and practices for all employees, including non-executive officers, are reasonably likely to have a material adverse effect on the company. To do so, the CGNC follows a risk assessment process that formally identifies and prioritizes compensation plan features that could induce excessive risk-taking, misstatement of financial results or fraudulent misconduct to enhance an employee’s compensation and cause material harm to the company. Based on this detailed risk assessment process, the company has determined that any risks arising from its compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the company.

The CGNC also oversees risks related to the company’s governance practices, the composition of the Board, and the identification of qualified individuals to become board members. Management provides periodic updates regarding emerging governance trends and practices, and reports on significant interactions with, and concerns of, shareowners related to our governance profile. More broadly, the CGNC has responsibility for overseeing PPL’s practices and positions to further ESG performance and sustainability. PPL’s sustainability strategy, commitments and priorities, including climate-related issues, are reviewed by corporate leadership and the CGNC at regularly scheduled meetings. The full Board also receives sustainability updates as significant issues arise.

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COMPENSATION OF DIRECTORS

Annual Retainer. Directors who are company employees do not receive any separate compensation for service on the Board of Directors or committees of the Board. During 2018, our non-employee directors received an annual retainer of $250,000, of which a minimum of $140,000 was mandatorily allocated in quarterly installments to each director’s deferred stock account under the Directors Deferred Compensation Plan, or DDCP. The remaining $110,000 portion of the annual retainer was payable in cash in quarterly installments to each director, unless voluntarily deferred to his or her stock account or to his or her deferred cash account under the DDCP (as discussed below with respect to all retainers).

Each deferred stock unit represents the right to receive a share of PPL common stock and is fully vested upon grant but is not paid to the director until after retirement (as discussed below with respect to payments under the DDCP). Deferred stock units do not have voting rights, but accumulate quarterly dividend equivalents, which are reinvested in additional deferred stock units and are also not paid to the director until retirement.

The CGNC assesses the compensation of directors annually and, if applicable, makes recommendations to the Board. As part of this assessment, FW Cook, the CGNC’s independent compensation consultant, provides a Director Pay Analysis, which reviews the pay program for PPL’s non-employee directors relative to a group of utility companies and to a broad spectrum of general industry companies. Effective January 1, 2018, the CGNC recommended, and the Board authorized, an increase in the annual retainer to the current $250,000 from $235,000 for all non-employee directors. Prior to this change, director compensation had not been increased since January 2015.

Presiding Director Retainer. During 2018, the presiding director, who is also our independent lead director, received an additional annual cash retainer of $30,000, which was payable in quarterly installments unless voluntarily deferred under the DDCP.

Committee Chair Retainers. During 2018, the Audit Committee Chair received an additional annual cash retainer of $25,000, which was payable in quarterly installments unless voluntarily deferred under the DDCP. The CGNC Chair and the Finance Committee Chair each received an additional annual cash retainer of $20,000, which was payable in quarterly installments unless voluntarily deferred under the DDCP. Effective January 1, 2018, the Audit Committee Chair’s annual cash retainer was increased to the current $25,000 from $20,000, while the annual cash retainer for the CGNC and Finance Committee Chairs was increased to $20,000 from $15,000.

Other Fees. PPL reimburses each director for usual and customary travel expenses. Directors are not paid meeting fees.

Directors Deferred Compensation Plan. Pursuant to the DDCP, non-employee directors may elect to defer all or any part of their fees or any retainer that is not part of the mandatory stock unit deferrals. Under this plan, directors can defer compensation other than the mandatory deferrals into a deferred cash account or the deferred stock account. The deferred cash account earns a return as if the funds had been invested in one or more of the core investment options offered to employees under the PPL Deferred Savings Plan at Fidelity Investments. These investment accounts include large, mid and small cap index and investment funds, international equity index funds, target date funds, bond funds and a stable value fund, with returns that ranged from -13.13% to 1.98% during 2018. Payment of the amounts allocated to a director’s deferred cash account and accrued earnings, together with deferred stock units and accrued dividend equivalents, is deferred until after the director’s retirement from the Board of Directors, at which time the deferred cash and stock is disbursed in one or more annual installments for a period of up to 10 years, as previously elected by the director.

Director Equity Ownership Guidelines. The Board requires directors to hold, within five years after their election to the Board, shares of company common stock (including deferred stock units held in the DDCP) with a value of at least five times the annual cash retainer fee. All directors who have been on the Board more than five years were in compliance with their equity ownership guidelines as of December 31, 2018. Mr. Zagalo de Lima and Ms. Wood, who have served on the Board less than five years, are currently on track to meet their equity ownership requirements.

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The following table summarizes all compensation earned during 2018 by our non-employee directors with respect to Board of Directors and committee service.

2018 DIRECTOR COMPENSATION

	Fees Earned or Paid in Cash
Name of Director	Paid in Cash(2)	Deferred into Restricted Stock Units(3)	Total	Stock Awards(4)	All Other Compensation(5)	Total
Rodney C. Adkins	$110,000	—	$110,000	$140,000	$10,000	$260,000
John W. Conway	140,000	—	140,000	140,000	—	280,000
Steven G. Elliott	135,000	—	135,000	140,000	10,000	285,000
Raja Rajamannar	110,000	—	110,000	140,000	—	250,000
Craig A. Rogerson	—	$130,000	130,000	140,000	—	270,000
Natica von Althann	130,000	—	130,000	140,000	3,500	273,500
Keith H. Williamson	110,000	—	110,000	140,000	—	250,000
Phoebe A. Wood(1)	104,806	—	104,806	133,389	10,000	248,195
Armando Zagalo de Lima	—	110,000	110,000	140,000	—	250,000
(1)	Ms. Wood joined the Board on January 18, 2018.

(2)

This column reports the dollar amount of retainers either actually paid in cash or voluntarily deferred into cash accounts under the DDCP for Board and committee service by each director for 2018. Ms. Wood voluntarily deferred $104,806 into a deferred cash account under the DDCP. The cash retainers for the committee chairs were: Mr. Elliott (Audit — $25,000); Mr. Rogerson (CGNC — $20,000); and Ms. von Althann (Finance — $20,000). Mr. Conway received a $30,000 retainer for serving as the Lead Director.

(3)	This column reports the dollar amount of retainers voluntarily deferred into deferred stock accounts under the DDCP.

(4)

This column represents the grant date fair value of the mandatorily deferred portion of the annual retainer during 2018 as calculated under ASC Topic 718. The grant date fair value for the deferred stock units was calculated using the closing price of PPL common stock on the NYSE on the date of grant.

All deferred stock units held in each director’s deferred stock account are vested. As of December 31, 2018, the aggregate number of deferred stock units (including dividend equivalents) held by each current non-employee director was as follows: Mr. Adkins —19,296; Mr. Conway — 142,627; Mr. Elliott — 39,833; Mr. Rajamannar — 35,916; Mr. Rogerson —110,902; Ms. von Althann — 44,722; Mr. Williamson — 67,495; Ms. Wood — 4,655 and Mr. Zagalo de Lima — 35,472.

(5)

This column reflects contributions made under our charitable matching gift program. Non-employee directors are eligible to participate in our charitable matching gift program on the same basis as employees. Under the program, PPL will contribute, on a 100% matching basis, up to $10,000 per year per person to specified charitable institutions.

PPL CORPORATION 2019 Proxy Statement 21

STOCK OWNERSHIP

DIRECTORS AND EXECUTIVE OFFICERS

All directors and executive officers as a group hold less than 1% of PPL’s common stock. The table below shows the number of shares of our common stock beneficially owned as of March 5, 2019, by each of our directors and each NEO for whom compensation is disclosed in the Summary Compensation Table, as well as the number of shares beneficially owned by all of our director nominees and executive officers as a group. The table also includes information about stock options, restricted stock units granted to executive officers under the company’s Incentive Compensation Plan, or ICP, the company’s Incentive Compensation Plan for Key Employees, or ICPKE, as well as the company’s 2012 Amended and Restated Stock Incentive Plan, or SIP, and stock units credited to the accounts of our directors under the DDCP.

Name	Shares of Common Stock Owned(1)
Rodney C. Adkins	20,823	(2)
John W. Conway	150,261	(3)
Gregory N. Dudkin	59,980	(4)
Steven G. Elliott	41,659	(2)
Raja Rajamannar	37,685	(2)
Joanne H. Raphael	181,383	(5)
Craig A. Rogerson	114,921	(2)
Vincent Sorgi	184,834	(6)
William H. Spence	1,370,652	(7)
Robert A. Symons	39,967	(8)
Paul W. Thompson	26,018	(9)
Natica von Althann	46,620	(2)
Keith H. Williamson	69,725	(2)
Phoebe A. Wood	5,968	(2)
Armando Zagalo de Lima	38,213	(2)
All 18 executive officers and directors as a group	2,422,175	(10)

(1)

The number of shares owned includes: (a) shares directly owned by certain relatives with whom directors or officers share voting or investment power; (b) shares held of record individually by a director or officer or jointly with others or held in the name of a bank, broker or nominee for such individual’s account; (c) shares in which certain directors or officers maintain exclusive or shared investment or voting power, whether or not the securities are held for their benefit; and (d) with respect to executive officers, shares held for their benefit by the Trustee under PPL’s Employee Stock Ownership Plan, or ESOP.

(2)	Consists of stock units credited to the director’s deferred stock account under the DDCP.

(3)	Includes 145,952 stock units credited to Mr. Conway’s deferred stock account under the DDCP.

(4)	Includes 36,334 restricted stock units.

(5)	Includes 31,196 restricted stock units and 123,036 shares of common stock that may be acquired within 60 days of March 5, 2019 upon the exercise of stock options granted under the ICPKE.

(6)	Includes 42,388 restricted stock units and 125,034 shares of common stock that may be acquired within 60 days of March 5, 2019 upon the exercise of stock options granted under the ICP and SIP.

(7)

Includes 196,072 restricted stock units and 991,988 shares of common stock that may be acquired within 60 days of March 5, 2019 upon the exercise of stock options granted under the ICP or SIP. Also includes 12,824 shares held in an irrevocable trust for the benefit of Mr. Spence’s wife and 10,426.275 shares held in a grantor-retained annuity trust, both of which he disclaims beneficial ownership.

(8)	Includes 32,318 restricted stock units.

(9)	Includes 26,018 restricted stock units.

(10)

Includes 384,291 restricted stock units, 1,240,058 shares of common stock that may be acquired within 60 days of March 5, 2019 upon the exercise of stock options granted under the ICP, ICPKE or the SIP, and 521,565 stock units credited to the directors’ deferred stock accounts under the DDCP.

22 PPL CORPORATION 2019 Proxy Statement

STOCK OWNERSHIP

PRINCIPAL SHAREOWNERS

Based on filings made under Sections 13(d) and 13(g) of the Exchange Act, as of February 14, 2019, the only persons known by the company to be beneficial owners of more than 5% of PPL’s common stock are:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	62,237,939	8.60%
The Vanguard Group, Inc.(2) 100 Vanguard Blvd. Malvern, PA 19355	56,900,006	7.90%
FMR LLC(3) 245 Summer Street Boston, MA 02210	46,954,131	6.52%

(1)

Based solely on a review of the Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 6, 2019. As reported on the Schedule 13G/A, as of December 31, 2018, BlackRock, Inc. beneficially owned, in the aggregate, 62,237,939 shares held by BlackRock affiliates and had sole voting power over 56,595,422 shares and sole dispositive power over 62,237,939 shares.

(2)

Based solely on a review of the Schedule 13G/A filed by The Vanguard Group with the SEC on February 12, 2019. As reported on the Schedule 13G/A, as of December 31, 2018, The Vanguard Group beneficially owned, in the aggregate, 56,900,006 shares held by The Vanguard Group and had sole voting power over 963,539 shares, shared voting power over 370,579 shares, shared dispositive power over 1,182,703 shares and sole dispositive power over 55,717,303 shares. The Vanguard Group reported that Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., wholly owned subsidiaries of The Vanguard Group, Inc., are the beneficial owners of 610,769 shares or 0.08% and 916,145 shares or 0.12%, respectively, of the common stock outstanding of the company as a result of its serving as investment manager of collective trust accounts and as investment manager of Australian investment offerings, respectively.

(3)

Based solely on a review of the Schedule 13G jointly filed with the SEC by FMR LLC and Abigail P. Johnson on February 13, 2019. As reported on the Schedule 13G, as of December 31, 2018, FMR LLC and Ms. Johnson, chairman and chief executive officer and a director of FMR LLC, beneficially owned, in the aggregate, 46,954,131 shares held by FIAM LLC; Fidelity Institutional Asset Management Trust Company; Fidelity Management & Research Company (FMR Co); FMR CO, Inc and Strategic Advisors LLC and had sole voting power over 6,974,464 of the shares and sole dispositive power over all 46,954,131 of the shares. Members of the Johnson family, including Ms. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Ms. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act advised by FMR Co, a wholly owned subsidiary of FMR LLC, which power resides with the Boards of Trustees of such funds. FMR Co carries out the voting of the shares under written guidelines established by the Boards of Trustees of such funds.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To our knowledge, our directors and executive officers met all filing requirements under Section 16(a) of the Exchange Act during 2018, except for one Form 4 filed for Tadd J. Henninger on March 8, 2018 to report the grant of restricted stock units, which was inadvertently filed late due to administrative oversight.

PPL CORPORATION 2019 Proxy Statement 23

TRANSACTIONS WITH RELATED PERSONS

The Board of Directors has adopted a written related-person transaction policy to recognize the process the Board will use to identify potential conflicts of interest arising out of financial transactions, arrangements or relations between PPL and any related persons. This policy applies to any transaction or series of transactions in which PPL Corporation or a subsidiary is a participant, the amount exceeds $120,000 and a “related person” has a direct or indirect material interest. A related person includes not only the company’s directors and executive officers, but others related to them by certain family relationships, as well as shareowners who own more than 5% of any class of PPL Corporation’s voting securities.

Under the policy, each related-person transaction must be reviewed and approved or ratified by the disinterested independent members of the Board, other than any employment relationship or transaction involving an executive officer and any related compensation, which must be approved by the CGNC.

In connection with its review and approval or ratification of a related-person transaction, the Board, or the CGNC, as applicable, will consider the relevant facts and circumstances, including:

•	the importance of the transaction both to PPL and to the related person;

•	whether the transaction would likely impair the judgment of a director or executive officer to act in the best interest of PPL;

•	whether the value and the terms of the transaction are substantially similar as compared to those of similar transactions previously entered into by PPL with non-related persons, if any; and

•	any other matters that management or the disinterested directors deem appropriate.

In addition, in connection with any approval or ratification of a related-person transaction involving a non-employee director or nominee for director, the CGNC will consider whether such transaction would compromise such director’s status as: (1) an independent director under the NYSE Listing Standards, including those rules applicable to board and committee service, and PPL’s categorical independence standards, (2) an “outside director” under Section 162(m) of the Internal Revenue Code or a “non-employee director” under Rule 16b-3 under the Exchange Act if such non-employee director serves on the CGNC, or (3) an independent director under Rule 10A-3 under the Exchange Act if such non-employee director serves on the Audit Committee of the Board.

We collect information about potential related-person transactions in annual questionnaires completed by directors and executive officers. We also review any payments made by the company or its subsidiaries to each director and executive officer and their immediate family members, and to or from those companies that either employ a director or an immediate family member of any director or executive officer. In addition, we review any payments made by the company or its subsidiaries to, or any payments received by the company and its subsidiaries from, any shareowner who owns more than 5% of any class of PPL Corporation’s voting securities. The company’s Office of General Counsel determines whether a transaction requires review by the Board or the CGNC. Transactions that fall within the definition of the policy are reported to the Board or the CGNC. The disinterested independent members of the Board, or the CGNC, as applicable, review and consider the relevant facts and circumstances and determine whether to approve, deny or ratify the related-person transaction.

BlackRock, Inc. filed an amended Schedule 13G in February 2019, stating that it holds 8.6% of PPL’s common stock. As a result of beneficially owning more than 5% of PPL’s common stock, BlackRock is currently considered a “related person” under PPL’s related-person transaction policy. After conducting a review of any relationships between BlackRock and its subsidiaries and our company and its subsidiaries, we determined that the company invests its short-term cash overnight in money market funds managed by BlackRock Institutional Management Corporation, which received fees in the amount of approximately $6,000 during 2018. A subsidiary of the company also invested in a liquidity fund managed by a BlackRock affiliate, which received fees of approximately $14,700 during 2018. In addition, several affiliates of BlackRock provided investment management services for the company’s pension trusts in the U.S. and U.K., which are separate from the company and are managed by independent trustees. In addition to the fees paid by these trusts, PPL affiliates made payments of approximately $462,000 for investment management services related to several U.K. pension trusts. These relationships were reviewed and ratified by the Board in compliance with the company’s related-person transaction policy.

FMR LLC filed a Schedule 13G in February 2019, stating that it holds 6.524% of PPL’s common stock. As a result of beneficially owning more than 5% of PPL’s common stock, FMR is currently considered a “related person” under PPL’s

24 PPL CORPORATION 2019 Proxy Statement

TRANSACTIONS WITH RELATED PERSONS

related person transaction policy. After conducting a review of any relationships between FMR and its subsidiaries and our company and its subsidiaries, the company determined that affiliates of FMR provide a variety of services to the company under the general umbrella of “Fidelity Investments” in connection with our stock plans and benefit plans:

•	The company paid FMR affiliates an aggregate of approximately $216,000 for the following services during 2018:

•

FMR affiliates provided trustee or recordkeeping services in connection with several of our 401(k) plans, the PPL Employee Stock Ownership Plan, the PPL Directors Deferred Compensation Plan, the PPL Officers Deferred Compensation Plan and the PPL Supplemental Executive Retirement Plan.

•	Affiliates of FMR also provided administrative services to some of the company’s U.S. retirement plans and our stock plans.

•

Another FMR affiliate provided services to some of our U.S. retirement plans, such as paying the monthly retirement benefits to retirees and processing employee retirement requests. Fidelity also provided internet based services to PPL employees for estimating retirement benefits and planning for retirement. Fees in the aggregate amount of approximately $915,000 were paid by the U.S. pension trust, as the services provided a benefit to plan participants.

•

Fidelity Investments Asset Management (FIAM), an affiliate of FMR, provided investment management services to PPL’s U.S. pension trust until January 2018. The Trust is separate from the company and is managed by an independent trustee.

•

Certain affiliates of FMR also received investment management fees incurred by 401(k) plan participants in the amount of approximately $2 million in the aggregate during 2018 from Fidelity mutual funds offered under the 401(k) plans, based on a percentage of the plan assets invested in such mutual fund, as well as certain administrative 401(k) fees.

These relationships and transaction with FMR affiliates were reviewed and ratified by the Board in compliance with the company’s related-person transaction policy.

PPL CORPORATION 2019 Proxy Statement 25

EXECUTIVE COMPENSATION

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

What are you voting on?	The Board of Directors is asking you to vote, in an advisory manner, to approve the 2018 compensation of our named executive officers, or NEOs, as described on pages 27-78.

The Board recommends a vote FOR this proposal, because it believes our compensation policies and practices are effective in achieving their objectives to:

•	Drive the executive team to produce superior, sustainable financial and operating results.

•	Support strategic initiatives that increase value for shareowners.

•	Align compensation effectively with short- and long-term shareowner interests.

•	Attract and retain talented and experienced individuals.

Our executive compensation program reflects the company’s ongoing commitment to pay for performance. Our NEOs’ compensation is aligned with the interests of shareowners and is linked to short- and long-term company performance. For 2018, performance-based compensation for the NEOs was primarily based on (1) earnings per share from ongoing operations as adjusted for compensation purposes, or EPS, (2) net income from ongoing operations of each business segment as adjusted for compensation purposes, (3) corporate and business segment operational goals, (4) relative total shareowner return, or TSR, and (5) corporate return on equity, or ROE. All of our goals align with our commitment to shareowners to deliver earnings growth and shareowner value creation. In 2018, 85% of the CEO’s target compensation opportunity was “at-risk,” 75% of the CFO’s target compensation was “at-risk,” and an average of 69% of the other NEOs’ target compensation was “at-risk.”

In considering your vote, you may wish to review the information on PPL’s compensation policies and decisions regarding the NEOs presented in the “Compensation Discussion and Analysis” and “Executive Compensation Tables” beginning on page 27, as well as the discussion regarding “Compensation Processes and Procedures” beginning on page 14.

The company currently holds advisory votes on an annual basis. Although the results of the vote are non-binding and advisory in nature, the Board values the opinions of our shareowners and will consider the outcome of the vote when making future decisions on the compensation of our NEOs and about our executive compensation program. In addition, the company is required at least once every six years to submit to shareowners the question of how frequently the company is required to seek shareowner approval of executive compensation. We currently expect the next shareowner vote on frequency to occur at our 2023 Annual Meeting of Shareowners.

The Board of Directors recommends approval of the following resolution:

RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is approved.

Vote Required for Approval. The affirmative vote of a majority of the votes cast, in person or by proxy, by all shareowners voting as a single class, is required to approve the advisory vote on 2018 compensation of our NEOs.

Your Board of Directors recommends that you vote FOR Proposal 2

26 PPL CORPORATION 2019 Proxy Statement

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation, Governance and Nominating Committee, or CGNC, has reviewed the following Compensation Discussion and Analysis (CD&A) and discussed it with management.

Based on its review and discussions with management, the CGNC recommended to the Board that the CD&A be incorporated by reference into the company’s Annual Report on Form 10-K for the year ended December 31, 2018 and included in this Proxy Statement.

Compensation, Governance and Nominating Committee

Craig A. Rogerson, Chair

John W. Conway

Raja Rajamannar

Natica von Althann

Phoebe A. Wood

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

PPL CORPORATION 2019 Proxy Statement 27

EXECUTIVE COMPENSATION

NAMED EXECUTIVE OFFICERS

For 2018, our named executive officers, or NEOs, were:

Named Executive Officer	Title
William H. Spence	Chairman, President and Chief Executive Officer (CEO)
Vincent Sorgi(1)	Executive Vice President and Chief Financial Officer (CFO)
Paul W. Thompson(2)	Chairman of the Board, Chief Executive Officer and President, LG&E and KU Energy LLC (LKE)
Gregory N. Dudkin	President of PPL Electric Utilities Corporation (PPL Electric)
Joanne H. Raphael(1)	Executive Vice President, General Counsel and Corporate Secretary
Robert A. Symons(3)	Former Chief Executive, Western Power Distribution (WPD)

(1)	Effective January 25, 2019, Mr. Sorgi and Ms. Raphael were promoted to Executive Vice President.

(2)	Mr. Thompson assumed this position at LKE on March 16, 2018 and previously served as President and Chief Operating Officer.

(3)	Mr. Symons passed away on November 7, 2018. Actual compensation for Mr. Symons represents what he earned through this date.

The 2018 compensation of these NEOs is explained in the following sections and in the Executive Compensation Tables that follow this CD&A.

2018 PERFORMANCE ACHIEVEMENTS AND PAY ALIGNMENT

An Overview of 2018 Performance

PPL continued to deliver on its commitments to shareowners and customers in 2018 as we pursued our strategy for long-term growth and success.

We delivered power safely, reliably and affordably to more than 10 million customers in the U.S. and U.K. We provided award-winning customer service, ranking among the very best for customer satisfaction in each of the regions we serve. Focused on the future, we invested $3.3 billion in infrastructure to strengthen grid reliability and resiliency for our customers.

At the same time, we delivered strong financial results. We achieved the high end of our earnings from ongoing operations forecast range. This marked the ninth consecutive year we exceeded the midpoint of our earnings guidance and the second straight year we achieved the high end of our guidance range.

As we increased earnings, we took steps to strengthen our balance sheet post tax-reform. We also increased our dividend by 4 percent, our 16th increase in 17 years, returning more than $1 billion to PPL shareowners.

Despite this strong execution, PPL’s stock price continued to be pressured by U.K. political and regulatory uncertainty relative to other U.S.-based utility investment options. PPL’s U.K. operations represent over half of our business. For our NEOs, 40% of their long-term incentive compensation is based on three-year total shareowner return, or TSR, relative to the Philadelphia Stock Exchange Utility Index, or UTY. Because no company in the UTY has significant U.K. utility operations, the political and regulatory uncertainty in the U.K. disproportionately affected our TSR performance relative to the UTY. This outcome resulted in the forfeiture of the 2016-2018 TSR performance units for our NEOs, as described below.

The U.K.’s decision to leave the European Union, commonly referred to as Brexit, is the major driver of U.K. political uncertainty. However, we do not expect it to have a significant impact on our operations or financial condition. And while Brexit poses potential foreign currency translation risk, we continued to execute hedges in 2018 to actively mitigate this risk through mid-2020. Regarding regulatory uncertainty, the Office of Gas and Electricity Markets, or Ofgem, sharpened its focus in 2018 on future price controls. For our part, we continued to actively engage with Ofgem to enable the best outcome for all stakeholders when the next price control period, RIIO-ED2, begins in April 2023.

28 PPL CORPORATION 2019 Proxy Statement

EXECUTIVE COMPENSATION

Looking ahead, we continue to believe the U.K. uncertainty will be a short-term phenomenon, and we remain focused on operational excellence. Our performance in this area reflects a common purpose and desire across PPL to deliver without fail for our customers, exceed their expectations and create long-term value for our shareowners.

As we move forward, we remain steadfast in pursuit of our long-term strategy to drive best-in-sector operational performance, invest responsibly in a sustainable energy future, maintain a strong financial foundation, and engage and develop our people. Additional highlights of our 2018 performance are noted below.

Drive best-in-sector operational performance

•

Both PPL Electric Utilities Corporation, or PPL Electric, and Kentucky Utilities Company, or KU, received J.D. Power awards for residential customer satisfaction. PPL Electric ranked highest among large utilities in the East region, while KU ranked highest among mid-sized utilities in the Midwest.

•

WPD finished the 2017/2018 regulatory year as the top-performing Distribution Network Operator, or DNO, group in Ofgem’s broad measure of customer satisfaction. WPD was once again rated best at engaging stakeholders and addressing vulnerable customers. WPD also received the U.K. government’s Customer Service Excellence Award for the 26th consecutive year.

•

Across our utilities, we took additional steps to strengthen reliability and grid resilience for our customers. All three of our U.S. utilities were recognized in the top quartile of public utilities nationwide in limiting the frequency of power outages for our customers.

Investing responsibly in a sustainable energy future

•

Throughout 2018, we remained focused on reinvesting in our business to grow value for shareowners and improve service to customers. This included $3.3 billion in infrastructure investments to modernize the grid and advance a cleaner energy future.

•

In Pennsylvania, we remained well on pace to complete our 1.4 million advanced metering project in 2019, topping 1.2 million new meter installations through December 2018. The advanced meters will give customers more usage information, enable us to more quickly detect and respond to power outages, and deliver additional customer benefits. PPL Electric also continued to strengthen its transmission system infrastructure through capital improvements that will support long-term efficient and lower cost operation.

•

In Kentucky, we continued to make progress on more than $845 million in environmental upgrades as part of a five-year project to cap and close ash ponds at our coal-fired power plants. We ramped up investment in smart grid technology on our distribution and transmission systems to more quickly detect outages and restore power. Through the end of 2018, we had installed more than 600 electronic reclosers on the electric distribution grid, enabling avoidance of just under 47,000 customer service interruptions. In addition, we completed a $148 million modernization of our Ohio Falls hydroelectric facility, a project that included overhauling eight generating units and increasing the facility’s generating capacity from 80 to 100 megawatts.

•

In the U.K., we implemented our asset replacement and fault management plans. We continued to incorporate more automation on our networks to strengthen reliability and support our evolution from passive network manager to distribution system operator. In addition, we advanced nearly two dozen low-carbon network initiatives to enable more distributed energy resources on the grid. This included our Electric Nation electric vehicle charging program, the largest pilot program of its kind in the U.K.

•

Across PPL, we continued to advance sustainability, governance and disclosure initiatives, setting a goal to cut PPL’s carbon dioxide emissions 70 percent from 2010 levels by 2050 and responding to the 2018 CDP, formerly the Carbon Disclosure Project, survey.

•

We acquired Safari Energy, LLC, a leading provider of solar energy solutions for commercial customers in the U.S., providing PPL a low-risk opportunity to help advance a cleaner energy future; support the growth of distributed energy resources, including energy storage; and gain additional experience with technologies that will shape the future energy grid.

PPL CORPORATION 2019 Proxy Statement 29

EXECUTIVE COMPENSATION

Maintaining a strong financial foundation

•

In 2018, we entered into equity forward contracts to issue $1.7 billion of PPL common stock to mitigate U.S. tax reform impacts, strengthen future credit metrics and support our solid investment-grade credit rating.

•	We increased our annualized common stock dividend 4 percent from $1.58 to $1.64 per share and returned more than $1 billion to shareowners.

•

We achieved strong returns at or near authorized levels in the regulatory jurisdictions in which we operate. We accomplished this through cost management, utilization of available cost recovery mechanisms and achievement of U.K. performance incentives.

•	In the 2017/2018 regulatory year, WPD’s strong performance earned £69 million in incentive revenues, which will be collected in the 2019/2020 rates.

•

In Kentucky, we filed a request with the Kentucky Public Service Commission to increase revenue by a combined $172 million at LG&E and KU to support additional capital investments to make the grid smarter, stronger and more resilient; replace aging natural gas lines; and support additional power plant performance and reliability improvements. A decision on our request is expected in the second quarter of 2019.

Engaging and developing our people

•

From apprentices to lineman trainees to leaders at all levels throughout the business, we continued to invest in our employees, to develop the pipeline of future leaders and foster a culture of inclusion, creativity, innovation and continuous improvement.

•	We were recognized by Forbes magazine in 2018 as not only one of America’s best employers but also one of the world’s best employers.

•

Our Pennsylvania operations received a perfect score of 100 percent on the Human Rights Campaign Foundation’s Corporate Equality Index, a national benchmarking survey and report on corporate policies and practices relating to lesbian, gay, bisexual and transgender workplace.

•

Our Pennsylvania operations were recognized as a 2018 Best Place to Work for Disability Inclusion on the Disability Equality Index®, a national benchmarking tool that rates companies on their disability inclusion policies and practices.

How We Align PPL’s Compensation Program with Performance

For 2018, performance-based compensation for the NEOs was primarily based on (1) our earnings per share from ongoing operations as adjusted for compensation purposes, or EPS, (2) net income from ongoing operations of each business segment as adjusted for compensation purposes, (3) corporate and business segment operational goals, (4) relative TSR, and (5) corporate return on equity, or ROE. All of our goals align with our commitment to shareowners to deliver earnings growth and shareowner value creation.

The selection of measures is given careful consideration, with a view to both short-term and longer-term strategic goals, while focusing on areas most within management’s control. Earnings are central to our business strategy and a primary focus of the investment community. Consequently, EPS performance measures have historically been, and continue to be, central to the compensation program for our NEOs. In our experience, EPS is the primary measure by which our shareowners and market analysts assess PPL’s performance, and accountability for strong EPS performance primarily falls on PPL’s executive officers, especially our CEO and CFO. Management actions with respect to financing and tax strategy, capital investment and our revenue models drive EPS. In addition to EPS, our business segment heads are also expected to meet their business segment’s adjusted net income goals. For 2018, all NEOs were also compensated based on achievement of operational goals at each business segment.

To supplement our annual cash incentive awards, which measure performance based upon achievement of financial goals, relative TSR and corporate ROE are used for certain equity-based awards, further aligning executives’ interests with the long-term interests of shareowners. ROE was added as a performance unit metric in 2017 based on investor

30 PPL CORPORATION 2019 Proxy Statement

EXECUTIVE COMPENSATION

input. We believe our best-in-sector ROE differentiates PPL from other investor-owned utilities, and it continues to be an important performance metric for this reason. As noted above, no company in the UTY has significant U.K. utility operations. The corporate ROE metric provides a measurement of our performance across our entire business, including our U.K. operations. This approach provides an objective assessment of how the market is responding to our current and potential operational performance in comparison to our peers, which is correlated to market performance.

2018 Pay and Performance

In 2018, our financial and operational performance was strong, resulting in above target-level payouts for annual incentive awards. However, our stock price, and accordingly our TSR relative to the UTY, continued to be pressured by political and regulatory uncertainty in the UK, negatively impacting certain other components of compensation. Below are highlights of how our 2018 performance correlated with 2018 compensation:

•	Our NEOs received annual cash incentive awards ranging from 147.68% to 174.68% of target based on annual results.

•

All of our NEOs forfeited the TSR-based performance units granted to them in 2016 for the 2016-2018 performance period. The forfeited performance units had a grant date value of $3.0 million for Mr. Spence and $2.3 million for all other NEOs.

•	Mr. Spence did not receive a pay increase for 2018 or 2019 due to TSR performance.

•	Mr. Spence’s realized pay for 2018 was 36% less than the amount reported as “Total Compensation” in the Summary Compensation Table on page 55.

We provide further details of these matters throughout this CD&A, and particularly in “2018 Named Executive Officer Compensation” beginning on page 38.

2018 Say-on-Pay Advisory Vote and Shareowner Engagement

The CGNC considered the results of the last shareowner advisory vote on executive compensation when reviewing potential changes to PPL’s executive compensation program. PPL received a favorable shareowner vote of over 92% in support of the compensation of our NEOs in response to our say-on-pay proposal at the company’s 2018 Annual Meeting.

During 2018, as part of our annual engagement efforts, including participation by the independent Chair of the CGNC, we conducted a focused outreach to our larger shareowners to seek their views on our executive compensation program, as well as our corporate governance practices. See “Shareowner Engagement” on page 12 for annual outreach efforts. Based on the supportive 2018 “say on pay” results and positive feedback with no shareowner concerns expressed with respect to the compensation program, the CGNC determined that our executive compensation philosophy, compensation objectives and program design are appropriate, and decided not to make any further substantive changes to the core design of our program.

PPL CORPORATION 2019 Proxy Statement 31

EXECUTIVE COMPENSATION

Aligning Employees and Compensation Strategies with Our Corporate Strategic Framework

PPL’s corporate strategic framework provides the basis for determining annual and longer-term performance goals and objectives under our executive compensation program.

The performance goals that PPL has established reinforce the core features of our operational mission: reliability, safety, and customer satisfaction. We believe success occurs through achieving operational excellence, as well as workforce readiness and engagement. If we are effective in these areas, our underlying performance should increase shareowner value. Our executive compensation program is structured to reward our executives for performance toward these goals.

Although virtually all PPL operations are fully regulated, the company continues to operate in multiple regulatory environments that can and do vary significantly by region. To align our NEOs’ actions with the company’s overall goals, NEO performance objectives are focused on enterprise-wide metrics that measure the financial performance of PPL, as well as financial and operational metrics for its largest business segments, providing direct alignment to our goal of increasing shareowner value.

32 PPL CORPORATION 2019 Proxy Statement

EXECUTIVE COMPENSATION

	How We Define It	Where We Use It

PPL Corporation EPS

•  Earnings per share from ongoing operations, excluding for compensation purposes certain unbudgeted foreign currency economic hedges executed to optimize our hedging portfolio and impacts of merger, acquisition, and disposition activity

•  See Annex A for a reconciliation of financial measures presented in accordance with GAAP to non-GAAP measures used for compensation

• Portion of Annual Cash Incentive

Corporate Operational Goals	• Operational goals of LKE, PPL Electric and WPD weighted for each business segment (see page 41 for a description of the goals and the respective weighting)	• Portion of Annual Cash Incentive

Business Segment Adjusted Net Income

•  Net income from ongoing operations of each business segment, as adjusted for compensation purposes

•  See Annex A for a reconciliation of financial measures presented in accordance with GAAP to non-GAAP measures used for compensation

• Portion of Annual Cash Incentive for each business segment

Business Segment Operational Goals	• Operational goals for each of LKE, PPL Electric and WPD (see page 42 for a description of the goals for each business segment)	• Portion of Annual Cash Incentive for each business segment

TSR	• Total shareowner return, which is a combination of share price appreciation and reinvested dividends • Performance assessed relative to the Philadelphia Stock Exchange Utility Index, or UTY	• Performance Units • Portion of long-term incentive, or LTI, compensation

ROE	• Corporate return on equity, which is the average of PPL Corporation’s annual corporate ROE for each year of the three- year performance period	• Performance Units • Portion of LTI compensation

Further information about the targets that apply to specific awards for each NEO is set out in 2018 Named Executive Officer Compensation beginning on page 38 of this CD&A.

A substantial portion of NEO compensation is delivered in the form of equity, and our senior executives are subject to significant Equity Ownership Guidelines as described on page 52. These practices further reinforce our commitment to create shareowner value by directly linking NEO compensation to share price appreciation and sustainable long-term growth.

PPL CORPORATION 2019 Proxy Statement 33

EXECUTIVE COMPENSATION

OVERVIEW OF PPL’S EXECUTIVE COMPENSATION PROGRAM FRAMEWORK

Our executive compensation program reflects PPL’s ongoing commitment to pay-for-performance, with executive compensation aligned to shareowner interests and linked to short- and long-term company performance.

Process for Setting Executive Compensation

As part of its duties, there are a number of activities the CGNC undertakes each year in reviewing the operation and effectiveness of the executive compensation program.

Below in this section, we provide additional information on two critical aspects of this process: the way in which the CGNC uses market data to inform decisions on executive officer compensation and the process by which targets are set under the incentive plans.

Use of Market Data

The CGNC uses market compensation data as one of several criteria when reviewing individual NEO compensation levels. The CGNC believes that the Willis Towers Watson CDB Energy Services Executive Compensation Survey and the Willis Towers Watson General Industry Executive Compensation Survey are appropriate market references because they reflect both general industry and, more specifically, the energy industry. The survey data provides a large sample size resulting in more consistent and reliable market comparisons. Although the survey participants can vary slightly from year to year, the large nature of the samples minimizes the risk this change could distort general market trends. The market data are adjusted to appropriately reflect our size.

The CGNC also uses information on pay practices from a select group of industry comparators, which includes public utilities with revenue, market capitalization and enterprise value that are approximately one-third to three times those of PPL. For Mr. Symons, the CGNC considered U.K.-based compensation data compiled by FIT Remuneration Consultants, including utility companies within the Financial Times Stock Exchange 100 Index.

For additional insight into executive compensation practices, the CGNC directed Frederic W. Cook & Co., Inc., or FW Cook, the CGNC’s independent compensation consultant, to conduct an executive market assessment and present market findings to the CGNC. For 2018 compensation decisions for our NEOs, the CGNC considered these compensation data points.

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Establishing Performance Targets

Each year, the CGNC reviews and sets the performance targets that apply to incentive awards. This process is particularly important in seeking to ensure alignment between pay and performance over short- and long-term periods.

In setting the PPL Corporation EPS performance target for compensation purposes, the CGNC reviews comprehensive data and systematically assesses PPL’s targets by considering:

•	PPL’s historical performance;

•	Historical performance within the industry; and

•	PPL’s earnings forecasts for the coming year.

In setting the targets for the business segments, the CGNC considers historical business segment performance and segment business plans that support PPL’s earnings forecasts for the coming year, as well as key operational metrics to support our strategy of providing energy reliably, safely and at a reasonable cost to our customers and to achieve best-in-sector returns for our shareowners. This information is used to set goals that are considered challenging and competitive within the industry. The targets for the 2018 awards were reviewed during the first quarter of 2018 and are summarized beginning on page 38.

Elements of NEO Compensation

The executive compensation program is composed of three key elements — base salary, an annual cash incentive and long-term equity incentives — which make up total direct compensation.

Compensation Element	Purpose	Features	Performance Measures and Time Horizon

Base Salary	To reward sustained performance, experience, value in the market and to PPL, and individual skills, knowledge and behaviors	• Reviewed annually with any changes effective in January • CGNC applies judgment in setting salary to reflect performance, experience and responsibility, and considers market data	• Review of individual performance and market position

Annual Cash Incentive	To motivate and reward corporate performance over the short term	• Paid in cash • Combination of corporate and business segment financial and operational performance • Capped at two times target payout for top performance	• Financial measures, which include PPL EPS and business segment adjusted net income, and business segment operational goals • One-year performance period

PPL CORPORATION 2019 Proxy Statement 35

EXECUTIVE COMPENSATION

Compensation Element	Purpose	Features	Performance Measures and Time Horizon
Long-term Equity Incentives

Performance Units Based on TSR and ROE	To align shareowner and executive interests and to drive sustainable growth over the long term

•  Vests between 0% to 200% of target payout, subject to certification of performance at the end of the three-year performance period

•  Payable in shares of PPL common stock

•  Dividends accrue quarterly in the form of additional performance units, but are not paid unless and until underlying award vests

•  Represents 80% of the total long-term equity incentive opportunity

• 50% relative TSR, using the UTY index • 50% corporate ROE; average of the annual ROE for each year of the PPL performance period • Three-year performance period

Restricted Stock Units	To align shareowner and executive interests while rewarding and encouraging retention

•  Payable in shares of PPL common stock

•  Dividends accrue quarterly in the form of additional restricted stock units, but are not paid unless and until underlying award vests

•  Restricted for three years from date of grant

•  Represents 20% of the total long-term equity incentive opportunity

• Time based • Restricted for three years following grant

In addition, the NEOs receive modest perquisites, such as executive physical, financial planning, tax preparation services and matching charitable contributions. Read more in the “Other Elements of Compensation” section on page 49.

The PPL compensation framework places a heavy emphasis on at-risk performance-based pay through the use of annual and long-term performance-based compensation elements. In 2018, 85% of the CEO’s target compensation opportunity was “at-risk” and 72% was performance-based. For the CFO, 75% of target compensation was “at risk” and the average for the other NEOs was 69%.

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EXECUTIVE COMPENSATION

The following charts illustrate the 2018 elements of compensation divided among base salary, target annual cash incentive and target long-term incentive opportunity.

Elements of Compensation as a Percentage of Target Total Direct Compensation — 2018(1)

CEO CFO All Other NEOs(2) At-Risk Compensation 85% At-Risk Compensation 75% At-Risk Compensation 69%

(1)	Based on target award levels as a percentage of target total direct compensation for performance during 2018.

(2)

Includes the positions of the Chairman of the Board, Chief Executive Officer and President of LKE, the President of PPL Electric, the Executive Vice President, General Counsel and Corporate Secretary, and the former Chief Executive of WPD.

Changes to the Compensation Program for 2018

In 2018, the CGNC adjusted the weighting of the performance unit awards that we use in the long-term incentive component of our compensation program. Awards of performance units continued to represent 80% of the NEO’s long-term incentive opportunity, and continued to be based upon one company-specific metric, corporate ROE, and one relative metric, TSR. The weighting of the performance units was changed to 50% ROE and 50% TSR (previously 75% TSR and 25% ROE). In the CGNC’s view, this change properly places equal emphasis on corporate ROE, where our strategy is to achieve best-in-class returns, and TSR, a long-recognized metric of company performance. By balancing the weighting of ROE and TSR, the performance metrics appropriately emphasize operational performance and capital allocation that drive ROE, and recognize the challenges and opportunities inherent in our business mix of U.S. and U.K. operations.

•	Eighty percent of our equity grants are performance-based as shown below:

PPL CORPORATION 2019 Proxy Statement 37

EXECUTIVE COMPENSATION

2018 NAMED EXECUTIVE OFFICER COMPENSATION

Base Salary

Each year, the CGNC reviews base salary in the context of responsibilities, experience, value in the market and to PPL, sustained individual performance and internal parity to determine whether an executive’s base salary will be increased. In reaching a decision, the CGNC reviews market compensation data and whether each executive’s current salary is competitive.

In the first quarter of 2018, the CGNC approved base salary increases ranging from 0% to 5.08%, with an average increase for the NEOs of 2.93%, as follows:

Name	2017 Year-End Salary	2018 Salary	% Change

William H. Spence	$1,184,580	$1,184,580	0.00%

Vincent Sorgi	$550,000	$565,125	2.75%

Paul W. Thompson	$590,000	$620,000	5.08%

Gregory N. Dudkin	$545,000	$560,000	2.75%

Joanne H. Raphael	$510,000	$530,000	3.92%

Robert A. Symons	£582,000	£600,000	3.09%

Mr. Spence did not receive an increase to his salary in 2018. While the CGNC recognized that Mr. Spence’s performance contributed to the delivery of strong financial and operating results for 2017, the company’s TSR was challenged by external events that did not significantly impact companies in the UTY. As a result, the CGNC determined that Mr. Spence should not receive a salary increase for 2018. Mr. Spence also did not receive an increase to his salary for 2019.

Individual base salaries for each of the rest of the NEOs were adjusted to bring salaries in line with market and maintain market competitiveness. Additionally, the following points are noted:

•	Mr. Sorgi received a 2.75% increase to maintain market competitiveness consistent with his experience.

•	Mr. Thompson received a higher increase than the other executives to bring his salary to a more competitive level for his new role.

•	Mr. Dudkin received a 2.75% increase to maintain market competitiveness with his experience.

•	Ms. Raphael received a 3.92% increase to align her base salary to market and continue to recognize her skills and experience.

•	Mr. Symons received a 3.09% increase in alignment with the U.K. market.

2018 Annual Cash Incentive Awards

The annual cash incentive awards, which were made under the shareowner-approved 2016 Short-term Incentive Plan, measure and reward performance against the company’s financial and operational goals for the year. The measures used to assess management’s success in executing the company’s strategy and initiatives were corporate EPS, corporate operational goals that include all three business segments weighted for the corporate goal, business segment adjusted net income and business segment operational goals. These align with our goals of increasing shareowner value and were set and communicated to the NEOs in the first quarter of 2018.

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For compensation purposes, in addition to corporate EPS being adjusted for special items, certain unbudgeted foreign currency economic hedges executed to optimize our hedging portfolio were also excluded as described in Annex A. Business segment net income was adjusted to exclude special items, as well as certain corporate interest expenses for LKE and corporate hedging and other expenses for WPD as described in Annex A.

In summary, the performance measures for 2018 were as follows:

2018 PPL Cash Incentive Goal Weighting
Name	Financial Performance		Operational Performance
	Corporate	Business Segment	Corporate	Business Segment

William H. Spence	80%	—	20%	—

Vincent Sorgi	80%	—	20%	—

Paul W. Thompson	40%	40%	10%	10%

Gregory N. Dudkin	40%	40%	10%	10%

Joanne H. Raphael	80%	—	20%	—

Robert A. Symons	40%	40%	10%	10%

2018 PPL Corporate Financial Performance

EPS

In 2018, adjusted EPS, as described above for the purposes of compensation, was $2.43, which was above the target performance level of $2.30 but below the maximum performance level of $2.50. The target of $2.30 established for 2018 exceeded 2017 actual performance of $2.25. There were no adjustments made due to impacts of merger, acquisition, and disposition activity.

Therefore, the percent of target opportunity earned in relation to PPL’s EPS was 165% of target.

No annual cash incentive award would have been made to NEOs for 2018 if the EPS from ongoing operations had been below $2.20.

PPL CORPORATION 2019 Proxy Statement 39

EXECUTIVE COMPENSATION

The adjusted net income goal for each business segment is aligned with the segment’s expected contribution to PPL’s overall financial performance and is set based on the business plan approved by PPL’s Board of Directors. WPD’s goal is also aligned with a stretch plan accepted by Ofgem in the RIIO-ED1 price control determination.

2018 PPL Business Segment Financial Performance

LKE – Paul W. Thompson

Adjusted Net Income

•  Target ongoing net income for the year was $419.564 million.

•  LKE ongoing net income for the year was $452.193 million, which was above the maximum payout levels.

•  The percent of target opportunity earned for the LKE ongoing net income was 200.00% of target.

LKE’s ongoing net income exceeded target primarily due to higher sales volumes, higher base electricity and gas rates and returns on additional environmental capital investments.

PPL Electric – Gregory N. Dudkin

Adjusted Net Income

•  Target ongoing net income for the year was $418.187 million.

•  PPL Electric ongoing net income for the year was $436.152 million, which was between the target and maximum payout levels.

•  The percent of target opportunity earned for the PPL Electric ongoing net income was 152.64% of target.

PPL Electric’s ongoing net income exceeded target primarily due to higher electricity usage and effective cost management.

WPD – Robert A. Symons

Adjusted Net Income

•  Target ongoing net income for the year was £766.432 million.

•  WPD ongoing net income for the year was £788.127 million, which was between the target and maximum payout level.

•  The percent of target opportunity earned for the WPD ongoing net income was 135.64% of target.

WPD’s ongoing net income exceeded target primarily due to additional efficiencies within the business, greater than planned recovery of engineering costs and lower overall operating costs.

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2018 PPL Corporate Operational Performance

Goal Summary Statement	Target	Actual Results	Attainment Score	Goal Weight	Goal Score	Corporate Weight	Corporate Goal Score
LKE

Achieve the Customer Satisfaction Rating target	18.0	27.0	137.50%	50%	68.75%

Achieve the Reliability System Average Interruption Duration Index (SAIDI) goal target	91.90	95.24	94.27%	25%	23.57%

Achieve the Equivalent Forced Outage Rate (EFOR) goal target	0.050	0.028	173.67%	25%	43.41%

Total for LKE					135.73%	22%	29.86%
PPL Electric

Achieve the Customer Satisfaction targeted rating	88%	85%	50.00%	25%	12.50%

Achieve the Reliability Non-Storm System Average Interruption Frequency Index (SAIFI) goal target	0.62	0.73	0.00%	25%	0.00%

Achieve the Transmission Earnings Before Interest and Taxes (EBIT) target (in millions)	$383.139	$372.982	40.25%	25%	10.06%

Achieve the Distribution EBIT target (in millions)	$350.840	$359.995	130.27%	25%	32.57%
Total for PPL Electric					55.13%	24%	13.23%
WPD
Achieve the Operational Incentive Revenues (Stakeholder Engagement, Customer Minutes Lost, Customer Interruptions, Broad Measure Customer Satisfaction (BMCS)) goal target (in millions)	£77.20	£79.21	200.00%	100%	200.00%

Total for WPD					200.00%	54%	108.00%
Total Weighted Corporate Operational Performance							151.09%

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EXECUTIVE COMPENSATION

2018 PPL Business Segment Operational Performance

Goal Summary Statement	Target	Actual Results	Attainment Score	Goal Weight	Goal Score
LKE
Achieve the Customer Satisfaction Rating target	18.0	27.0	137.50%	50%	68.75%

Achieve the Reliability SAIDI goal target	91.90	95.24	94.27%	25%	23.57%

Achieve the EFOR goal target	0.050	0.028	173.67%	25%	43.41%

Total Operational Performance for LKE					135.73%
PPL Electric
Achieve the Customer Satisfaction targeted rating	88%	85%	50.00%	25%	12.50%

Achieve the Reliability Non-Storm SAIFI goal target	0.62	0.73	0.00%	25%	0.00%

Achieve the Transmission EBIT target (in millions)	$383.139	$372.982	40.25%	25%	10.06%

Achieve the Distribution EBIT target (in millions)	$350.840	$359.995	130.27%	25%	32.57%

Total Operational Performance for PPL Electric					55.13%
WPD
Achieve the Operational Incentive Revenues (Stakeholder Engagement, Customer Minutes Lost, Customer Interruptions, BMCS) goal target (in millions)	£77.20	£79.21	200.00%	75%	150.00%

Achieve the Safety goal target	76	61	200.00%	25%	50.00%

Total Operational Performance for WPD					200.00%

LKE

LKE’s Customer Satisfaction metric is based upon points earned for performance compared to a competitive group of six utilities selected to ensure a meaningful comparison to appropriate industry peers conducted by a third party. The criteria included factors such as overall demographics, J.D. Power & Associates Study scores and urban and rural customer mix and electric versus a combination utility mix. Performance is assessed quarterly, and points are given for performance above (six points) or within (three points) the competitive range. Bonus points are achieved by finishing first (2 points) or second (1 point) in an absolute ranking. To achieve the targeted customer satisfaction objective of 18 points, LKE had to be above the competitive range for at least two quarters, and within the range for two quarters. LKE performed well against this rigorous customer-satisfaction target, accumulating a total of 27 points that achieved a customer satisfaction payout of 137.5% of target. LKE did this by performing above the competitive range for all four quarters in 2018, earning bonus points for first-place customer satisfaction in the third quarter of 2018 and second place in the first quarter of 2018.

LKE’s Reliability SAIDI metric measures customer reliability based upon LKE’s combined Transmission and Distribution SAIDI, the average outage duration for each customer served. LKE’s performance was adversely impacted by residual effects of historic storms in July and November — two of the top seven storms experienced by LG&E and KU since 2003 — and an abnormally high number of other strong wind events on the electric system during 2018.

LKE’s EFOR is the measurement of the percent of steam generation not available due to forced outages or reduction in generation output. Targets are set using historical regional results to drive optimal business performance. LKE performed exceptionally well with limited plant outages, which resulted in an EFOR performance of 2.8% against a target of 5.0% and a resulting payout of 173.67%.

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PPL Electric

PPL Electric’s CSAT target measures overall customer satisfaction and other key components that impact performance. The metric is gathered by a third-party vendor and represents the percent of customers who select 8, 9 or 10 on a 10-point scale for their overall satisfaction with PPL Electric as a provider of electric service to their home or business. Responses are weighted between residential and business customers to achieve a blended overall customer CSAT rate. The annual target is set based on previous performance and current management expectations. For 2018, CSAT was below target, which reflects lower than expected improvement in residential CSAT over the past year, partially offset by business CSAT trending up in the second half of the year.

PPL Electric’s Non-Storm SAIFI target is based on an industry-recognized metric used to measure reliability by electric utilities. The metric measures the average number of interruptions per customer, based on standards set by the Institute of Electrical and Electronics Engineers (IEEE). The annual target is set based on previous performance and current management expectations. For 2018, IEEE SAIFI was below target primarily due to precautionary outages to enable proper gas leak response and weather-related vegetation outages.

PPL Electric’s Transmission and Distribution EBIT targets, while financial metrics, are measurements of operational success. The business areas must achieve certain operational goals, including cost management and timely in-service of capital projects, in order to achieve EBIT targets. The annual target is set based on the annual business plan. For 2018, Transmission EBIT was short of target primarily due to project write-offs, and Distribution EBIT exceeded target primarily due to favorable weather, higher usage and effective cost management, partially offset by higher storm costs.

WPD

WPD’s Operational Incentive Revenues represent earned payouts by WPD’s regulator, Ofgem, for WPD’s operational performance. Performance is assessed in five areas:

•

Customer Interruptions / Customer Minutes Lost is measured against a target, tightened annually, set on a mixture of benchmark and WPD’s own performance. Since inception, WPD has earned the highest overall percent revenue of any DNO group, which has produced strong Operational Incentive Revenue payouts.

•

BMCS provides customer satisfaction survey results from an Ofgem-sponsored survey of WPD customers. Each of WPD’s four businesses has maintained the top four positions for the past seven years, likewise contributing to strong Operational Revenue Incentive payouts.

•

Stakeholder Engagement and Customer Vulnerability Incentive is a competitive incentive across all U.K. gas, electric and transmission companies that rewards outstanding performance. WPD has maintained the top position for seven years, contributing to strong Operational Incentive payouts.

•

Time to Connect is comprised of two components: (1) elapsed time to quote for new service installation, and (2) elapsed time to connect new customers. Operational Incentive Revenue is paid or based on a common DNO target set by Ofgem.

•	Incentive on Connection Engagement is a discretionary, penalty only component decided by Ofgem. WPD has not received such a penalty in the past three years, since this incentive was introduced.

WPD’s 2018 Operational Incentive Revenue target of £77.2 million represented a 3.9% increase over the earned 2017 payout. With WPD operational performance historically at or near the top for DNOs, and Ofgem increasing performance expectations each year, the performance range for minimum, targeted and maximum payouts were rigorous.

WPD maintains an ongoing and continuous improvement in its safety performance by setting annual targets for health and safety. In the event of a workplace fatality, the Committee will exercise discretion as to this goal achievement.

PPL CORPORATION 2019 Proxy Statement 43

EXECUTIVE COMPENSATION

Individual Annual Cash Incentive Awards for 2018 Performance

The following annual incentive awards were approved by the CGNC for 2018 performance and ranged from 147.68% of target to 174.68% of target:

Name	Weight x Goal Results				2018 Earned Award
	Financial Performance		Operational Performance
	Corporate	Business Segment	Corporate	Business Segment

William H. Spence	80% x 165.00%	—	20% x 151.09%	—	162.22%

Vincent Sorgi	80% x 165.00%	—	20% x 151.09%	—	162.22%

Paul W. Thompson	40% x 165.00%	40% x 200.00%	10% x 151.09%	10% x 135.73%	174.68%

Gregory N. Dudkin	40% x 165.00%	40% x 152.64%	10% x 151.09%	10% x 55.13%	147.68%

Joanne H. Raphael	80% x 165.00%	—	20% x 151.09%	—	162.22%

Robert A. Symons	40% x 165.00%	40% x 135.64%	10% x 151.09%	10% x 200.00%	155.37%

This resulted in the following annual cash incentive awards approved for the NEOs:

Name	2018 Base Salary	Target Opportunity (% of Base Salary)	2018 Earned Award	2018 Annual Cash Incentive Award

William H. Spence	$1,184,580	140%	162.22%	$2,690,277

Vincent Sorgi	$565,125	80%	162.22%	$733,397

Paul W. Thompson	$620,000	85%	174.68%	$920,564

Gregory N. Dudkin	$560,000	80%	147.68%	$661,606

Joanne H. Raphael	$530,000	75%	162.22%	$644,824

Robert A. Symons	£600,000	60%	155.37%	£476,582

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2018 Long-term Equity Incentive Awards

The purpose of the long-term incentive program is to align our executives’ interests with those of shareowners by providing long-term equity incentives that are earned based on company performance. This goal is achieved through two distinct equity awards — performance units and restricted stock units. Performance units tie compensation to the financial performance and share price of PPL based on TSR and ROE performance measured over three-year periods.

Target Opportunity (% of Base Salary)
Name	Total Long-term Incentive	20% Restricted Stock Units	40% Performance Units (Based on TSR)	40% Performance Units (Based on ROE)

William H. Spence	450%	90%	180%	180%

Vincent Sorgi	220%	44%	88%	88%

Paul W. Thompson	150%	30%	60%	60%

Gregory N. Dudkin	180%	36%	72%	72%

Joanne H. Raphael	180%	36%	72%	72%

Robert A. Symons	100%	20%	40%	40%

The CGNC customarily grants the annual long-term incentive awards at its regularly scheduled January meeting.

While off-cycle awards may be made from time-to-time, for example, on the appointment of a new executive officer, no such awards were made in 2018 to the NEOs.

2018 Restricted Stock Units

Restricted stock units are PPL stock-equivalent units representing a future delivery of a specified number of shares of PPL common stock at the end of three years. The value of the shares that may ultimately vest may be greater than or less than the targeted value, depending on future increases or decreases in PPL’s share price.

Restricted Stock Unit Awards Granted in 2018*
Name	2017 Base Salary	Target (% of Salary)	Award Value	Units Granted

William H. Spence	$1,184,580	90%	$1,066,122	33,038

Vincent Sorgi	$550,000	44%	$242,000	7,500

Paul W. Thompson	$590,000	30%	$177,000	5,485

Gregory N. Dudkin	$545,000	36%	$196,200	6,080

Joanne H. Raphael	$510,000	36%	$183,600	5,690

Robert A. Symons	£582,000	20%	£116,400	5,102

*

Number of restricted stock units granted is the award value divided by the closing price of PPL common stock on January 25, 2018, the date the CGNC approved the grants, which was $32.27, and equivalent to £22.82 using an exchange rate of £0.70711 for Mr. Symons’ award. The number of units is rounded up to the nearest unit.

PPL CORPORATION 2019 Proxy Statement 45

EXECUTIVE COMPENSATION

2018 Performance Unit Awards

The performance units awarded in 2018 were designed to align the interests of our NEOs with those of our shareowners by directly linking NEO pay with sustained company performance over the three-year performance period. Performance units granted in January 2018 were calculated based on year-end 2017 salary.

Target award values are established at the start of the year, and the actual number of shares that an NEO receives is contingent on PPL’s TSR performance relative to the companies in the UTY index and corporate ROE performance, as follows.

Performance Units – TSR (50% of the performance units granted)

TSR combines the impact of share price movement and reinvested dividends during the three-year performance period from January 1, 2018 to December 31, 2020.

The CGNC determined that the constituents of the UTY index are an appropriate TSR industry group for PPL. The UTY is a market capitalization-weighted index of 20 geographically diverse, North American utility companies that are considered to be our peers by analysts and investors.

To achieve the target TSR award value granted in 2018, PPL’s TSR performance must be in the 50th percentile relative to the companies in the UTY index at the end of the three-year performance period.

At the end of the performance period, awards can range from 0% to 200% of target depending on relative performance. TSR awards are forfeited if PPL ranks below the 25th percentile of the companies in the UTY index at the end of the three-year period.

Performance Units – ROE (50% of the performance units granted)

ROE is more directly impacted by executive performance and aligns with operational performance and capital allocation. ROE achievement is calculated based on the average of the annual ROE for each year of the 2018-2020 performance period for PPL Corporation.

Annual ROE is calculated by taking earnings from ongoing operations of PPL Corporation, divided by the average total equity. If PPL’s credit rating should drop below investment grade, the maximum award will not exceed 100% payout.

To achieve the target ROE award value granted in 2018, the average annual ROE over the three-year performance period must be 10%. The CGNC increased the target to 11% for 2019 award grants.

ROE awards are forfeited if the average of the annual ROE for each year of the three-year performance period is below 8%.

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The following performance unit awards were granted by the CGNC in January 2018 and are subject to PPL’s relative TSR ranking over the 2018-2020 performance period and attainment of ROE during the same period.

Performance Unit Awards Granted in 2018*
Name	2017 Base Salary	Performance Units – TSR			Performance Units – ROE
		Target (% of Salary)	Award Value	Units Granted	Target (% of Salary)	Award Value	Units Granted

William H. Spence	$1,184,580	180%	$2,132,244	66,076	180%	$2,132,244	66,076

Vincent Sorgi	$550,000	88%	$484,000	14,999	88%	$484,000	14,999

Paul W. Thompson	$590,000	60%	$354,000	10,970	60%	$354,000	10,970

Gregory N. Dudkin	$545,000	72%	$392,400	12,160	72%	$392,400	12,160

Joanne H. Raphael	$510,000	72%	$367,200	11,379	72%	$367,200	11,379

Robert A. Symons	£582,000	40%	£232,800	10,203	40%	£232,800	10,203

*

Number of performance units granted is the award value divided by the closing price of PPL common stock on January 25, 2018, the date the CGNC approved the grants, which was $32.27, and equivalent to £22.82 using an exchange rate of £0.70711 for Mr. Symons’ award. The number of units is rounded up to the nearest unit.

Following the CGNC’s assessment and certification of performance in early 2021, the applicable percentage of the performance unit awards and dividend equivalents will vest, if any. The CGNC has no discretion to provide for payment other than as reflected in the actual attainment of the stated performance goals. Dividend equivalents accrue on the performance units as additional performance units but are not paid unless and only to the extent that the units vest.

Forfeited 2016–2018 Performance Units

Performance unit awards were made to the NEOs in 2016, subject to a three-year performance period. The actual number of units that could vest at the end of the performance period was contingent on PPL’s TSR from January 1, 2016 to December 31, 2018 relative to companies in the UTY.

Over this three-year period, PPL ranked at the 5th percentile. As a result, the 2016-2018 performance units, and accrued dividend equivalents on the units, were forfeited. Performance units forfeited as a result of 2016–2018 TSR performance had a grant date value of over $5.3 million in the aggregate for the NEOs, including $3.0 million for Mr. Spence and $2.3 million for all other NEOs.

PPL CORPORATION 2019 Proxy Statement 47

EXECUTIVE COMPENSATION

Compensation Realized by Our CEO in 2018

Our compensation programs for Mr. Spence and the other NEOs are primarily based on performance. The information shown below is intended to supplement rather than substitute the information in the Summary Compensation Table on page 55.

2018 Summary Compensation Table vs. Realized Pay William H. Spence

The Summary Compensation Table includes several items that reflect accounting or actuarial assumptions rather than compensation actually received or realized by Mr. Spence for performance periods that ended on December 31, 2018. For example, the Summary Compensation Table combines pay actually received (base salary and annual cash incentive payments) with the accounting value of equity compensation granted in 2018, which may be realized in the future or not at all. The Summary Compensation Table is also required to include the change in pension values (based on actuarial assumptions), which is not realized until retirement.

The realized pay table and the comparison graph for 2018 present elements of pay that Mr. Spence actually received (base salary, annual cash incentive and all other compensation) plus the gross compensation (before applicable taxes) that he received or earned upon the vesting of performance-contingent restricted stock units and performance units based on TSR, as shown in the “Option Exercises and Stock Vested in 2018” table on page 61, regardless of when these equity awards were granted.

	Year	Salary	Annual Cash Incentive	Long-term Stock Incentives Realized	All Other Compensation	Total

William H. Spence	2018	$1,184,580	$2,690,277	$3,272,516	$121,478	$7,268,851

Realized Pay History - William H. Spence	The continuing political and regulatory uncertainty in the U.K. pressured PPL’s stock price and TSR for the past three years, contributing to a 39% decrease in Mr. Spence’s realized pay over that period from $11.99 million in 2016 to $7.27 million in 2018.

48 PPL CORPORATION 2019 Proxy Statement

EXECUTIVE COMPENSATION

Other Elements of Compensation

In addition to the three elements of total direct compensation (base salary, annual cash incentive and long-term equity incentives in the form of performance units and restricted stock units), the company also provides other forms of compensation to the NEOs, which are summarized below.

Limited Perquisites

PPL provides limited executive perquisites to its NEOs. Where provided, we believe these perquisites are consistent with market practice and serve a direct business interest.

Financial planning services, including tax preparation and support, and a one-time payment for estate document preparation, are provided to the NEOs other than Mr. Symons. These services are provided in recognition of time constraints on executives and their more complex compensation program that requires professional financial, tax and estate planning. We believe that good financial planning by experts reduces the amount of time and attention that executive officers must spend on such issues. Such planning also helps ensure the objectives of our compensation program are met and not hindered by unexpected tax or other consequences.

Additionally, each NEO is eligible for an executive physical, up to an aggregate cost of $6,000 every two years, and genetic testing not to exceed $5,000. The CGNC believes the benefit is beneficial to both the employee and the company through potential reduced costs and increased productivity.

Mr. Symons’ arrangements reflect U.K. market practice. Although he did not receive all of the perquisites described above, in accordance with the WPD Executive Car Allowance Policy, Mr. Symons received a monthly cash allowance of £862.98 and reimbursement for fuel.

The incremental cost to PPL of all perquisites received by each of our NEOs for the year is summarized in Note 6 to the Summary Compensation Table on page 56.

PPL CORPORATION 2019 Proxy Statement 49

EXECUTIVE COMPENSATION

Retirement Programs

The company provides executive benefits such as tax-qualified and supplemental non-qualified executive retirement plan benefits and nonqualified deferred compensation opportunities. We have historically viewed our retirement benefits as a means of providing financial security to all our salaried employees after they have spent a substantial portion of their careers with the company. Officers of the company, including the NEOs, participate in certain benefit programs offered to all PPL employees, or all LKE employees in the case of Mr. Thompson, or all WPD employees in the case of Mr. Symons. Officers are eligible for the executive benefit plans discussed below.

Retirement Plan	Description	NEO Participants

PPL Retirement Plan	• Tax-qualified defined benefit pension plan • Closed to new salaried employees after December 31, 2011	Messrs. Spence, Sorgi and Dudkin, and Ms. Raphael

PPL Supplemental Executive Retirement Plan (PPL SERP)	• Nonqualified defined benefit pension plan to provide for retirement benefits above amounts available under the PPL Retirement Plan • Closed to new officers after December 31, 2011	Messrs. Spence, Sorgi and Dudkin, and Ms. Raphael

PPL Supplemental Compensation Pension Plan	• Nonqualified defined benefit pension plan that applies to certain employees hired before January 1, 2012, who are not vested in the PPL SERP	Mr. Sorgi

LG&E and KU Retirement Plan (LG&E Retirement Plan)	• Tax-qualified defined benefit pension plan • Closed to new participants after December 31, 2005	Mr. Thompson

LG&E and KU Supplemental Executive Retirement Plan (LG&E SERP)	• Nonqualified defined benefit pension plan • Closed to new participants after December 31, 2011	Mr. Thompson

Electricity Supply Pension Scheme (ESPS)	• U.K. tax-approved defined benefit pension scheme	Mr. Symons

Additional details about these plans are provided under “Executive Compensation Tables — Pension Benefits in 2018” beginning on page 62.

50 PPL CORPORATION 2019 Proxy Statement

EXECUTIVE COMPENSATION

The primary capital accumulation opportunities for NEOs other than Messrs. Thompson and Symons are: (1) stock gains under the company’s long-term equity incentive program (as described above) and the employee stock ownership plan (as described below); and (2) voluntary savings opportunities that, for 2018, included (a) savings through the tax-qualified employee savings plan, which is a 401(k) plan (our PPL Deferred Savings Plan), and (b) the PPL Executive Deferred Compensation Plan, which is a nonqualified deferred compensation arrangement.

Savings Plans	Description	NEO Participants

PPL Deferred Savings Plan

•  Tax-qualified defined contribution plan

•  PPL provides matching contributions of up to 3% of the participant’s pay subject to contribution limits imposed by the Internal Revenue Service, or IRS

•  Pay defined as salary plus annual cash incentive award

•  Participants vest in PPL’s matching contributions after one year of service

•  Participants may request distribution of their account at any time following termination of employment

Messrs. Spence, Sorgi and Dudkin, and Ms. Raphael

PPL Executive Deferred Compensation Plan

•  Non-qualified deferred compensation plan

•  Participants may defer some or all of their cash compensation in excess of the estimated minimum legally required annual payroll tax withholding and in excess of the amounts allowed by statute under the PPL Deferred Savings Plan

•  Matching contributions are made under this plan on behalf of participating officers to make up for matching contributions that could not be made on behalf of such officers under the PPL Deferred Savings Plan because of statutory limits on qualified plan benefits

•  There is no vesting condition for the company matching contributions

Messrs. Spence, Sorgi and Dudkin, and Ms. Raphael

The PPL Employee Stock Ownership Plan, or ESOP, is a tax-qualified, employee stock ownership plan in which Messrs. Spence, Sorgi and Dudkin, and Ms. Raphael, participate. No contributions have been made to the ESOP since 2012.

Mr. Thompson does not participate, and Mr. Symons did not participate, in the ESOP, the PPL Deferred Savings Plan or the PPL Executive Deferred Compensation Plan. Mr. Thompson did, however, participate in the LG&E and KU Savings Plan and in the LG&E and KU Nonqualified Savings Plan, which allow participants to defer a maximum of 75% of base salary and annual cash incentive awards, as further described under “Executive Compensation Tables —Nonqualified Deferred Compensation in 2018” beginning on page 66.

PPL CORPORATION 2019 Proxy Statement 51

EXECUTIVE COMPENSATION

GOVERNANCE POLICIES UNDERPINNING OUR COMPENSATION FRAMEWORK

At PPL, the CGNC has adopted strong corporate governance practices that are intended to drive results and support accountability to shareowners, as well as align interests of executive officers with those of shareowners.

What We Do	What We Don’t Do

✓ Conduct annual pay risk assessment	✗ No hedging or pledging of PPL stock by officers and directors

✓ Retain independent compensation consultant	✗ No dividend equivalents paid on unvested equity awards granted to executive officers

✓ Adopted proxy access	✗ No tax “gross-ups” for NEO perquisites or in new change-in-control severance agreements

✓ Require significant equity ownership; increased CEO’s required holdings from 5x to 6x base salary in 2017	✗ No “single trigger” change-in-control severance agreements

✓ Adopted clawback policy	✗ No new participants in the PPL SERP or LG&E SERP

Additional information on PPL’s Equity Ownership Guidelines, hedging and pledging policy and clawback policy can be found below.

Equity Ownership Guidelines

An important part of PPL’s compensation philosophy is ensuring a strong linkage between executives and shareowners. The Equity Ownership Guidelines enable the company to align executives with this philosophy. The guidelines provide that NEOs should maintain the following robust levels of ownership in PPL stock:

Executive Officer Level	Equity Guideline (Multiple of Salary)

Chairman, President and CEO	6x

Executive Vice Presidents	3x

Senior Vice Presidents	2x

Business segment leaders*	2x

*	Includes Messrs. Thompson, Dudkin and Symons.

NEOs must attain the minimum ownership requirement that applies to their level by the end of their fifth anniversary at that level. If an NEO fails to achieve the required level within the specified time frame, the following additional requirements apply until the guideline is exceeded:

•	The NEO must not sell any shares of PPL stock.

•	The NEO will be required to retain any vesting equity awards, net of required tax withholding.

•	The CGNC retains the right, at its discretion, to deliver annual cash incentive awards in the form of restricted stock unit grants.

52 PPL CORPORATION 2019 Proxy Statement

EXECUTIVE COMPENSATION

All NEOs who have served in their current position more than five years were in compliance with their equity ownership guidelines as of December 31, 2018. All other NEOs are on track to meet their equity ownership requirements.

Hedging and Pledging Prohibitions

In accordance with best governance practices, the company has an established policy that prohibits its officers and directors from the following actions:

•	Pledging shares of company stock as collateral for any loans.

•	Engaging in any form of hedging transaction.

•	Trading in derivatives of PPL common stock.

Clawback Policy

The CGNC has a policy regarding the recoupment of executive compensation, commonly referred to as a “clawback.” Subject to the discretion and approval of the Board, this policy enables the company to seek recoupment of incentive-based compensation awarded to any current executive officer of the company in situations where the Board has determined that:

•	the company is required to prepare an accounting restatement due to the material noncompliance by the company with any financial reporting requirement under the securities laws, and

•	a lower award would have been made to the executive officer based upon the restated financial results.

The Board has full and final authority to make all determinations under this policy, including, without limitation, whether the policy applies and, if so, the amount of cash bonus or other incentive-based compensation, if any, to be repaid by any executive officer. In each such instance, as determined by the Board, the company will, to the extent permitted by applicable law, seek to recover incentive-based compensation received by such individual in excess of the amount that would have been received under the accounting restatement. Any recoupment under this policy is to be in addition to any other remedies that may be available to the company, including such remedies contained in the company’s equity grant agreements, employment letters, if any, and applicable law.

ADDITIONAL INFORMATION

Other Compensation

In addition to the annual direct compensation and retirement programs described above, the company provides other compensation under specific situations as described below.

Employment Agreements. We generally do not enter into traditional employment agreements with our named executive officers. Other than a Service Agreement entered into with Mr. Symons in the U.K. as described at page 72 under “Employment Agreement,” there are no specific agreements with respect to length of employment that would commit the company to pay a named executive officer for a specific period. Generally, our named executive officers are “employees-at-will” whose employment is conditioned on performance and subject to termination by the company at any time.

Change-in-Control Protections. The company believes certain executive officers who are terminated without cause or who resign for “good reason” (as defined in “Change-in-Control Arrangements” on page 68) in connection with a change in control of PPL Corporation should be provided separation benefits. These benefits are intended to ensure that executives focus on serving the company and shareowner interests without the distraction of possible job and income loss. All of our NEOs have agreements with the company providing for benefits upon qualifying terminations of employment in connection with a change in control, which generally include cash severance and accelerated vesting of specific outstanding equity awards. The company believes that its change-in-control benefits are consistent with the practices of companies with whom PPL competes for talent and assist in retaining executives and recruiting new executives to the company. Details on current arrangements and agreements are discussed further in “Termination Benefits,” beginning on page 70, and “Change-in-Control Arrangements” on page 68.

Severance Benefits. To continue to retain and protect our executives, the company has an Executive Severance Plan that provides severance benefits for officers, including the NEOs other than Mr. Symons, terminated for reasons other than cause.

PPL CORPORATION 2019 Proxy Statement 53

EXECUTIVE COMPENSATION

The key features of the plan include (1) two years of base pay; (2) an allowance for benefit continuation; and (3) outplacement or career services support. Severance benefits payable under this program are conditioned on the executive officer agreeing to release the company from any liability arising from the employment relationship.

As noted above, the company has agreements with all of the NEOs that provide benefits to the executives upon specified terminations of employment in connection with a change in control of PPL Corporation. The benefits provided under these agreements replace any other severance benefits provided to these officers by PPL Corporation, including the Executive Severance Plan or any prior severance agreement.

Additional details on current arrangements and agreements for NEOs are discussed further below under “Termination Benefits” at page 70.

Tax Implications of Our Executive Compensation Program

In past years, we have generally designed our incentive compensation plans to maintain federal tax deductibility for executive compensation under Section 162(m) of the Internal Revenue Code, and the CGNC considered the potential Section 162(m) impact when designing performance awards for our NEOs. Prior to the 2017 Tax Cuts and Jobs Act, Section 162(m) generally disallowed a tax deduction for compensation over $1 million paid to certain executive officers unless it qualified as performance-based compensation. The Tax Cuts and Jobs Act effectively repealed the exemption for performance-based compensation with respect to tax years beginning after December 31, 2017 other than arrangements in place on November 2, 2017 that are not later modified in any material respect. As such, with respect to 2018 and going forward, we are not able to deduct compensation awarded to certain of our executive officers above $1 million. While we intend for our performance units granted prior to November 2, 2017 to qualify for deductibility under Section 162(m), we cannot guarantee that any compensation intended to be deductible under Section 162(m) will qualify as such. While the CGNC continues to consider the deductibility of compensation, the primary goals of our executive compensation program are to attract, incentivize and retain key employees and align pay with performance. The CGNC retains the ability to provide compensation that exceeds deductibility limits as it determines appropriate.

54 PPL CORPORATION 2019 Proxy Statement

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION TABLES

The following table summarizes all compensation for our chief executive officer, our chief financial officer, our next three most highly compensated executives and a former executive, known as our named executive officers, or NEOs, for service to PPL and its subsidiaries.

SUMMARY COMPENSATION TABLE

Name and Principal Position(1)	Year	Salary(2)	Bonus	Stock Awards(3)	Option Awards	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
William H. Spence Chairman, President and Chief Executive Officer	2018	$1,184,580	—	$5,740,353	—	$2,690,277	$1,602,097	$ 121,478	$11,338,785
	2017	1,183,469	—	8,555,315	—	2,255,772	1,417,579	128,196	13,540,331
	2016	1,154,712	—	6,256,112	—	2,506,225	5,418,856	171,354	15,507,259
Vincent Sorgi Executive Vice President and Chief Financial Officer	2018	564,543	—	1,303,054	—	733,397	278,310	55,891	2,935,195
	2017	549,039	—	1,783,550	—	598,488	709,887	58,544	3,699,508
	2016	524,134	—	1,233,033	—	569,258	485,430	50,108	2,861,963
Paul W. Thompson Chairman of the Board, Chief Executive Officer and President — LG&E and KU Energy LLC	2018	618,846	—	953,019	—	920,564	201,687	54,444	2,748,560

Gregory N. Dudkin President — PPL Electric Utilities Corporation	2018	559,423	—	1,056,400	—	661,606	299,524	19,733	2,596,686
	2017	544,247	—	1,555,810	—	536,498	589,068	19,662	3,245,285
	2016	524,143	—	987,892	—	625,450	584,072	34,412	2,755,969
Joanne H. Raphael Executive Vice President, General Counsel and Corporate Secretary	2018	529,231	—	988,567	—	644,824	796,734	40,835	3,000,191

Robert A. Symons Former Chief Executive — WPD	2018	738,045	—	886,402	—	629,184	—	6,713,547	8,967,178
	2017	750,314	—	1,134,292	—	793,576	818,601	21,394	3,518,177
	2016	741,127	—	789,848	—	668,969	1,466,339	25,331	3,691,614

(1)	Effective January 25, 2019, Mr. Sorgi and Ms. Raphael were promoted to Executive Vice President from Senior Vice President.

Mr. Thompson assumed this position at LKE on March 16, 2018 and previously served as President and Chief Operating Officer.

Mr. Symons passed away on November 7, 2018. He was based in the United Kingdom and was compensated in British pounds sterling. We converted his 2018 cash compensation and personal benefits to U.S. dollars at an exchange rate of $1.3419, which is the average 2018 monthly translation rate through November, the last month Mr. Symons was paid, except with respect to the Non-Equity Incentive Plan Compensation amount, which was converted to U.S. dollars at an exchange rate of $1.3202, which is the translation rate for March 1, 2019 (the date the cash incentive award was paid), and the death benefit amount, which was converted to U.S. dollars at an exchange rate of $1.2902, which is the average monthly translation rate for November 2018.

(2)

Salary includes cash compensation deferred to the PPL Executive Deferred Compensation Plan or, for Mr. Thompson, to the LG&E and KU Nonqualified Savings Plan. The following NEOs deferred salary in 2018 in the amounts indicated: Mr. Spence ($35,537); Mr. Sorgi ($16,936); Mr. Thompson ($34,837) and Ms. Raphael ($15,877). These amounts are included in the “Nonqualified Deferred Compensation in 2018” table on page 67 as executive contributions for the last fiscal year.

(3)

This column represents the aggregate grant date fair value of restricted stock units and performance units as calculated under ASC Topic 718, without taking into account estimated forfeitures. The grant date fair value of restricted stock units is calculated using the closing price of PPL common stock on the NYSE on the date of grant. The grant date fair value of the performance units reflected in this column are the target payouts based on the probable outcome of the performance condition, determined as of the grant date, and are disclosed in the “Grants of Plan-Based Awards During 2018” table on page 57. The maximum potential values as of the grant date of the TSR-based performance units granted in 2018, assuming the highest level of performance are as follows: Mr. Spence — $5,083,887; Mr. Sorgi — $1,154,023; Mr. Thompson — $844,032; Mr. Dudkin — $935,590; Ms. Raphael — $875,500 and Mr. Symons — $785,019. The maximum potential values as of the grant date of the ROE-based performance units granted in 2018 assuming the highest level of performance are as follows: Mr. Spence — $4,264,545; Mr. Sorgi — $968,035; Mr. Thompson — $708,004; Mr. Dudkin — $784,806; Ms. Raphael — $734,401 and Mr. Symons — $658,502. For additional information on the assumptions made in the valuation of performance units, refer to Note 10 to the PPL financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC. Further information regarding the

PPL CORPORATION 2019 Proxy Statement 55

EXECUTIVE COMPENSATION

2018 awards is included in the “Grants of Plan-Based Awards During 2018” and “Outstanding Equity Awards at Fiscal Year-End 2018” tables elsewhere in this proxy statement.

(4)

Amounts represent cash awards paid in March 2019 for performance under the company’s annual cash incentive award program for 2018, which were made under PPL’s 2016 Short-term Incentive Plan for all NEOs. These amounts include amounts the NEOs have elected to defer to the PPL Executive Deferred Compensation Plan or, for Mr. Thompson, to the LG&E and KU Nonqualified Savings Plan. The following NEOs deferred cash awards in the amounts indicated: Mr. Spence ($80,708); Mr. Sorgi ($183,349); Mr. Thompson ($55,234); Mr. Dudkin ($19,848) and Ms. Raphael ($19,345). These amounts will be included in the “Nonqualified Deferred Compensation in 2019” table as executive contributions in next year’s proxy statement if the executive is an NEO for 2019.

(5)

This column represents the sum of the changes during 2018 in the actuarial present value of accumulated benefit in the PPL Retirement Plan and PPL Supplemental Executive Retirement Plan, or PPL SERP, for Messrs. Spence, Sorgi and Dudkin, and Ms. Raphael, the LG&E and KU Retirement Plan and the LG&E and KU Supplemental Executive Retirement Plan for Mr. Thompson and the Electricity Supply Pension Scheme in the United Kingdom for Mr. Symons. Mr. Sorgi’s change in pension value for 2018 of $278,310 includes an increase in the value of his accumulated benefit under the PPL SERP of $292,589, which is offset by a decrease of ($14,279) under the PPL Retirement Plan. Mr. Thompson’s change in pension value for 2018 of $201,687 includes an increase in the value of his accumulated benefit under the LG&E and KU SERP of $276,134, which is offset by a decrease of ($74,448) under the LG&E and KU Retirement Plan. No amounts are shown under the Change in Pension Value and Nonqualified Deferred Compensation Earnings column for Mr. Symons as the change in pension value during 2018 was a negative amount and his pension was converted to a spousal benefit after his death. The net decrease in pension value for Mr. Symons for 2018 was ($3,618,034), which was converted to U.S. dollars at an exchange rate of $1.3355. See “Pension Benefits in 2018” beginning on page 62 for additional information. No above-market or preferential earnings under the PPL Executive Deferred Compensation Plan, the LG&E and KU Nonqualified Savings Plan or the LG&E Energy Corp. Nonqualified Savings Plan were reportable for 2018. See “Nonqualified Deferred Compensation in 2018” beginning on page 66 for additional information. Mr. Symons did not participate in a deferred compensation plan.

(6)

The table below reflects the components of this column for 2018, which include the company’s matching contribution for each individual’s 401(k) plan contributions under respective savings plans, the company’s matching contribution for each individual’s contributions under nonqualified deferred compensation plans, or NQDC, and certain perquisites including financial planning and tax preparation services, company car and other personal benefits as noted. It also includes a legacy death benefit amount for Mr. Symons as provided in his Service Agreement dated March 16, 2015. See “Employment Agreement” beginning on page 72 for additional information.

Name	401(k) Match	NQDC Employer Contributions	Financial Planning and Tax Preparation	Company Car(a)	Other		Total

Spence	$ 8,250	$99,233	$11,000	—	$ 2,995	(b)	$ 121,478

Sorgi	8,250	26,641	11,000	—	10,000	(c)	55,891

Thompson	11,550	32,542	9,345	—	1,007	(b)	54,444

Dudkin	8,250	483	11,000	—	—		19,733

Raphael	8,250	23,235	9,000	—	350	(c)	40,835

Symons	—	—	—	$19,269	6,694,278	(d)	6,713,547

(a)	Reflects car benefits provided to Mr. Symons, including monthly car allowance and reimbursement for fuel. Benefit capped at £20,000 per year.

(b)	Includes cost of executive physicals paid by the company for Messrs. Spence and Thompson, and for Mr. Thompson, also includes a cash benefit provided as part of LKE’s wellness program.

(c)

For Mr. Sorgi and Ms. Raphael, includes contributions made by the company under our charitable matching gift program, pursuant to which we will contribute, on a 100% matching basis, up to $10,000 per year per person to specified charitable institutions. Also includes a contribution through Dollars for Doers, the company’s employee-volunteers recognition program, which supports those who volunteer at least 40 hours in a calendar year to a single nonprofit organization by contributing a $1,000 grant on their behalf to the qualifying organization.

(d)	Includes cost of private medical insurance plan in the United Kingdom for Mr. Symons and his wife, and a death benefit amount for Mr. Symons of $6,691,911 as provided in his Service Agreement.

The company, through two of its subsidiaries, owns fractional interests in two aircraft, which are used for business travel by the NEOs. In addition to the amounts reflected above, spouses may accompany executive officers on business travel if the aircraft is not fully utilized by company personnel. Our policy requires any incremental cost of spousal travel to be reimbursed to the company, up to the Federal Aviation Administration limit on reimbursement. In 2018, Mr. Spence’s wife accompanied him on one business trip, for which Mr. Spence reimbursed the company for all incremental costs. As a result, there was no reportable incremental cost to the company for such travel in 2018.

56 PPL CORPORATION 2019 Proxy Statement

EXECUTIVE COMPENSATION

GRANTS OF PLAN-BASED AWARDS DURING 2018

The following table provides information about equity and non-equity incentive plan awards granted to the NEOs in 2018.

	Grant Date		Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock and Option Awards(4)
Name			Threshold	Target	Maximum	Threshold	Target	Maximum

William H. Spence	1/25/2018		$829,206	$1,658,412	$3,316,825

	1/25/2018								33,038	$1,066,136

	1/25/2018	(5)				16,519	66,076	132,152		2,541,944

	1/25/2018	(6)				16,519	66,076	132,152		2,132,273

Vincent Sorgi	1/25/2018		226,050	452,100	904,200

	1/25/2018								7,500	242,025

	1/25/2018	(5)				3,750	14,999	29,998		577,012

	1/25/2018	(6)				3,750	14,999	29,998		484,018

Paul W. Thompson	1/25/2018		263,500	527,000	1,054,000

	1/25/2018								5,485	177,001

	1/25/2018	(5)				2,743	10,970	21,940		422,016

	1/25/2018	(6)				2,743	10,970	21,940		354,002

Gregory N. Dudkin	1/25/2018		224,000	448,000	896,000				6,080

	1/25/2018									196,202

	1/25/2018	(5)				3,040	12,160	24,320		467,795

	1/25/2018	(6)				3,040	12,160	24,320		392,403

Joanne H. Raphael	1/25/2018		198,750	397,500	795,000

	1/25/2018								5,690	183,616

	1/25/2018	(5)				2,845	11,379	22,758		437,750

	1/25/2018	(6)				2,845	11,379	22,758		367,200

Robert A. Symons	1/25/2018		240,390	480,780	961,560

	1/25/2018								5,102	164,642

	1/25/2018	(5)				2,551	10,203	20,406		392,509

	1/25/2018	(6)				2,551	10,203	20,406		329,251

(1)

These columns show the potential payout range under the 2018 annual cash incentive award program. For additional information, see “CD&A — 2018 Named Executive Officer Compensation — 2018 Annual Cash Incentive Awards” beginning on page 38. The cash incentive payout range is from 50% to 200% of target. If the actual performance falls below the 50% payout level, the payout is zero. Mr. Symons was based in the United Kingdom and was compensated in British pounds sterling. We converted his annual cash incentive award ranges to U.S. dollars at an exchange rate of $1.3355, which was the average monthly translation rate for 2018.

(2)

These columns show the potential payout range for the performance units, both TSR and ROE, granted in 2018 to the NEOs under PPL’s SIP. For additional information, see “CD&A — 2018 Named Executive Officer Compensation — 2018 Long-term Equity Incentive Awards — 2018 Performance Unit Awards” beginning on page 46.

(3)

This column shows the number of forward-looking time-vested restricted stock units granted in 2018 to the NEOs under PPL’s SIP. In general, restrictions on the awards will lapse on January 25, 2021, three years from the date of grant. Each restricted stock unit entitles the executive to receive additional restricted stock units equal in value to the amount of quarterly dividends paid on PPL common stock. These additional restricted stock units are payable in shares of PPL common stock at the end of the restriction period, subject to the same conditions as the underlying restricted stock units.

(4)

This column shows the grant date fair value, as calculated under ASC Topic 718, of the performance units and restricted stock units granted to the NEOs, without taking into account estimated forfeitures. For restricted stock units and performance units based on ROE granted on January 25, 2018, the grant date fair value was calculated using the closing price of PPL common stock on the NYSE on the grant date of $32.27. For performance units based on TSR, the grant date fair value was calculated using a Monte Carlo pricing model value of $38.47 for the awards granted on January 25, 2018. For additional

PPL CORPORATION 2019 Proxy Statement 57

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information on the valuation assumptions for performance units, see Note 10 to the PPL financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC.

(5)

The payout range for TSR-based performance unit awards granted in 2018 is from 25% to 200% of target. The performance period is from 2018 to 2020. At the end of the performance period, PPL TSR for the three-year period is compared to the total return of the companies in the UTY. Shares of PPL common stock reflecting the applicable number of performance units, as well as dividend equivalents, will vest and be paid according to the applicable level of achievement of the performance goal, if any. If actual performance falls below the 25% payout level, the payout is zero.

(6)

The payout range for ROE-based performance unit awards granted in 2018 is from 50% to 200% of target. The performance period is from 2018 to 2020. At the end of the performance period, the average of the annual corporate ROE for PPL for each year of the performance period will be assessed against the attainment levels set for the awards. Shares of PPL common stock reflecting the applicable number of performance units, as well as dividend equivalents, will vest and be paid according to the applicable level of achievement of the performance goal. If actual performance falls below the 50% payout level, the payout is zero. If PPL’s credit rating drops below investment grade, payout levels will not exceed target.

58 PPL CORPORATION 2019 Proxy Statement

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2018

The following table provides information on all unexercised stock option awards, as well as all unvested restricted stock unit awards and unearned and unvested performance units, for each NEO as of December 31, 2018. Each stock option grant, as well as each grant of performance units that is unearned and unvested, is shown separately for each NEO, and the restricted stock units that have not vested are shown in the aggregate. The vesting schedule for each grant is shown following this table, based on the grant date of the stock option, restricted stock unit award or performance unit award grant date. The market value of the stock awards is based on the closing price of PPL common stock on the NYSE as of December 31, 2018, the last trading day of 2018, which was $28.33. For additional information about stock awards, see “CD&A — 2018 Named Executive Officer Compensation — 2018 Long-term Equity Incentive Awards” beginning on page 45.

	Option Awards						Stock Awards
Name	Grant Date(1)		Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

William H. Spence	7/22/11		10,344		25.24	7/21/21

	1/26/12		430,041		25.41	1/25/22

	1/24/13		776,968		26.59	1/23/23

							257,483	7,294,493

	1/26/17	(5)							24,721	700,353

	1/26/17	(6)							65,925	1,867,649

	1/25/18	(5)							17,236	488,302

	1/25/18	(6)							137,890	3,906,416

Vincent Sorgi	3/29/10		13,696		25.13	3/28/20

	1/27/11		26,561		23.20	1/26/21

	1/26/12		29,624		25.41	1/25/22

	1/24/13		55,153		26.59	1/23/23

							52,713	1,493,359

	1/26/17	(5)							5,241	148,478

	1/26/17	(6)							13,977	395,983

	1/25/18	(5)							3,913	110,843

	1/25/18	(6)							31,300	886,741

Paul W. Thompson							27,939	791,512

	1/26/17	(5)							3,546	100,463

	1/26/17	(6)							9,456	267,901

	1/25/18	(5)							2,862	81,068

	1/25/18	(6)							22,893	648,547

Gregory N. Dudkin							42,751	1,211,136

	1/26/17	(5)							4,496	127,363

	1/26/17	(6)							11,989	339,634

	1/25/18	(5)							3,172	89,862

	1/25/18	(6)							25,376	718,900

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EXECUTIVE COMPENSATION

	Option Awards						Stock Awards
Name	Grant Date(1)		Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Joanne H. Raphael	1/21/10		21,288		28.09	1/20/20

	1/26/12		36,750		25.41	1/25/22

	10/1/12		466		25.95	9/30/22

	1/24/13		64,532		26.59	1/23/23

							36,637	1,037,926

	1/26/17	(5)							3,721	105,421

	1/26/17	(6)							9,923	281,123

	1/25/18	(5)							2,968	84,091

	1/25/18	(6)							23,746	672,727

Robert A. Symons	1/26/17	(5)							3,380	95,744

	1/26/17	(6)							9,014	25,359

	1/25/18	(5)							2,661	75,400

	1/25/18	(6)							21,292	603,202

(1)

For a better understanding of this table, we have included an additional column showing the grant date of the outstanding stock options and the unearned and unvested performance units. No options have been granted since 2013.

(2)	All securities underlying unexercised options are exercisable.

(3)

All restricted stock units for the NEOs under PPL’s SIP vest on the third anniversary of the grant date. The dates that restrictions lapse for each restricted stock unit award granted to the NEOs and the number of restricted stock units, including any accrued dividend equivalents reflected as additional restricted stock units, are:

	Grant Date	Vesting Dates
Name		1/21/2019	1/26/2020	2/17/2020	1/25/2021

Spence	1/21/16	98,369

	1/26/17		32,962

	2/17/17			91,679

	1/25/18				34,472

Sorgi	1/21/16	19,388

	1/26/17		6,989

	2/17/17			18,511

	1/25/18				7,826

Thompson	1/21/16	8,478

	1/26/17		4,728

	2/17/17			9,009

	1/25/18				5,723

Dudkin	1/21/16	13,740

	1/26/17		5,994

	2/17/17			16,672

	1/25/18				6,344

Raphael	1/21/16	12,370

	1/26/17		4,962

	2/17/17			13,369

	1/25/18				5,937

60 PPL CORPORATION 2019 Proxy Statement

EXECUTIVE COMPENSATION

(4)

These performance units, both TSR and ROE, are payable in shares of PPL common stock following the performance period. While the performance period ends on December 31, 2019 for the 2017 awards and December 31, 2020 for the 2018 awards, the number of performance units earned is not determined until the CGNC certifies that the level of performance goals have been achieved. The number of performance units earned at the time of certification may be more or less than the number of awards reflected in this table, depending on whether or not the performance goals have been achieved and the level of achievement. See “CD&A — 2018 Named Executive Officer Compensation — 2018 Long-term Equity Incentive Awards — 2018 Performance Unit Awards” beginning on page 46 for a discussion of the performance goals related to TSR and ROE awards and the attainment levels for each award.

(5)

The number of TSR-based performance units granted in 2017 and 2018 disclosed in the table for each NEO represents the threshold payout amount for 2017 and 2018 awards. The threshold amount is used because PPL’s TSR was below the threshold payout level of the awards as compared to its industry peers for the time period 2017 and 2018, the first two years of the three-year performance period for the 2017 awards and for 2018 the first year of the three-year performance period for the 2018 awards. The number of shares shown in the table for each NEO also includes dividend equivalents reflected as additional performance units.

(6)

The number of ROE-based performance units granted in 2017 and 2018 disclosed in the table for each NEO represents the maximum payout amount as ROE attainment for 2017 and 2018 was above the target payout level. The number of shares shown in the table for each NEO also includes dividend equivalents reflected as additional performance units.

OPTION EXERCISES AND STOCK VESTED IN 2018

The following table provides information for each of the NEOs with respect to (1) stock option exercises during 2018, including the number of shares acquired or treated as acquired upon exercise and the value realized, and (2) the number of shares acquired during 2018 upon the vesting of restricted stock units and the deemed vesting of performance units and the value realized, each before payment of any applicable withholding tax and broker commissions. No options have been granted since 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)

William H. Spence	—	—	103,922	$3,272,516

Vincent Sorgi	—	—	14,598	459,685

Paul W. Thompson	—	—	8,668	272,955

Gregory N. Dudkin	—	—	13,762	433,372

Joanne H. Raphael	22,410	$49,979	7,281	229,279

Robert A. Symons	—	—	43,383	1,361,981

(1)	Amounts reflect the difference between the exercise price of the stock option award and the closing price on the NYSE of PPL common stock underlying the stock option award at the time of exercise.

(2)

Includes the vesting of 31,854 restricted stock unit awards for Mr. Symons, which vested on November 7, 2018 at Mr. Symons’ death at a closing price on the NYSE of $31.36. Settlement on these awards is deferred until May 7, 2019 pursuant to Section 409A of the Internal Revenue Code.

(3)	Amounts reflect the closing price on the NYSE of the shares of PPL common stock underlying the restricted stock units on the day the restrictions lapsed.

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EXECUTIVE COMPENSATION

PENSION BENEFITS IN 2018

The following table sets forth information on the pension benefits for the NEOs under each of the following pension plans:

•

PPL Retirement Plan. The PPL Retirement Plan is a funded and tax-qualified defined benefit retirement plan that covers approximately 1,700 active employees as of December 31, 2018. The PPL Retirement Plan was closed to new salaried employees after December 31, 2011. As applicable to Messrs. Spence, Sorgi and Dudkin, and Ms. Raphael, the plan provides benefits based primarily on a formula that takes into account the executive’s earnings for each fiscal year. Benefits under the PPL Retirement Plan for eligible employees are determined as the greater of the following two formulas:

•	The first is a “career average pay formula” of 2.25% of annual earnings for each year of credited service under the plan.

•	The second is a “final average pay formula” as follows:

1.3% of final average earnings up to the Average Social Security Wage Base plus

1.7% of final average earnings in excess of the Average Social Security Wage Base multiplied by

the sum of years of credited service (up to a maximum of 40 years).

Under the final average pay formula, “final average earnings” equal the average of the highest 60 months of pay during the last 120 months of credited service. The Average Social Security Wage Base is the average of the taxable Social Security Wage Base for the 35 consecutive years preceding an employee’s retirement date or, for employees retiring at the end of 2018, $80,532. The executive’s annual earnings taken into account under each formula include base salary and cash incentive awards but may not exceed an IRS-prescribed limit applicable to tax-qualified plans ($275,000 for 2018).

The benefit an employee earns is payable starting at retirement or termination on a monthly basis for life or in a lump sum. Benefits are computed on the basis of the life annuity form of pension, with a normal retirement age of 65. Benefits are reduced for retirement prior to age 60 for employees with 20 years of credited service and reduced prior to age 65 for other employees. Employees vest in the PPL Retirement Plan after five years of credited service. In addition, the plan provides for joint and survivor annuity choices and does not require employee contributions.

Benefits under the PPL Retirement Plan are subject to the limitations imposed under Section 415 of the Internal Revenue Code. The Section 415 limit for 2018 was $220,000 per year for a single life annuity payable at an IRS-prescribed retirement age. Benefits in excess of these federal limits are payable from company funds under the PPL Supplemental Compensation Pension Plan described below unless the employee is eligible for benefits under the PPL Supplemental Executive Retirement Plan described below.

•

PPL Supplemental Compensation Pension Plan. This plan is unfunded, is not qualified for tax purposes and covers approximately 30 active employees, including Mr. Sorgi, hired prior to January 1, 2012 who are vested in the PPL Retirement Plan at the time of termination or retirement. The benefit formula is the same as the PPL Retirement Plan, but it reflects compensation in excess of the IRS-prescribed limit of $275,000 for 2018. The plan benefit is calculated using all PPL affiliated company service, not just service credited under the PPL Retirement Plan. Upon retirement, this plan will only pay out the “excess” benefit above and beyond the PPL Retirement Plan. At such time as Mr. Sorgi vests in the PPL SERP, he will no longer be eligible for this plan.

•

PPL Supplemental Executive Retirement Plan (PPL SERP). The PPL SERP covers four active officers as of December 31, 2018, including Messrs. Spence, Sorgi and Dudkin, and Ms. Raphael, to provide for retirement benefits above amounts available under the PPL Retirement Plan described above. The PPL SERP is unfunded and is not qualified for tax purposes. Accrued benefits under the PPL SERP are subject to claims of the company’s creditors in the event of bankruptcy. The PPL SERP was closed to new officers hired after December 31, 2011.

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The PPL SERP formula is 2.0% of final average earnings for the first 20 years of credited service plus 1.5% of final average earnings for the next 10 years. “Final average earnings” is the average of the highest 60 months of earnings during the last 120 months of credited service. “Earnings” include base salary and annual cash incentive awards.

The normal retirement age in the PPL SERP is age 65. Generally, no benefit is payable under the PPL SERP if the executive officer has less than 10 years of service unless specifically authorized, such as upon a qualifying termination in connection with a change in control. Benefits under the PPL SERP are paid, in accordance with a participant’s advance election, as a single sum or as an annuity, including choices of a joint and survivor or years-certain annuity. At age 50 with 10 years of service, accrued benefits are vested. Benefits begin accruing after age 30. Prior to age 60 (age 62 for Mr. Spence) benefits are reduced for early retirement. After the completion of 10 years of service, participants are eligible for death benefit protection.

The company does not have a policy for granting additional years of service but has done so under the PPL SERP in individual situations. A grant of additional years of service to any executive officer must be approved by the CGNC. The CGNC previously granted to Mr. Spence an additional year of service for each year of employment under the PPL SERP as a retention mechanism. The total PPL SERP benefit cannot increase beyond 30 years of service for any participant. The table below reflects the additional service amounts based on service as of December 31, 2018 for Mr. Spence. Please refer to the table footnotes for additional information related to credited service under the PPL SERP.

•

LG&E and KU Retirement Plan. The LG&E and KU Retirement Plan, is a funded and tax-qualified defined benefit retirement plan that covers approximately 1,200 active employees as of December 31, 2018 and that was closed to new participants on December 31, 2005. As applicable to Mr. Thompson, the LG&E and KU Retirement Plan provides benefits based on a formula that takes into account the executive’s average monthly earnings and years of service. Benefits for eligible employees are determined as the greater of the following two formulas:

•	The first formula is 1.58% of average monthly earnings plus 0.40% of average monthly earnings in excess of “covered compensation” multiplied by years of credited service (up to a maximum of 30 years).

•	The second formula is 1.68% of average monthly earnings multiplied by years of credited service (up to a maximum of 30 years).

Under the LG&E and KU Retirement Plan, the “average monthly earnings” is the average of the highest five consecutive years of monthly earnings prior to termination of employment. “Monthly earnings” is defined as total compensation as indicated on Form W-2 including deferrals to a 401(k) plan, but excluding any earnings from the exercise of stock options, limited to the IRS-prescribed limit applicable to tax-qualified plans ($275,000 for 2018), divided by 12.

“Covered compensation” is 1/12th of the average of the Social Security Wage Base for the 35-year period ending with the year of a participant’s social security retirement age. The Social Security Wage Base for future years is assumed to be equal to the Social Security Wage Base of the current year.

The benefit an employee earns is payable starting at retirement on a monthly basis for life. Benefits are calculated on the basis of the life annuity form of pension with a normal retirement age of 65. Early retirement occurs at the earlier of age 55 or 30 years of service. Effective January 1, 2015, there is no early retirement reduction after attainment of age 60. As a result, prior to age 60, benefits are reduced. Employees vest in the LG&E and KU Retirement Plan after five years of service.

Benefits under the LG&E and KU Retirement Plan are subject to the limitations imposed under Section 415 of the Internal Revenue Code. The Section 415 limit for 2018 is $220,000 per year for a single life annuity payable at an IRS-prescribed retirement age.

•

LG&E and KU Supplemental Executive Retirement Plan. Mr. Thompson is a participant in the LG&E and KU Supplemental Executive Retirement Plan, or LG&E SERP. The LG&E SERP is unfunded and is not qualified for tax purposes. It was closed to new participants after December 31, 2011. Accrued benefits under the LG&E SERP are subject to claims of the company’s creditors in the event of bankruptcy.

The LG&E SERP formula is equal to 64% of the average monthly compensation less

•	100% of the monthly qualified LG&E and KU Retirement Plan benefit payable at age 65;

•	100% of the primary Social Security Benefit payable at age 65;

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EXECUTIVE COMPENSATION

•	100% of any matching contribution or the employer contribution for those participants for whom the defined contribution plan is the primary retirement vehicle; and

•

100% of the annuity value any other employer-provided benefit payable at age 65 as a life annuity from any qualified defined benefit plan or defined contribution plan (if such qualified defined contribution plan was the employer’s primary vehicle for retirement) sponsored by previous employers.

The net benefit is multiplied by a fraction, not to exceed one, the numerator of which is years of service at date of termination and the denominator of which is 15.

“Average monthly compensation” is the average compensation for the highest 36 consecutive months preceding termination of employment. “Compensation” is defined as base salary plus short-term incentive pay prior to any deferrals under any qualified or nonqualified deferred compensation plan.

Normal retirement is age 65. Early retirement for a participant who has been credited with at least five years of service and whose age is at least age 50 is the later of separation of service or age 55. There is no early retirement reduction after attainment of age 62.

•

Electricity Supply Pension Scheme. Mr. Symons was an active participant in the Electricity Supply Pension Scheme, or ESPS, a U.K. tax-approved defined benefit pension scheme. Among the various benefits provided under the ESPS was a death benefit payable to beneficiaries in the event the participant passed away while actively employed. Mr. Symons terminated his participation in the ESPS effective April 6, 2006 in response to certain changes in U.K. tax law. In connection with terminating his participation in the ESPS, Mr. Symons entered into arrangements with WPD pursuant to which he received an enhancement to his pension for the period April 1, 2000 to April 5, 2006, as well as a benefit payable to his beneficiaries in the event of his death while actively employed with WPD. The arrangements were set forth in a letter agreement dated March 1, 2006, as amended March 5, 2012, and continued in Mr. Symons’ amended and restated Service Agreement dated March 16, 2015. He began receiving distributions from the ESPS on March 20, 2012, and the distributions received during 2018 are included in the following table.

Name	Plan Name	Number of Years Credited Service(1)		Present Value of Accumulated Benefit(2)(3)		Payments During Last Fiscal Year
William H. Spence	PPL Retirement Plan	12.5		$861,091		—

	PPL SERP	25.0	(4)	23,883,837		—
Vincent Sorgi	PPL Retirement Plan	12.7		592,263		—

	PPL Supplemental Compensation Pension Plan	12.7		1,403,536		—

	PPL SERP	12.7		1,735,407		—
Paul W. Thompson	LG&E Retirement Plan	27.8		1,969,818		—

	LG&E SERP	27.8		6,552,269		—
Gregory N. Dudkin	PPL Retirement Plan	9.5		655,556		—

	PPL SERP	9.5		2,147,582		—
Joanne H. Raphael	PPL Retirement Plan	30.4		1,893,119		—

	PPL SERP	29.8		5,627,381		—
Robert A. Symons	Electricity Supply Pension Scheme	34.0		10,835,912	(5)	$582,234	(5)

(1)	See “PPL Supplemental Executive Retirement Plan” above for a description of the years of service that have been granted under the PPL SERP to Mr. Spence.

64 PPL CORPORATION 2019 Proxy Statement

EXECUTIVE COMPENSATION

(2)	The assumptions used in estimating the present values of each NEO’s accumulated pension benefit are:

Plan	Assumed Retirement Date(a)	Discount Rate	Mortality Assumption
PPL Retirement Plan	60	4.35%

RP-2014 gender specific healthy annuitant

tables with white collar adjustment (removing

MP-2014 improvement projections from 2006-

2014) and applying Scale MP-2017 mortality

improvements from 2006 on a generational

basis. For the LG&E Retirement Plan and the

LG&E SERP, the base rates are increased by

4%.

PPL Supplemental Compensation Pension Plan	60	4.35%
LG&E Retirement Plan	60	4.35%
LG&E SERP	62	4.37%

PPL SERP	60/62	4.34%

50%/50% blend at the male and female

RP-2014 healthy annuitant tables with no collar

adjustment (removing MP-2014 improvement

projections from 2006-2014) and applying

Scale MP-2017 mortality improvements from

2006 on a generational basis.

Electricity Supply Pension Scheme	60	2.98%

Based upon United Kingdom standard

table S2PFA appropriate for the

spouse’s year of birth and future

improvements subject to the standard table

projected forward from 2007 in line with the

2017 CMI core projections with a long-term

improvement rate of 1.0% per annum.

(a)

For the PPL Retirement Plan, PPL Supplemental Compensation Pension Plan and PPL SERP, this column reflects the age at which retirement may occur without any reduction in benefits. Effective December 31, 2017, the CGNC approved an amendment to the SERP, for Mr. Spence only, that increased his retirement age for full benefits from age 60 to age 62. For the PPL Retirement Plan and the PPL Supplemental Compensation Pension Plan, an employee may retire without any reduction in benefits at age 60 provided that the employee has at least 20 years of service. Effective January 1, 2015, for the LG&E and KU Retirement Plan, the age at which retirement may occur without any reductions in benefits is age 60. For the LG&E SERP, the age at which retirement may occur without any reduction in benefits is age 62. For the Electricity Supply Pension Scheme, the age at which retirement may occur without any reduction in benefits is age 60.

(3)

The present values in the column reflect theoretical figures prescribed by the SEC for disclosure and comparison purposes. The table below reflects the actual benefits payable under the PPL SERP and the LG&E SERP upon the listed events assuming termination of employment occurred as of December 31, 2018.

SERP Payments upon Termination as of December 31, 2018(a)
Name	Retirement	Death	Disability
Spence	$24,450,681	$12,022,676	$24,450,681
Sorgi(b)	—	447,713	—
Thompson(c)	6,576,838	4,195,571	5,148,041
Dudkin	2,194,264	711,445	2,194,264
Raphael	5,784,019	2,644,946	5,784,019

(a)

Messrs. Spence, Sorgi and Dudkin, and Ms. Raphael, have elected to receive benefits payable under the PPL SERP as a lump-sum payment, subject to applicable law. For Mr. Spence, the actual payment to be made to him under the PPL SERP will be offset by any defined benefit pension amounts he has from former employers. For Mr. Thompson, the LG&E SERP does not provide for a lump-sum payment, but a lump-sum amount is shown here for comparison purposes. See note (c) below for Mr. Thompson’s monthly LG&E SERP benefits. The amounts shown in this table represent the values that would have become payable based on a December 31, 2018 termination of employment. Actual payment would be made following December 31, 2018 subject to plan rules and in compliance with Section 409A of the Internal Revenue Code.

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EXECUTIVE COMPENSATION

(b)

Mr. Sorgi is not eligible to retire under the PPL SERP, but he has a death benefit. If Mr. Sorgi had left the company voluntarily on December 31, 2018, he would have been eligible to receive benefits under the PPL Retirement Plan and the PPL Supplemental Compensation Pension Plan, but not under the PPL SERP.

(c)

If Mr. Thompson had retired on December 31, 2018 and commenced his LG&E SERP benefit on January 1, 2019, the monthly LG&E SERP benefit payable as a life annuity would have been $37,704. If he had died on December 31, 2018, the monthly LG&E SERP benefit payable to his spouse for her lifetime beginning on January 1, 2019 would have been $18,852. If Mr. Thompson had become disabled on December 31, 2018, the monthly LG&E SERP disability benefit payable at age 65 as a life annuity (assuming continued accrual) would have been $36,161.

(4)

Includes 12.5 additional years of service provided to Mr. Spence. The years of credited service in excess of actual years of service provided to the company resulted in an increase to the present value of accumulated benefits for Mr. Spence as of December 31, 2018 under the PPL SERP of $11,707,404.

(5)

Mr. Symons was based in the United Kingdom and received his pension benefits in British pounds sterling. The present value of the accumulated benefit payable to his surviving spouse, pursuant to the terms of the Electricity Supply Pension Scheme, as of December 31, 2018 is converted from Pounds Sterling to U.S. dollars at an exchange rate of $1.2754, the translation rate for December 31, 2018, and his pension distributions are converted to U.S. dollars at an exchange rate of $1.3355, which is the average monthly translation rate for 2018.

NONQUALIFIED DEFERRED COMPENSATION IN 2018

The PPL Executive Deferred Compensation Plan allows participants to defer all or a portion of their cash compensation in excess of the required minimum payroll taxes. In addition, the company made matching contributions to this plan during 2018 of up to 3% of an executive’s cash compensation (base salary plus annual cash incentive award) to match executive contributions that would have been made to PPL’s tax-qualified 401(k) deferred savings plan, also known as the PPL Deferred Savings Plan, except for IRS-imposed limitations on those contributions. The PPL Executive Deferred Compensation Plan is unfunded and is not qualified for tax purposes. All benefits under this plan are subject to the claims of the company’s creditors in the event of bankruptcy. A hypothetical account is established for each participant who elects to defer, and the participant selects one or more deemed investment choices that generally mirror those that are available to employees under the PPL Deferred Savings Plan at Fidelity Investments. These investment accounts include large, mid and small cap index and investment funds, international equity index funds, target date funds, bond funds and a stable value fund, with returns that ranged from -13.24% to 1.98% during 2018. Earnings and losses on each account are determined based on the performance of the investment funds selected by the participant. The company maintains each account as a bookkeeping entry. During 2018, Messrs. Spence, Sorgi and Dudkin, and Ms. Raphael, notionally invested in one or more of those funds.

In general, the NEOs who participate in this plan cannot withdraw any amounts from their deferred accounts until they have either left or retired from the company. However, the plan was modified, effective January 1, 2019, to allow in-service withdrawals provided the date of payment is at least twelve months after the deferral election becomes irrevocable. In addition, the company’s Corporate Leadership Council, which currently consists of the chief executive officer, chief financial officer and general counsel, has the discretion to make a “hardship distribution” if there is an unforeseeable emergency that causes a severe financial hardship to the participant.

Participants may elect distribution in one or more annual installments for a period of up to 15 years, provided the participant complies with the election and timing rules of Section 409A of the Internal Revenue Code.

Mr. Thompson is a participant in the LG&E and KU Nonqualified Savings Plan. The plan allows participants to defer up to a maximum of 75% of base salary and annual cash incentive awards. In addition, the participant receives a matching contribution equal to 70% of the first 6% deferred if that participant is not eligible for matching contributions in the LG&E and KU Savings Plan (a tax-qualified 401(k) plan) at the time the deferred compensation would have otherwise been paid to the participant. The LG&E and KU Nonqualified Savings Plan is unfunded and is not qualified for tax purposes. All benefits under the LG&E and KU Nonqualified Savings Plan are subject to the claims of creditors in the event of bankruptcy. A hypothetical account is established for each participant who elects to defer. The amount in the participant’s hypothetical account is credited with interest at an annual rate equal to the Prime Interest Rate as reported in The Wall Street Journal. The Prime Interest Rate is reset quarterly based on the last day of the preceding calendar quarter or March 31, June 30, September 30, and December 31. Under this investment option, the interest is calculated by applying the Prime Interest Rate to the balance in the hypothetical account. Mr. Thompson’s rate of return for 2018 was 5.0%.

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Participants may elect a lump-sum payment or annual installment payments for a period of not less than two years and not more than 10 years, provided the participant complies with the election and timing rules of Section 409A of the Internal Revenue Code.

Mr. Thompson also has a hypothetical account in the LG&E Energy Corp. Nonqualified Savings Plan. This is a grandfathered deferred compensation plan that was closed to new contributions on January 1, 2005. The plan is unfunded and is not qualified for tax purposes. The plan is subject to claims of creditors in the event of bankruptcy. The hypothetical account is credited with interest in the same manner as the LG&E and KU Nonqualified Savings Plan. Mr. Thompson’s rate of return for 2018 was 5.0%.

Mr. Symons did not participate in a deferred compensation plan.

Name	Name of Plan	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)

William H. Spence	PPL Executive Deferred Compensation Plan	$103,210	$99,233	$(64,051)	—	$1,828,287

Vincent Sorgi	PPL Executive Deferred Compensation Plan	166,558	26,641	(71,461)	—	926,408

Paul W. Thompson	LG&E and KU Nonqualified Savings Plan	60,265	32,542	66,155	—	1,428,135

	LG&E Energy Corp. Nonqualified Savings Plan	—	—	51,597	—	1,086,142

Gregory N. Dudkin	PPL Executive Deferred Compensation Plan	16,095	483	(9,751)	—	225,096

Joanne H. Raphael	PPL Executive Deferred Compensation Plan	15,877	23,235	(43,536)	—	604,135

(1)

The following NEOs deferred salary in 2018 in the amounts indicated: Spence — $35,537; Sorgi — $16,936; Thompson — $34,837 and Raphael — $15,877, which is included in the “Salary” column of the Summary Compensation Table for 2018. In addition, the following NEOs deferred a portion of their cash incentive awards for 2017 performance paid in 2018, which were included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2017: Spence — $67,673; Sorgi — $149,622; Thompson — $25,428 and Dudkin — $16,095.

(2)	Amounts in this column are company matching contributions during 2018 and are included in the Summary Compensation Table for 2018 under the heading “All Other Compensation.”

(3)	Aggregate earnings for 2018 are not reflected in the Summary Compensation Table because such earnings are not deemed to be “above-market” or preferential earnings.

(4)

Represents the total balance of each NEO’s account as of December 31, 2018. Of the totals in this column, the following amounts were reported as compensation to the NEO in the Summary Compensation Table for previous years:

Name	Executive Contributions	Registrant Contributions	Total

Spence	$534,553	$467,377	$1,001,930

Sorgi	433,247	71,872	505,119

Dudkin	40,075	16,024	56,099

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL OF PPL CORPORATION

Change-in-Control Arrangements

The company has entered into change-in-control severance agreements with each of its currently employed NEOs that provide benefits to these officers upon qualifying terminations of employment in connection with a change in control of the company (a so-called “double trigger”).

The change-in-control agreement with respect to Mr. Spence is of the older form of agreement. The agreements for Messrs. Sorgi, Thompson and Dudkin, and Ms. Raphael, follow the new form of agreement and are described separately below.

The change-in-control agreement for Mr. Spence defines “Change in Control” as the occurrence of any of the following five specific events:

•	a change in the majority of the members of our Board of Directors occurs through contested elections;

•	an investor or group acquires 20% or more of the company’s common stock;

•	a merger occurs that results in less than 60% control of the company or the surviving entity by the current shareowners;

•	shareowner approval of the liquidation or dissolution of the company; or

•	the Board of Directors declares that a change in control is anticipated to occur or has occurred.

A voluntary termination of employment by Mr. Spence would only result in the payment of benefits if there was “good reason” for leaving. “Good reason” includes a number of circumstances in which the NEO has a substantial adverse change in the employment relationship or the duties assigned. For example, a reduction in salary, a relocation of the place of work of more than 30 miles, or a cutback or exclusion from a compensation plan, pension plan or welfare plan would constitute “good reason.” The benefits provided under this agreement replace any other severance benefits that the company or any prior severance or change-in-control agreement would provide to him.

There is no benefit payable before or after a change in control if Mr. Spence is discharged for “cause.” “Cause” generally means willful conduct that can be shown to cause material injury to the company or the willful refusal to perform duties after written demand by the Board of Directors.

Mr. Spence’s change-in-control agreement continues in effect until December 31, 2019, and the agreement is automatically extended for additional one-year periods. If a change in control occurs during the agreement’s term, the agreement will expire no earlier than 36 months after the month in which the change in control occurs. The agreement specifies that Mr. Spence will be entitled to the severance benefits described below if, in connection with a change in control, his employment is terminated for any reason other than death, disability, retirement or “cause,” or he terminates employment for “good reason.”

These benefits include:

•

a lump-sum payment equal to three times the sum of (1) Mr. Spence’s base salary in effect immediately prior to the date of termination or, if higher, immediately prior to the first occurrence of an event or circumstance constituting “good reason” and (2) the highest annual cash incentive award in respect of the last three fiscal years ending immediately prior to the fiscal year in which the change in control occurs or, if higher, the fiscal year immediately prior to the fiscal year in which an event or circumstance constituting “good reason” first occurs;

•	a lump-sum payment having an actuarial present value equal to the additional pension benefits Mr. Spence would have received had he continued to be employed by the company for an additional 36 months;

•	the continuation of welfare benefits for Mr. Spence and his dependents for the 36-month period following separation (reduced to the extent he receives comparable benefits from another employer);

•	unpaid incentive compensation that has been allocated or awarded for a previous performance period;

•

vesting of all contingent incentive compensation awards for all then uncompleted periods, calculated on a prorated basis of months of completed service, assuming performance achievement at 100% of the target level;

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•

vesting of all performance units outstanding, calculated on a prorated basis of months of completed service, assuming achievement at 100% of target, plus an amount payable in cash to provide payment for the maximum payout level (200% of target);

•	outplacement services for up to three years;

•	a gross-up payment for any excise tax imposed under the golden parachute provisions of the Internal Revenue Code; and

•	post-retirement health care and life insurance benefits for which Mr. Spence would have become eligible within the 36-month period following the change in control.

The CGNC approved a new form of change-in-control agreement to be used for those officers entering into such agreements after December 31, 2011, including for Messrs. Sorgi, Thompson and Dudkin, and Ms. Raphael. The new form differs from the prior form in the following areas:

•

provides that the term may not expire during the period in which a change in control (a “potential” change in control) may occur, and expires no earlier than 24 months after a change in control actually occurs;

•	eliminates excise tax gross-ups;

•	eliminates accrual of additional pension service and benefit credits;

•	eliminates payment upon a “potential” change in control unless a qualifying termination of employment actually occurs and is in connection with the “potential” change in control;

•	shortens the notice period from 15 months to six months’ advance notice to terminate an agreement;

•

eliminates welfare benefit continuation (other than retiree welfare benefits, as described below); instead, the company would pay a lump-sum payment equivalent to the cost of COBRA coverage that would be incurred for the 24-month period following termination of employment; and

•	limits outplacement services to $50,000.

The change-in-control agreements for Messrs. Sorgi, Thompson and Dudkin, and Ms. Raphael, continue in effect until December 31, 2019 and are generally automatically extended for additional one-year periods. Their agreements provide that they will be entitled to the severance benefits described below if, in connection with a change in control, the company terminates their employment for any reason other than death, disability, retirement or “cause,” or the executive terminates employment for “good reason.”

Pursuant to Messrs. Sorgi’s, Thompson’s and Dudkin’s, and Ms. Raphael’s, agreements, a “change in control” is defined to include the following events:

•	a change in a majority of the members of our Board of Directors occurs during a 12-month period through contested elections;

•	an investor group acquires 30% or more of the company’s common stock;

•	a merger occurs that results in less than 70% control of the company or the surviving entity by the current shareowners; or

•	the sale or other disposition of substantially all the company’s assets.

Messrs. Sorgi’s, Thompson’s and Dudkin’s, and Ms. Raphael’s, change-in-control agreement benefits include:

•

a lump-sum payment equal to three times the sum of (1) their respective base salary in effect immediately prior to the date of termination or, if higher, immediately prior to the first occurrence of an event or circumstance constituting “good reason” and (2) the average annual bonus in respect of the last three fiscal years ending immediately prior to the fiscal year in which the change in control occurs or, if higher, the fiscal year immediately prior to the fiscal year in which an event or circumstance constituting “good reason” first occurs;

•

a lump-sum payment equal to the aggregate amount of COBRA premiums otherwise payable for the 24-month period following termination (assuming COBRA would have been available for the 24 months at the rate in effect at date of termination);

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•	unpaid incentive compensation that has been allocated or awarded for a previous performance period;

•

vesting of all contingent cash-based incentive compensation awards for all then uncompleted periods, calculated on a prorated basis of months of completed service, assuming achievement at the actual level of performance as of the date of change in control;

•	outplacement services until December 31 of the second calendar year after termination but limited to fees of $50,000; and

•

post-retirement health care and life insurance benefits if eligibility would have occurred within the 24-month period following termination or, if more favorable to Messrs. Sorgi or Dudkin, or Ms. Raphael, within 24 months of the date on which the event or circumstance constituting “good reason” first occurs.

In addition to the benefits that the change-in-control agreements provide, the following events would occur in the event of a change in control under the company’s compensation arrangements:

•	the restriction period applicable to any outstanding restricted stock unit awards lapses for those awards granted under the SIP;

•

the performance period applicable to any outstanding performance unit awards will be deemed to conclude prior to the change in control, and a pro rata portion of all unvested units will become immediately vested as though there had been achievement of goals satisfying the target award (although the change-in-control agreements with respect to Mr. Spence would provide a cash payment in addition to this amount based on assumed achievement at the maximum level);

•	upon a qualifying termination, all participants in the PPL SERP and LG&E SERP immediately vest in their accrued benefit, even if not yet vested due to age and service; and

•

upon a qualifying termination, the PPL SERP benefit improves by a pro rata portion of the additional years of service granted to the officer, if any, that otherwise would not be earned until a specified period of years had elapsed or the officer had reached a specified age.

See the table beginning on page 73 for the estimated value of benefits to be paid if any of the NEOs were terminated on December 31, 2018, after a change in control of PPL for qualifying reasons. PPL has trust arrangements in place to facilitate the funding of benefits under the PPL SERP, the PPL Executive Deferred Compensation Plan, change-in-control agreements and the DDCP if a change in control were to occur. Currently, the trusts are not funded. The trusts provide for the company to fund the trusts at the time a “potential change in control” occurs. The funds are refundable to the company if the change in control does not actually take place.

A “potential change in control” is triggered when:

•	the company enters into an agreement that would result in a change in control;

•	the company or any investor announces an intention to enter into a change in control;

•	the Board of Directors declares that a potential change in control has occurred; or

•	an investor obtains 5% or more of the company’s common stock and intends to control or influence management (requiring a Schedule 13D to be filed by the investor with the SEC).

Within 60 days of the end of each year after the change in control occurs, PPL is required to irrevocably deposit additional cash or property into the trusts in an amount sufficient to pay participants or beneficiaries the benefits that are payable under the terms of the plans that are being funded by the trusts as of the close of each year. Any income on the trust assets would be taxed to PPL and not to the beneficiaries of the trusts, and such assets would be subject to the claims of general creditors in the event of PPL’s insolvency or bankruptcy.

Termination Benefits

The NEOs are entitled to various benefits in the event of a termination of employment, but the value of those benefits and their components vary depending upon the circumstances. The table set forth below provides the company’s estimates of the probable value of benefits that would have been payable to the NEOs assuming a termination of employment as of December 31, 2018, for reasons of retirement, voluntary termination, death, disability, involuntary

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termination not for cause, change of control or qualifying termination in connection with a change in control. Also, the table does not repeat information disclosed in the “Pension Benefits in 2018” table, the “Nonqualified Deferred Compensation in 2018” table or the “Outstanding Equity Awards at Fiscal Year-End 2018” table, except to the extent that vesting or payment may be accelerated. If an NEO did not yet qualify for full retirement benefits or other benefits requiring longer service, that additional benefit is not reflected below. If an NEO had the ability to elect retirement and thereby avoid forfeiture or decreased benefits, the table assumes that retirement was elected and is noted as such in the footnotes to the table.

In the event that an executive is terminated for “cause” by the company, no additional benefits are due under the applicable plans and agreements.

Severance. See “CD&A — Additional Information — Special Compensation — Severance Benefits” for a discussion of the company’s practice as to severance benefits. The NEOs other than Mr. Symons are participants in the PPL Executive Severance Plan. The plan provides for severance benefits for executives in the event of a termination of employment that is not for cause. “Cause” is defined as misconduct materially injurious to the company, insubordination, fraud or breach of confidentiality against the company or egregious violation of company policy. Pursuant to this plan, each of the NEOs is eligible for two years of base salary, a lump-sum amount for 24 months of health plan continuation (COBRA) and outplacement services for the lesser of two years or $50,000 in fees. Benefits are conditioned on a release of liability by the NEO.

As discussed above in “Change-in-Control Arrangements,” there is a structured approach to separation benefits for involuntary and select “good reason” terminations of employment in connection with a change in control of PPL Corporation. PPL has entered into agreements with each of the NEOs that provide benefits to the officers upon qualifying terminations of employment in connection with a change in control. The benefits provided under these agreements replace any other severance benefits provided to the NEOs by PPL, including any benefit under the PPL Executive Severance Plan or any prior severance or change-in-control agreement.

The table below includes the severance payments, the value of continued welfare benefits and outplacement benefits as “Other separation benefits,” and the value of “gross-up” payments for required Federal excise taxes on excess parachute payments as “Tax gross-up amount payable” for Mr. Spence.

Account balances under the PPL Executive Deferred Compensation Plan, the LG&E and KU Nonqualified Savings Plan and the LG&E Energy Corp. Nonqualified Savings Plan become payable as of termination of employment for any reason, or as of the time previously elected. Current balances are included in the “Nonqualified Deferred Compensation in 2018” table on page 67 above and are not included in the table below.

Annual Cash Incentive Awards. It is PPL’s practice to pay a pro rata portion of the accrued but unpaid annual cash incentive award to executives who retire or who are eligible to retire and (1) die while employed or (2) terminate employment due to a disability during the performance year. Payments occur at the regularly scheduled time as paid to other executive officers. Only Mr. Sorgi is currently ineligible to retire.

In the event any of the NEOs were to die or terminate employment due to a disability, the CGNC has the authority to consider an award. As is the usual practice for employees who retire, of which Mr. Symons was eligible at the time of his death, the CGNC approved a prorated annual cash incentive award. If Mr. Sorgi was to leave voluntarily, he would not be entitled to an annual cash incentive award.

In the event of a qualifying termination in connection with a change in control of PPL Corporation, annual cash incentive awards that have been determined, but not yet paid, are payable under the terms of the change-in-control agreements entered into with the NEOs. Also in the case of a change in control, if a termination under these change-in-control agreements occurs during the performance year, accrued incentive cash awards are payable on a prorated basis for the period worked during the year using the assumption that performance goals were attained at target.

Long-term Incentive Awards. Restrictions on restricted stock units generally lapse upon retirement, death or termination of employment due to disability under the ICPKE and the SIP, or in the event of a change in control under the ICPKE. Under the SIP, if there is a change in control, restrictions lapse if there is a termination not for “cause” or for “good reason.” Restricted stock units are forfeited under both plans in the event of voluntary and involuntary termination if the executive is not retirement eligible.

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If the NEO is eligible to retire and retires after the first year of the performance period, the NEO is eligible for the award, if any, without proration at the end of the performance period. In the event of a change in control, the performance period ends and there is pro rata vesting as if the target shareowner return was achieved. See “Change-in-Control Arrangements” above for a discussion of enhanced benefits that are triggered if Mr. Spence is terminated in connection with a change in control of the company. Performance units are forfeited in the event of voluntary termination if the executive is not eligible to retire.

In all events where performance units are not forfeited, we have included the prorated value based on the assumption of performance achievement at target (other than for Mr. Spence, who is entitled to an additional cash payment in the case of a change in control to provide payout at the maximum payout level), except where the NEO is retirement-eligible and the first year of the performance period year has passed, then the full value is assumed without proration.

All stock options currently outstanding are fully vested and exercisable and therefore are not reflected in the table below.

The term of all previously granted PPL stock options is 10 years. No stock options have been granted since 2013. Upon the below stated events of termination, the executive may exercise options as follows:

•

In the event of retirement, (1) for options granted under the SIP, the executive has the earlier of five years from retirement or the remaining term to exercise the options, and (2) for options granted under the ICP, the executive has the remaining term to exercise the options.

•

In the event of termination of employment as a result of death or disability, the term for options granted under the ICP is reduced to 36 months, and under the SIP is reduced to three years and 60 days, unless the remaining term is shorter.

•

In the event of a change in control, the term for options granted under the ICP is reduced to 36 months. In the event of a qualifying termination of employment in connection with a change in control under the SIP, the term for options granted is reduced to three years and 60 days for all outstanding options. For options granted in 2010 or after under the ICP, and for all options granted under the SIP, the exercise periods in the event of a change in control are extended to the full term.

•

In the event of voluntary termination of employment for reasons other than noted above, NEOs have a maximum of 60 days to exercise options granted under the ICP and the SIP that are exercisable but that have not yet been exercised before they are forfeited.

•	In the event of a termination for “cause,” the NEOs must exercise all outstanding exercisable options prior to termination or risk immediate forfeiture of all options, whether exercisable or not.

Assumptions for the table below:

•	For NEOs eligible to retire (Messrs. Spence, Thompson and Dudkin, and Ms. Raphael), we have assumed the executive retires in the case of voluntary or involuntary termination.

•	For Messrs. Spence, Sorgi, Thompson and Dudkin, and Ms. Raphael, we have assumed the termination event occurred as of December 31, 2018.

•	For Mr. Symons, we used November 7, 2018, his actual date of death. The disclosure in the table for Mr. Symons is limited to the termination event that actually occurred.

Employment Agreement

Mr. Symons was party to an amended and restated Service Agreement, dated March 16, 2015, with Western Power Distribution (South West) plc, or WPD (South West), which provided for the payment of a legacy death benefit in the amount of £5.02 million in the event of his death while actively employed with WPD (South West). The amount of the death benefit was adjusted annually in connection with the Retail Price Index in the United Kingdom. This death benefit was provided in connection with Mr. Symons’ cessation of ESPS benefits as of April 6, 2006 as referenced on page 64. This death benefit is payable because Mr. Symons passed away while actively employed with WPD (South West).

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Name	Retirement or Voluntary Termination	Death	Disability	Involuntary Termination Not for Cause		Change in Control	Termination Following a Change in Control

William H. Spence

Severance payable in cash(1)	—	—	—	$2,369,160		—	$11,072,415

Other separation benefits(2)	—	$ 296,145	—	82,231		—	100,494

Tax gross-up amount payable(3)	—	—	—	—		—	9,963,333

Restricted stock units(4)	$7,294,497	7,294,497	$7,294,497	7,294,497		—	7,294,497

Performance units — TSR(5)	7,706,725	5,470,783	5,470,783	7,706,725		$5,470,783	15,413,450

Performance units — ROE(6)	2,887,032	2,887,032	2,887,032	2,887,032		1,273,619	5,774,064

Vincent Sorgi

Severance payable in cash(1)	—	—	—	1,130,250		—	3,490,839

Other separation benefits(2)	—	141,281	—	90,968		—	90,968

Tax gross-up amount payable(3)	—	—	—	—		—	—

Restricted stock units(4)	—	1,493,353	1,493,353	—	(7)	—	1,493,353

Performance units — TSR(5)	—	1,125,568	1,125,568	—	(7)	1,125,568	1,125,568

Performance units — ROE(6)	—	641,362	641,362	—	(7)	279,784	279,784

Paul W. Thompson

Severance payable in cash(1)	—	—	—	1,240,000		—	3,131,418

Other separation benefits(2)	—	—	—	77,643		—	77,643

Tax gross-up amount payable(3)	—	—	—	—		—	—

Restricted stock units(4)	791,505	791,505	791,505	791,505		—	791,505

Performance units — TSR(5)	1,015,529	665,396	665,396	1,015,529		665,396	665,396

Performance units — ROE(6)	458,224	458,224	458,224	458,224		197,392	197,392

Gregory N. Dudkin

Severance payable in cash(1)	—	—	—	1,120,000		—	3,289,494

Other separation benefits(2)	—	140,000	—	96,674		—	96,674

Tax gross-up amount payable(3)	—	—	—	—		—	—

Restricted stock units(4)	1,211,126	1,211,126	1,211,126	1,211,126		—	1,211,126

Performance units — TSR(5)	1,380,780	971,329	971,329	1,380,780		971,329	971,329

Performance units — ROE(6)	529,267	529,267	529,267	529,267		233,028	233,028

Joanne H. Raphael

Severance payable in cash(1)	—	—	—	1,060,000		—	3,150,831

Other separation benefits(2)	—	132,500	—	76,727		—	76,727

Tax gross-up amount payable(3)	—	—	—	—		—	—

Restricted stock units(4)	1,037,939	1,037,939	1,037,939	1,037,939		—	1,037,939

Performance units — TSR(5)	1,186,435	821,631	821,631	1,186,435		821,631	821,631

Performance units — ROE(6)	476,925	476,925	476,925	476,925		205,829	205,829

Robert A. Symons

Severance payable in cash	N/A	—	N/A	N/A		N/A	N/A

Other separation benefits(2)	N/A	6,691,911	N/A	N/A		N/A	N/A

Tax gross-up amount payable	N/A	—	N/A	N/A		N/A	N/A

Restricted stock units(4)	N/A	998,937	N/A	N/A		N/A	N/A

Performance units — TSR(5)	N/A	842,921	N/A	N/A		N/A	N/A

Performance units — ROE(6)	N/A	475,193	N/A	N/A		N/A	N/A

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(1)	For purposes of this table, we have assumed the NEOs, other than Mr. Symons, are eligible for benefits under their respective change-in-control agreements.

In accordance with PPL’s Executive Severance Plan, the NEOs included in the table, other than Mr. Symons, are eligible for a payment of severance benefits in the event of an involuntary termination not for cause, if they are not eligible to receive severance payments under another plan or any agreement. Each of the NEOs, other than Mr. Symons, is eligible to receive a cash severance payment equal to two years’ base salary and additional benefits described in Note 2 below.

In the event of termination of employment in connection with a change in control of PPL Corporation, each NEO is eligible for severance benefits if termination occurs within 36 months of a change in control (a) due to termination by the company for reasons other than “cause” or (b) by the executive on the basis of “good reason” as that term is defined in the agreement. For purposes of the table, a qualifying termination of employment in connection with a change of control is assumed.

Amounts shown as “Severance payable in cash” under the “Termination Following a Change in Control” column for Mr. Spence is three times the sum of his annual salary as of the termination date plus the highest annual cash incentive payment made in the last three years as provided under his agreement. For Messrs. Sorgi, Thompson and Dudkin, and Ms. Raphael, the amounts are three times the sum of their annual salary and the average of their annual cash bonuses earned in the last three fiscal years ending immediately prior to the fiscal year in which the termination date occurs, or if higher, the fiscal year immediately prior to the fiscal year in which the termination date occurs.

(2)

In the event of their death, the surviving spouses of Messrs. Spence, Sorgi and Dudkin, and Ms. Raphael, are eligible to receive a lump-sum payment equal to three months of their respective base salary.

Under the terms of his Service Agreement, Mr. Symons was eligible to receive a death benefit in the amount of £5.02 million while employed by WPD (South West). This amount has been converted from British pounds sterling to U.S. dollars at an exchange rate of $1.2902, which was the translation rate for November 2018, the month Mr. Symons passed away.

Under the PPL Executive Severance Plan, each NEO, other than Mr. Symons, is eligible for specified benefits if terminated due to a qualifying termination as defined in the plan. In addition to the lump-sum severance payment described in Note 1 above, these officers are eligible to receive a lump-sum payment equivalent to 24 months of COBRA premiums and outplacement assistance not to exceed $50,000 in fees.

Under the terms of the change-in-control agreements of each of Messrs. Spence, Sorgi, Thompson and Dudkin, and Ms. Raphael, the executive is eligible for continued medical and dental benefits, life insurance premiums, disability coverage and outplacement services (limited to $50,000 in the case of Messrs. Sorgi, Thompson and Dudkin, and Ms. Raphael). The amounts shown as “Other separation benefits” are the estimated present values of each of these benefits in the respective column.

(3)

In the event excise taxes become payable under Section 280G and Section 4999 of the Internal Revenue Code as a result of any “excess parachute payments,” as that phrase is defined by the IRS, the change-in-control agreement for Mr. Spence provides that the company will pay the excise tax as well as gross-up the executive for the impact of the excise tax payment. The tax payment and gross-up do not extend to normal income taxes due on any separation payments. The amounts shown as “Tax gross-up amount payable” include the company’s estimate of the excise tax and gross-up payments that would be made under the terms of Mr. Spence’s change-in-control agreement if he had been terminated on December 31, 2018. The change-in-control agreements for Messrs. Sorgi, Thompson and Dudkin, and Ms. Raphael do not provide for excise tax payments or gross-ups.

74 PPL CORPORATION 2019 Proxy Statement

EXECUTIVE COMPENSATION

(4)

Total outstanding performance-contingent restricted stock units and restricted stock units are included in the “Outstanding Equity Awards at Fiscal Year-End 2018” table above. The amounts included in this table reflect the value of the performance-contingent restricted stock units and restricted stock units that would become immediately vested as a result of each event as of December 31, 2018 (November 7, 2018 for Mr. Symons), including the impact of the rounding of fractional shares. The table set forth below this note shows the number of units accelerated and payable, including accumulated dividend equivalents, as well as the number forfeited upon the occurrence of each termination event. For purposes of the table below, the total number of shares is provided without regard for the tax impact.

Restricted Stock Units

(#)

Name	Retirement or Voluntary Termination	Death	Disability	Involuntary Termination Not for Cause	Change in Control	Termination Following a Change in Control

William H. Spence

Accelerated	257,483	257,483	257,483	257,483	—	257,483

Forfeited	—	—	—	—	—	—

Vincent Sorgi

Accelerated	—	52,713	52,713	—	—	52,713

Forfeited	52,713	—	—	52,713	—	—

Paul W. Thompson

Accelerated	27,939	27,939	27,939	27,939	—	27,939

Forfeited	—	—	—	—	—	—

Gregory N. Dudkin

Accelerated	42,751	42,751	42,751	42,751	—	42,751

Forfeited	—	—	—	—	—	—

Joanne H. Raphael

Accelerated	36,637	36,637	36,637	36,637	—	36,637

Forfeited	—	—	—	—	—	—

Robert A. Symons

Accelerated	N/A	31,854	N/A	N/A	N/A	N/A

Forfeited	N/A	—	N/A	N/A	N/A	N/A

PPL CORPORATION 2019 Proxy Statement 75

EXECUTIVE COMPENSATION

(5)

The table includes the value of the performance units based on TSR and accumulated dividend equivalents that would become payable as a result of each event as of December 31, 2018 (November 7, 2018 for Mr. Symons). In the case of Mr. Spence’s “Termination Following a Change in Control,” this value is composed of units that become payable upon a change in control of PPL Corporation plus an amount payable in cash under the change-in-control agreements to provide payment for the maximum payout level. The table set forth below this note presents the number of units accelerated and payable as of the event, or the number of units that become payable after the performance period is completed, as well as the number forfeited. The gross value in the table would be reduced by the amount of taxes required to be withheld, and the net shares would be distributed. For purposes of the following table, the total number of shares is provided without regard to the tax impact.

Performance Units — TSR

(#)

Name	Retirement or Voluntary Termination	Death	Disability	Involuntary Termination Not for Cause	Change in Control	Termination Following a Change in Control

William H. Spence

Accelerated	—	—	—	—	193,109	193,109

Forfeited	—	78,925	78,925	—	78,925	78,925

Available after performance period completed	272,034	193,109	193,109	272,034	—	—

Vincent Sorgi

Accelerated	—	—	—	—	39,731	39,731

Forfeited	57,152	17,422	17,422	57,152	17,422	17,422

Available after performance period completed	—	39,731	39,731	—	—	—

Paul W. Thompson

Accelerated	—	—	—	—	23,487	23,487

Forfeited	—	12,359	12,359	—	12,359	12,359

Available after performance period completed	35,846	23,487	23,487	35,846	—	—

Gregory N. Dudkin

Accelerated	—	—	—	—	34,286	34,286

Forfeited	—	14,453	14,453	—	14,453	14,453

Available after performance period completed	48,739	34,286	34,286	48,739	—	—

Joanne H. Raphael

Accelerated	—	—	—	—	29,002	29,002

Forfeited	—	12,877	12,877	—	12,877	12,877

Available after performance period completed	41,879	29,002	29,002	41,879	—	—

Robert A. Symons

Accelerated	N/A	—	N/A	N/A	N/A	N/A

Forfeited	N/A	11,603	N/A	N/A	N/A	N/A

Available after performance period completed	N/A	26,879	N/A	N/A	N/A	N/A

76 PPL CORPORATION 2019 Proxy Statement

EXECUTIVE COMPENSATION

(6)

The table includes the value of the performance units based on ROE and accumulated dividend equivalents that would become payable as a result of each event as of December 31, 2018 (November 7, 2018 for Mr. Symons). In the case of Mr. Spence’s “Termination Following a Change in Control,” this value is composed of units that become payable upon a change in control of PPL Corporation plus an amount payable in cash under the change-in-control agreements to provide payment for the maximum payout level. The table set forth below this note presents the number of units accelerated and payable as of the event, or the number of units that become payable after the performance period is completed, as well as the number forfeited. The gross value in the table would be reduced by the amount of taxes required to be withheld, and the net shares would be distributed. For purposes of the following table, the total number of shares is provided without regard to the tax impact.

Performance Units — ROE

(#)

Name	Retirement or Voluntary Termination	Death	Disability	Involuntary Termination Not for Cause	Change in Control	Termination Following a Change in Control

William H. Spence

Accelerated	—	—	—	—	44,957	44,957

Forfeited	—	—	—	—	56,951	56,951

Available after performance period completed	101,907	101,907	101,907	101,907	—	—

Vincent Sorgi

Accelerated	—	—	—	—	9,876	9,876

Forfeited	22,639	—	—	22,639	12,763	12,763

Available after performance period completed	—	22,639	22,639	—	—	—

Paul W. Thompson

Accelerated	—	—	—	—	6,968	6,968

Forfeited	—	—	—	—	9,207	9,207

Available after performance period completed	16,175	16,175	16,175	16,175	—	—

Gregory N. Dudkin

Accelerated	—	—	—	—	8,225	8,225

Forfeited	—	—	—	—	10,457	10,457

Available after performance period completed	18,682	18,682	18,682	18,682	—	—

Joanne H. Raphael

Accelerated	—	—	—	—	7,265	7,265

Forfeited	—	—	—	—	9,569	9,569

Available after performance period completed	16,835	16,835	16,835	16,835	—	—

Robert A. Symons

Accelerated	N/A	—	N/A	N/A	N/A	N/A

Forfeited	N/A	—	N/A	N/A	N/A	N/A

Available after performance period completed	N/A	15,153	N/A	N/A	N/A	N/A

(7)

In the event of involuntary termination for reasons other than for cause, Mr. Sorgi would forfeit all outstanding restricted stock units and performance units because he is not eligible to retire. Any exceptions to the automatic forfeitures would require the approval of the CGNC.

PPL CORPORATION 2019 Proxy Statement 77

EXECUTIVE COMPENSATION

CEO Pay Ratio

The ratio of our CEO’s total compensation to our median employee’s total compensation, the CEO Pay Ratio, is a reasonable estimate calculated in a manner consistent with SEC rules. We identified our median employee using our global employee population of 12,579 as of October 1, 2018. To determine our median employee, we used regular wages, including bonus and overtime, as our consistently applied compensation measure, and annualized pay for those who commenced work during 2018. Using statistical sampling, we initially identified employees within 5% below and 5% above estimated median pay. From this group of employees, we selected our median employee, taking into consideration employees whose pay was projected to be consistent year-over-year and further excluding employees that have experienced higher pay volatility over the past five years.

After identifying the median employee, we calculated the median employee’s total annual compensation in accordance with the requirements of the Summary Compensation Table on page 55, which includes salary and overtime pay, as well as cash bonus payments, change in pension value and company matching contributions to the 401(k) employee savings plan. Based on such calculation, our CEO’s total compensation was $11,338,785, while our median employee’s total compensation was $81,211. Accordingly, our CEO Pay Ratio was 140 to 1.

78 PPL CORPORATION 2019 Proxy Statement

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

What are you voting on?	The Board of Directors has determined that it would be desirable to request an expression of opinion from the shareowners on the appointment of Deloitte & Touche LLP, or Deloitte, as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

Fees to Independent Auditor for 2018 and 2017

For the fiscal years ended December 31, 2018 and 2017, Deloitte served as our principal independent registered public accounting firm, or “principal independent auditor.” The following table presents fees for professional services rendered by Deloitte for the audit of our company’s annual financial statements for the fiscal years ended December 31, 2018 and 2017, and also includes fees for other services rendered. The amounts set forth in the table below include amounts paid to Deloitte as reimbursement for out-of-pocket expenses associated with performance of the services but do not include Value Added Tax assessed by some non-U.S. jurisdictions on the amount billed by Deloitte.

	2018	2017
	(In thousands)
Audit fees(a)	$6,072	$5,739
Audit-related fees(b)	401	72
Tax fees(c)	362	547
All other fees(d)	128	261
(a)

Includes estimated fees for audit of annual financial statements and review of financial statements included in our company’s Quarterly Reports on Form 10-Q and for services in connection with statutory and regulatory filings or engagements, including comfort letters and consents for financings and filings made with the SEC.

(b)	Includes performance of specific agreed-upon procedures and due diligence activities.

(c)	Includes fees for tax advice in connection with new legislation and internal restructuring.

(d)	Includes fees for access to a Deloitte online accounting research tool, an enterprise risk management program analysis and a systems portfolio analysis.

Approval of Fees.  The Audit Committee has procedures for pre-approving audit and non-audit services to be provided by the independent auditor. These procedures are designed to ensure the continued independence of the independent auditor. More specifically, the use of the independent auditor to perform either audit or non-audit services is prohibited unless specifically approved in advance by the Audit Committee of PPL. As a result of this approval process, the Audit Committee of PPL has pre-approved specific categories of services and authorization levels. All services outside of the specified categories and all amounts exceeding the authorization levels are approved by the Chair of the Audit Committee of PPL, who serves as the Committee designee to review and approve audit and non-audit services during the year. A listing of the approved audit and non-audit services is reviewed with the full Audit Committee of PPL no later than its next meeting.

The Audit Committee of PPL approved 100% of the 2018 and 2017 services provided by Deloitte.

* * * * * *

Representatives of Deloitte are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board of Directors has determined that it would be desirable to request an expression of opinion from the shareowners on the appointment of Deloitte. If the shareowners do not ratify the selection of Deloitte, the selection of the principal independent auditor will be reconsidered by the Audit Committee.

PPL CORPORATION 2019 Proxy Statement 79

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Vote Required for Ratification. The affirmative vote of a majority of the votes cast, in person or by proxy, by all shareowners voting as a single class, is required to ratify the appointment of Deloitte as the company’s independent registered public accounting firm.

Your Board of Directors recommends that you vote FOR Proposal 3

80 PPL CORPORATION 2019 Proxy Statement

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of the Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to, among other items, the integrity of the company’s financial statements. Company management is responsible for the preparation and integrity of the company’s financial statements, the financial reporting process and the associated system of internal controls over financial reporting and assessing the effectiveness of such controls. Deloitte & Touche LLP, the company’s principal independent registered public accounting firm, or “independent auditor,” is responsible for auditing the company’s annual financial statements, expressing an opinion as to whether the financial statements present fairly, in all material respects, the company’s financial position and results of operations in conformity with U.S. generally accepted accounting principles, and expressing an opinion as to the effectiveness of internal control over financial reporting in accordance with the Standards of the Public Company Accounting Oversight Board (PCAOB). The Audit Committee’s responsibility is to monitor and review these processes. Among other duties, the Audit Committee has reviewed and discussed the audited financial statements, significant accounting policies, and other disclosures with management and the independent auditor. The Audit Committee has also reviewed and discussed highlights of quarterly earnings calls and earnings press releases.

In its capacity as a Committee of the Board of Directors, the Audit Committee is directly responsible for the appointment, compensation, retention, termination and oversight of the work of the independent auditor. The independent auditor reports directly to the Audit Committee, and the Audit Committee is responsible for pre-approving all audit and permitted non-audit services to be provided by the independent auditor. In determining whether to reappoint the independent auditor, the Audit Committee takes into consideration various factors, including: the historical and recent performance of the independent auditor on the audit; its professional qualifications; the quality of ongoing discussions with the independent auditor; external data, including recent PCAOB reports on the independent auditor and its peer firms; the results of an internal survey of the independent auditor’s service and quality; and the appropriateness of fees. The Audit Committee also has a policy to periodically solicit competitive proposals for audit services from independent public accounting firms.

The Audit Committee has discussed with the independent auditor the matters required to be discussed by applicable Auditing Standards, as periodically adopted or amended, and the rules of the Securities and Exchange Commission (SEC) including the appropriateness and application of accounting principles. The Audit Committee has received the written disclosures and the letter from the company’s independent auditor required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence and has had discussions with Deloitte & Touche LLP about its independence. The Audit Committee also considered whether the provision of non-audit services by Deloitte & Touche LLP is compatible with maintaining the independence of such independent auditor.

In the performance of its responsibilities, the Audit Committee met periodically with the internal auditor and the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting. The Audit Committee also met periodically with the Global Chief Compliance Officer as well as various members of management. With respect to risk management, the Audit Committee regularly reviews information with regard to inherent risks to the company, the identification, assessment, management and monitoring of those risks, and risk management practices and activities of the company. While the Audit Committee has responsibility for overseeing the company’s process for identifying, assessing and managing business risks, each of the other Board Committees also considers risks within its areas of responsibility. For example, the Compensation, Governance and Nominating Committee reviews various risks, including risks related to compensation matters as well as legal and regulatory compliance risks as they relate to corporate governance.

The Audit Committee has reviewed and discussed, together with management and the independent auditor, management’s assessment of internal controls relating to the adequacy and effectiveness of financial reporting. In addition, the Audit Committee has established a process and procedures for the receipt, retention and treatment of complaints regarding accounting or auditing matters.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements and management’s assessment of the effectiveness of the company’s internal control over financial reporting be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2018.

PPL CORPORATION 2019 Proxy Statement 81

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has a Charter that specifies its responsibilities. The committee Charter, which has been approved by the Board of Directors, is available on the company’s website (www.pplweb.com/audit-committee). Also, the Audit Committee’s procedures and practices comply with the requirements of the SEC and the NYSE applicable to corporate audit committees.

The Audit Committee

Steven G. Elliott, Chair

Rodney C. Adkins

Raja Rajamannar

Craig A. Rogerson

Keith H. Williamson

Armando Zagalo de Lima

82 PPL CORPORATION 2019 Proxy Statement

GENERAL INFORMATION

On what matters am I voting?

There are three proposals scheduled to be voted on at the meeting:

•	the election of nine directors, as listed in this proxy statement, for a term of one year;

•	an advisory vote to approve the compensation of our named executive officers, or NEOs; and

•	the ratification of the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the year ending December 31, 2019.

Why am I receiving these proxy materials?

Our Board of Directors has made these materials available to you on the internet or has delivered printed versions of these materials to you by mail in connection with the Board of Directors’ solicitation of proxies for use at our Annual Meeting of Shareowners. As a shareowner, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement.

What is included in these materials?

These proxy materials include:

•	this Proxy Statement for the Annual Meeting; and

•	our Annual Report for the fiscal year ended December 31, 2018.

If you received printed versions of these materials by mail, these materials also include the proxy card or voting instruction form for the Annual Meeting.

Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of printed proxy materials?

In accordance with SEC rules, instead of mailing a printed copy of our proxy materials to all of our shareowners, we have elected to furnish such materials to selected shareowners by providing access to these documents over the internet. Accordingly, commencing on or about April 2, 2019, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to most of our shareowners. These shareowners have the ability to access the proxy materials on a website referred to in the Notice and to download printable versions of the proxy materials or to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy of the materials from us may be found in the Notice. We encourage you to take advantage of the availability of the proxy materials on the internet in order to help reduce the environmental impact and cost of the Annual Meeting.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to:

•	view our proxy materials for the Annual Meeting on the internet;

•	vote your shares after you have viewed our proxy materials; and

•	request a printed copy of the proxy materials.

Copies of the proxy materials are available for viewing at www.pplweb.com/PPLCorpProxy.

If you received printed versions of these materials by mail, these materials also include the proxy card or voting instruction form for the Annual Meeting.

Who can vote?

Holders of PPL Corporation common stock as of the close of business on the record date, February 28, 2019, may vote at the Annual Meeting, either in person or by proxy. Each share of PPL Corporation common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

PPL CORPORATION 2019 Proxy Statement 83

GENERAL INFORMATION

What is the difference between holding shares as a shareowner of record and as a beneficial owner?

If your shares are registered directly in your name with PPL Corporation’s transfer agent, Equiniti Trust Company, you are considered, with respect to those shares, the “shareowner of record.” The Notice or printed copies of the proxy materials have been sent directly to you by PPL Corporation.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name,” and the “shareholder of record” of your shares is your broker, bank or other holder of record. The Notice or printed copies of the proxy materials have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record to vote your shares. The company urges you to instruct your broker, bank or other holder of record on how to vote your shares. Please understand that, if you are a beneficial owner, the company does not know that you are a shareowner or how many shares you own.

If I am a shareowner of record, how do I vote?

If you are a shareowner of record, you can vote via the internet, by telephone, by mail or in person at the Annual Meeting.

•	Via the internet

If you received a Notice, you may vote by proxy at www.proxypush.com/ppl by following the instructions found in the Notice. If you received or requested printed copies of the proxy materials by mail, you may vote via the internet by following the instructions on your proxy card.

•	By telephone

If you received or requested printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free telephone number found on your proxy card. Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available when you call.

The telephone and internet voting facilities for shareowners of record will be available 24 hours a day, seven days a week, and will close at 11:59 p.m., Central Time, on May 13, 2019.

•	By mail

If you received or requested printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the proxy card and returning it in the postage-paid envelope we have provided. If you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors.

If the postage-paid envelope is missing, please mail your completed proxy card to PPL Corporation, c/o EQ Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873. We must receive your mailed proxy card no later than 11:59 p.m., Central Time, on May 13, 2019 in order for your vote to be counted.

•	In person at the Annual Meeting

You may come to the Annual Meeting and cast your vote there, either by proxy or by ballot. For those shareowners who received a Notice, please bring the Notice, which will serve as your admission ticket. For those shareowners who received printed copies of the proxy materials, please bring your admission ticket with you to the Annual Meeting.

If you vote via the internet or by telephone, or mail to us your properly completed and signed proxy card, your shares of PPL Corporation common stock will be voted according to the choices that you specify. If you sign and mail your proxy card without marking any choices, your proxy will be voted:

•	FOR the election of all nominees listed for director;

•	FOR the advisory vote to approve compensation of NEOs; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the year ending December 31, 2019.

84 PPL CORPORATION 2019 Proxy Statement

GENERAL INFORMATION

We do not expect any other matters to be brought before the Annual Meeting. By giving your proxy, however, you appoint the persons named as proxies as your representatives at the meeting. If an issue comes up for vote at the Annual Meeting that is not included in the proxy material, the proxy holders will vote your shares in accordance with their best judgment.

If I am a beneficial owner of shares held in street name, how do I vote?

As the beneficial owner of shares held in street name, you have the right to direct your broker, bank or other holder of record how to vote your shares, and it is required to vote your shares in accordance with your instructions. If you do not give instructions to your brokerage firm or bank, it will nevertheless be entitled to vote your shares with respect to “routine” items, but it will not be permitted to vote your shares with respect to “non-routine” items. In the case of a non-routine item, your shares will be considered “broker non-votes” on that proposal.

We recommend that you follow the voting instructions in the materials you receive from your broker, bank or other holder of record to vote via the internet, by telephone or by mail. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares. Please see the attendance requirements discussed under “Who can attend the Annual Meeting?”

As a participant in the PPL Corporation Employee Stock Ownership Plan, or ESOP, how do I vote shares held in my plan account?

If you are a participant in our ESOP, you have the right to provide voting directions to the plan trustee, Fidelity Investments, by submitting your ballot card for those shares of our common stock that are held by the plan and allocated to your account. ESOP participant ballots are treated confidentially. Full and fractional shares credited to your account under the plan as of February 28, 2019 will be voted by the trustee in accordance with your instructions. Participants may not vote in person at the Annual Meeting. Similar to the process for shareowners of our common stock who receive printed proxy materials, you may vote by mail, telephone or on the internet. To allow sufficient time for voting by the trustee of the plan, your ballot must be returned by 11:59 p.m., Central Time, on May 9, 2019, if you vote by mail, by telephone or on the internet. Please follow the ballot instructions specific to the participants in the ESOP.

If you do not return your ballot, or return it unsigned, or do not vote by phone or on the internet, the plan provides that the trustee will vote your shares in the same percentage as shares held by participants for which the trustee has received timely voting instructions. The plan trustee will follow participants’ voting directions and the plan procedure for voting in the absence of voting directions, unless it determines that to do so would be contrary to the Employee Retirement Income Security Act of 1974.

May I change or revoke my vote?

Any shareowner giving a proxy has the right to revoke it at any time before it is voted by:

•	giving notice in writing to our Corporate Secretary, which must be received no later than the close of business on May 13, 2019;

•	completing, signing, dating and returning a new proxy card or voting instruction form with a later date;

•	providing a later-dated vote using the telephone or internet voting procedures; or

•	attending the Annual Meeting and voting in person.

Will my shares be voted if I do not provide my proxy?

It depends on whether you hold your shares in your own name or as the beneficial owner in the name of a broker, bank or other holder of record. If you hold your shares directly in your own name, they will not be voted unless you provide a proxy or vote in person at the Annual Meeting. Brokerage firms, banks or other holders of record generally have the authority to vote customers’ unvoted shares on certain routine matters. For example, if your

PPL CORPORATION 2019 Proxy Statement 85

GENERAL INFORMATION

shares are held in the name of a brokerage firm, bank or other holder of record, such firm can vote your shares for the ratification of the appointment of Deloitte & Touche LLP, as this matter is considered routine under the applicable NYSE rules. The company urges you to instruct your broker, bank or other holder of record on how to vote your shares.

Who can attend the Annual Meeting?

If you are a shareowner of record and you received a Notice, the Notice will serve as your admission ticket. If you are a shareowner of record who received or requested printed copies of the proxy materials by mail, your admission ticket is enclosed with your proxy materials. If you hold shares through the ESOP, your admission ticket is the letter enclosed with your ballot card. You will need to bring your Notice or admission ticket, along with picture identification, to the meeting. If you own shares as a beneficial owner (in street name), please bring to the meeting proof of your PPL common stock ownership, such as your most recent brokerage statement, or an ownership confirmation letter from your broker, or your Notice or PPL voting instruction form sent to you by your broker, along with picture identification. PPL will use your brokerage document to verify your ownership of PPL common stock and admit you to the meeting.

What constitutes a quorum?

In order to conduct the Annual Meeting, a majority of the outstanding shares entitled to vote must be present, in person or by proxy, to constitute a quorum. As of the record date of February 28, 2019, there were 720,985,704 shares of common stock outstanding, and each share of common stock is entitled to one vote. No shares of preferred stock of the company were outstanding. If you submit a properly executed proxy card or vote by telephone or on the internet, you will be considered part of the quorum. Abstentions and “broker non-votes” will be counted as shares present and entitled to vote at the meeting for purposes of determining a quorum, so long as the broker, bank or other holder of record casts a vote on behalf of a shareowner on any issue other than a procedural motion. A “broker non-vote” occurs when a broker, bank or other holder of record who holds shares for another person has not received voting instructions from the beneficial owner of the shares and, under NYSE listing standards, does not have discretionary authority to vote on a proposal.

What vote is needed for these proposals to be adopted?

Each matter to be submitted to shareowners, including the election of directors, requires the affirmative vote of a majority of the votes cast, in person or by proxy, by the shareowners at the meeting. For purposes of determining the number of votes cast with respect to a particular matter, only those cast “for” or “against” are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

Under our articles of incorporation and our Guidelines for Corporate Governance, directors must be elected by a majority of the votes cast in uncontested elections, such as the election of directors at the Annual Meeting. This means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes are not counted as votes “for” or “against” a director nominee. Any nominee who is an incumbent director and does not receive a majority of votes cast “for” his or her election would be required to tender his or her resignation promptly following the failure to receive the required vote. Within 90 days following the final tabulation of the shareowner vote, the Compensation, Governance and Nominating Committee would then be required to make a recommendation to the Board as to whether the Board should accept the resignation, and the Board would be required to decide whether to accept the resignation. The Board must then promptly disclose its decision-making process. In a contested election, the required vote would be a plurality of votes cast. Full details of this policy are set forth in our Guidelines for Corporate Governance, which can be found in the Corporate Governance section of our website (www.pplweb.com/governance).

Proposal 1 (election of directors) and Proposal 2 (advisory vote to approve executive compensation) are “non-routine” matters under NYSE rules, and brokerage firms, banks or other holders of record are prohibited from voting on each of these proposals without receiving instructions from the beneficial owners of the shares. Abstentions and broker non-votes will not be considered as votes cast and will have no effect on the outcome of the vote.

86 PPL CORPORATION 2019 Proxy Statement

GENERAL INFORMATION

Proposal 3 (ratification of auditor) is considered to be a “routine” matter under NYSE rules, and brokers, banks or other holders of record may vote in their discretion on behalf of clients who have not furnished voting instructions. Abstentions will not be treated as votes cast and will have no effect on the outcome of the vote on this proposal.

Who conducts the proxy solicitation and how much will it cost?

PPL Corporation will pay the cost of soliciting proxies on behalf of the Board of Directors. In addition to the solicitation by mail, a number of regular employees may solicit proxies in person, over the internet, by telephone or by facsimile. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for the Annual Meeting, and we expect that the remuneration to Innisfree for its services will not exceed $15,000, plus reimbursement for out-of-pocket expenses. Brokers, banks and other holders of record who hold shares for the benefit of others will be asked to send proxy material to the beneficial owners of the shares, and we will reimburse them for their expenses.

Who can assist me if I have questions about the Annual Meeting or need help voting my shares?

Your vote is important! If you need any help voting your shares or have questions about the Annual Meeting, please call the firm assisting us with the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareowners may call toll-free at 877-825-8730

Banks and brokers may call collect at 212-750-5833

How does the company keep voter information confidential?

To preserve voter confidentiality, we voluntarily limit access to shareowner voting records to certain designated employees of PPL Services Corporation. These employees sign a confidentiality agreement that prohibits them from disclosing the manner in which a shareowner has voted to any employee of a PPL affiliate or to any other person (except to the Judges of Election or the person in whose name the shares are registered), unless otherwise required by law.

What is householding, and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareowners of record who have the same address and last name and receive hard copies of the Annual Meeting materials will receive only one copy of this Notice of Annual Meeting and Proxy Statement and the 2018 Annual Report, unless we are notified that one or more of these shareowners wishes to continue receiving individual copies. If you and other PPL shareowners living in your household do not have the same last name, you may also request to receive only one copy of future proxy statements and financial reports.

Householding conserves natural resources and reduces our distribution costs. Shareowners who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other shareowners of record with whom you share an address currently receive multiple copies of this Notice of Annual Meeting and Proxy Statement and any accompanying documents, or if you hold PPL stock in more than one account, and in either case you wish to receive only a single copy of each document for your household, please contact EQ Shareowner Services in writing: ATTN: Householding/PPL Corporation, P.O. Box 64854, St. Paul, MN 55164-0854, or by phone at 800-345-3085.

Alternatively, if you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting and Proxy Statement and any accompanying documents or prefer to discontinue your participation in householding, please contact EQ Shareowner Services as indicated above and a separate copy will be sent to you promptly.

If you are a beneficial owner, you can request information about householding from your bank, broker or other holder of record.

PPL CORPORATION 2019 Proxy Statement 87

GENERAL INFORMATION

When are the 2020 shareowner proposals due?

To be included in the proxy materials for the 2020 Annual Meeting, any proposal intended to be presented at that Annual Meeting by a shareowner must be received by the Secretary of the company in writing no later than December 5, 2019:

Corporate Secretary’s Office

PPL Corporation

Two North Ninth Street

Allentown, Pennsylvania 18101

To be properly brought before the Annual Meeting, any other proposal must be received no later than 75 days in advance of the date of the 2020 Annual Meeting.

Acronyms used in this proxy statement

CD&A	Compensation Discussion and Analysis	NYSE	New York Stock Exchange
CGNC	Compensation, Governance and Nominating Committee	PPL	PPL Corporation
DDCP	Directors Deferred Compensation Plan	PPL Electric	PPL Electric Utilities Corporation
EPS	Earnings per share from ongoing operations as adjusted for compensation purposes	ROE	Return on Equity
ESOP	Employee Stock Ownership Plan	RSU	Restricted Stock Units
GAAP	Generally accepted accounting principles	SEC	Securities and Exchange Commission
ICP	Incentive Compensation Plan	SERP	Supplemental Executive Retirement Plan
ICPKE	Incentive Compensation Plan for Key Employees	SIP	Amended and Restated 2012 Stock Incentive Plan
IRS	Internal Revenue Service	TSR	Total Shareowner Return
LKE	LG&E and KU Energy LLC	UTY	Philadelphia Stock Exchange Utility Index
LTI	Long-term Incentives	WPD	Western Power Distribution
NEO	Named executive officer

88 PPL CORPORATION 2019 Proxy Statement

ANNEX A

RECONCILIATION OF FINANCIAL MEASURES (UNAUDITED)

Reconciliation of Net Income to Earnings from Ongoing Operations

As Adjusted for Compensation Purposes

After-Tax (Unaudited)	2018
(in millions)	U.K. Reg.	KY Reg.	PA Reg.	Corp. & Other	PPL Corporation

Net Income	$1,114	$411	$431	$(129)	$1,827

Less: Special Items (expense) benefit:(1)

Foreign currency economic hedges, net of tax of ($39)	148				148

U.S. tax reform	3	2		(5)	—

Kentucky state tax reform		(9)			(9)

IT transformation, net of tax of $2			(5)		(5)

Talen litigation costs, net of tax of $2				(7)	(7)

Death benefit, net of tax of $1	(5)				(5)

Total Special Items	146	(7)	(5)	(12)	122

Earnings from Ongoing Operations	$968	$418	$436	$(117)	$1,705

Goal Adjustments:

Exclude certain allocated financing costs(2)		34

Exclude domestic PPL Global activity(3)	91

Goal Results in USD	$1,059	$452	$436

Average GBP to USD exchange rate of $1.34 per GBP

Goal Results in GBP	£788

After-Tax (Unaudited)	2018
(per share - diluted)	U.K. Reg.	KY Reg.	PA Reg.	Corp. & Other	PPL Corporation

Net Income	$1.57	$0.58	$0.61	$(0.18)	$2.58

Less: Special Items (expense) benefit:(1)

Foreign currency economic hedges	0.21				0.21

U.S. tax reform	0.01				0.01

Kentucky state tax reform		(0.01)			(0.01)

IT transformation			(0.01)		(0.01)

Talen litigation costs				(0.01)	(0.01)

Death benefit	(0.01)				(0.01)

Total Special Items	0.21	(0.01)	(0.01)	(0.01)	0.18

Earnings from Ongoing Operations	$1.36	$0.59	$0.62	$(0.17)	$2.40

Goal Adjustments:

Exclude certain foreign currency economic hedges(4)					0.03

Goal Result					$2.43

(1)

See Combined Management’s Discussion and Analysis of Financial Condition and Results of Operations in PPL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for additional information on special items.

(2)

The Kentucky Business Segment net income goal is based on LKE ongoing net income and therefore the goal target and result exclude certain acquisition-related financing costs that are allocated to the Kentucky Regulated Segment.

A-1

(3)

The U.K. Regulated Segment consists of PPL Global, LLC (“PPL Global”), which primarily includes WPD’s regulated electricity distribution operations, the results of hedging the translation of WPD’s earnings from British pound sterling into U.S. dollars, and certain costs, such as U.S. income taxes, administrative costs and allocated acquisition-related financing costs. The U.K. Business Segment net income goal is based on WPD ongoing net income in GBP from its regulated electricity distribution operations and therefore the goal target and goal result both exclude all domestic PPL Global USD ongoing activity.

(4)	The PPL Corporation EPS goal includes all ongoing EPS with the exception of the impact of certain unbudgeted foreign currency economic hedges executed to optimize the company’s hedging portfolio.

Management utilizes “Earnings from Ongoing Operations” as a non-GAAP financial measure that should not be considered as an alternative to net income, an indicator of operating performance determined in accordance with U.S. generally accepted accounting principles (GAAP). PPL believes that Earnings from Ongoing Operations is useful and meaningful to investors because it provides management’s view of PPL’s earnings performance as another criterion in making investment decisions. In addition, PPL’s management uses Earnings from Ongoing Operations in measuring achievement of certain corporate performance goals, including targets for certain executive incentive compensation. Other companies may use different measures to present financial performance.

Earnings from Ongoing Operations is adjusted for the impact of special items. Special items are presented in the financial tables on an after-tax basis with the related income taxes on special items separately disclosed. Income taxes on special items, when applicable, are calculated based on the effective tax rate of the entity where the activity is recorded. Special items include:

•	Unrealized gains or losses on foreign currency economic hedges (as discussed below).

•	Gains and losses on sales of assets not in the ordinary course of business.
•	Impairment charges.

•	Significant workforce reduction and other restructuring effects.

•	Acquisition and divestiture-related adjustments.

•	Other charges or credits that are, in management’s view, non-recurring or otherwise not reflective of the company’s ongoing operations.

Unrealized gains or losses on foreign currency economic hedges include the changes in fair value of foreign currency contracts used to hedge British-pound-sterling-denominated anticipated earnings. The changes in fair value of these contracts are recognized immediately within GAAP earnings. Management believes that excluding these amounts from Earnings from Ongoing Operations until settlement of the contracts provides a better matching of the financial impacts of those contracts with the economic value of PPL’s underlying hedged earnings. See Note 17 to the Financial Statements in PPL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for additional information on foreign currency economic activity.

A-2

DIRECTIONS TO PPL CORPORATION

ANNUAL MEETING OF SHAREOWNERS

9:00 A.M. TUESDAY, MAY 14, 2019

HYATT REGENCY LEXINGTON

401 West High Street, Lexington, Kentucky 40507

Directions to Parking Garage

From I-65:

•  Take I-65 North till you get to Elizabethtown

•  Make a right turn to Exit 93 Bluegrass Parkway/Bardstown/Lexington

•  Drive approximately 70 miles

•  Make a right turn off to Exit 72A (60 East) Lexington

•  Follow 60 East approximately 9 miles and make slight turn to the right

•  Road name changes to Maxwell Street

•  Drive approximately one-half mile to South Broadway Road and turn left

•  Drive approximately 2 tenths of a mile to West High Street and turn left again

•  The entrance to the hotel is on the right and guest parking is on the left through Gate 1

From Louisville International Airport:

•  Exiting the airport, you will take a right turn onto Preston Highway for approximately 3 tenths of a mile

•  Make a slight turn to the right and merge onto I-264 East for approximately 7 miles

•  Take Exit 19A to merge onto I-64 East toward Lexington for approximately 64 miles

•  Take a slight right to Exit 115 Airport/Lexington and remain in the right lane

•  You will turn onto Newtown Pike

•  Follow Newtown Pike for approximately 3 miles

•  Turn left onto West Main Street and stay in the right-hand lane

•  Turn right off of West Vine Street onto South Broadway Road

•  Make your first right onto High street

•  The entrance to the hotel is on the right and guest parking is on the left through Gate 1

From I-64 East:

•  Take Exit 58 Frankfort/Versailles

•  Keep right and turn onto Versailles Road (60)

•  Stay on US 60 East (Versailles Road) for about 21 miles

•  Make a slight right onto Maxwell Street

•  Take Maxwell Street to Broadway Road

•  Turn left onto Broadway Road

•  Make your first left onto High Street

•  The entrance to the hotel is on the right and guest parking is on the left through Gate 1

Your parking ticket will be validated when you check in at the meeting,

so please take your ticket with you into the meeting.

SHAREOWNER INQUIRIES:

Equiniti Trust Company

EQ Shareowner Services

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120

Toll Free: 1-800-345-3085

Outside U.S.: 651-450-4064

Online Account Access: Registered shareowners can activate their account for online access by visiting shareowneronline.com.

FOR QUESTIONS ABOUT PPL CORPORATION OR ITS SUBSIDIARIES:

PPL Treasury Department

Two North Ninth Street

Allentown, PA 18101

Via e-mail: invserv@pplweb.com

PPL Corporate Offices: 610-774-5151

PPL Corporation, PPL Electric Utilities Corporation, LG&E and KU Energy LLC, Louisville Gas and Electric Company and Kentucky Utilities Company file a joint Form 10-K Report with the Securities and Exchange Commission. The Form 10-K Report for 2018 is available without charge by writing to the PPL Treasury Department at the address provided above or by requesting it through, or accessing it on, the Investors page of PPL’s Internet website identified below.

Whether you plan to attend the Annual Meeting or not, you may vote over the Internet, by telephone or by returning your proxy. To ensure proper representation of your shares at the Annual Meeting, please follow the instructions at the website address in the Notice or follow the instructions that you will be given after dialing the toll-free number on your proxy. If you receive printed copies of the proxy materials, you may also mark, date, sign and mail the accompanying proxy as soon as possible. An envelope, which requires no postage if mailed in the United States, is included for your convenience if you receive printed copies of the proxy materials.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Each Director Nominee Included in Proposal 1,

and FOR Proposals 2 and 3.

1. Election of directors:

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

01	John W. Conway	☐	☐	☐	06	Natica von Althann	☐	☐	☐

02	Steven G. Elliott	☐	☐	☐	07	Keith H. Williamson	☐	☐	☐

				Please fold here – Do not separate

03	Raja Rajamannar	☐	☐	☐	08	Phoebe A. Wood	☐	☐	☐

04	Craig A. Rogerson	☐	☐	☐	09	Armando Zagalo de Lima	☐	☐	☐

05	William H. Spence	☐	☐	☐

2. Advisory vote to approve compensation of named executive officers	☐	For	☐	Against	☐	Abstain

3. Ratification of the appointment of Independent Registered Public Accounting Firm	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date
Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

PPL CORPORATION

ANNUAL MEETING OF SHAREOWNERS

TUESDAY, MAY 14, 2019

HYATT REGENCY LEXINGTON

401 WEST HIGH STREET

LEXINGTON, KENTUCKY 40507

PPL Corporation Two North Ninth Street Allentown, PA 18101

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 14, 2019.

William H. Spence and Joanne H. Raphael, and each of them, are hereby appointed proxies, with the power of substitution, to vote the shares of the undersigned, as directed on the reverse side of this proxy, at the Annual Meeting of Shareowners of PPL Corporation to be held on May 14, 2019, and any adjournments or postponements thereof, and in their discretion to vote and act upon any other matters as may properly come before said meeting and any adjournments or postponements thereof.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” each Director Nominee included in Proposal 1, and “FOR” Proposals 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint William H. Spence and Joanne H. Raphael, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments or postponements thereof.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	PHONE	MAIL
www.proxypush.com/ppl Use the internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (CT) on May 13, 2019.	1-866-883-3382 Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (CT) on May 13, 2019.

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to PPL Corporation, c/o EQ Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873. We must receive your mailed proxy card no later than 11:59 p.m. (CT) on May 13, 2019 in order for your vote to be counted.

If you vote your proxy by internet or by telephone, you do NOT need to mail back your Proxy Card.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS BALLOT CARD.

The Board of Directors Recommends a Vote FOR Each Director Nominee Included in Proposal 1,

and FOR Proposals 2 and 3.

1. Election of directors:

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

01	John W. Conway	☐	☐	☐	06	Natica von Althann	☐	☐	☐

02	Steven G. Elliott	☐	☐	☐	07	Keith H. Williamson	☐	☐	☐

				Please fold here – Do not separate

03	Raja Rajamannar	☐	☐	☐	08	Phoebe A. Wood	☐	☐	☐

04	Craig A. Rogerson	☐	☐	☐	09	Armando Zagalo de Lima	☐	☐	☐

05	William H. Spence	☐	☐	☐

2. Advisory vote to approve compensation of named executive officers	☐	For	☐	Against	☐	Abstain

3. Ratification of the appointment of Independent Registered Public Accounting Firm	☐	For	☐	Against	☐	Abstain

Date
Signature(s) in Box
Please sign exactly as your name(s) appears on Ballot. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Ballot.

PPL CORPORATION

ANNUAL MEETING OF SHAREOWNERS

TUESDAY, MAY 14, 2019

9:00 A.M. EASTERN TIME

HYATT REGENCY LEXINGTON

401 WEST HIGH STREET

LEXINGTON, KENTUCKY 40507

PPL Corporation Employee Stock Ownership Plan (ESOP)

Confidential Ballot

This is a ballot for voting your shares of PPL Corporation Common Stock held in the ESOP. Please complete the ballot card and return in the envelope provided or vote by telephone or the internet. Fidelity Investments, as Trustee of the ESOP, will vote shares held in your ESOP Account as directed on the ballot at the Annual Meeting of Shareowners of PPL Corporation to be held on May 14, 2019.

If you do not return your ballot card, or return it unsigned, or do not vote by telephone or internet, the ESOP provides that the Trustee will vote your shares in the same percentage as shares held by participants for which the Trustee has received timely voting instructions.

Please review the information carefully and indicate how you wish your shares to be voted at the Annual Meeting. Mark, sign, date and use the return envelope for mailing your ballot (if you do not vote by telephone or internet) to Fidelity Investments’ agent for tabulation. Timely receipt of your instructions on a signed ballot card or by telephone or internet is extremely important.

This ballot, if sent by mail, must be received by 11:59 p.m. (CT) on May 9, 2019 in order for your vote to be counted. If you wish to vote by telephone or on the internet, please follow the instructions below.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your telephone or internet vote authorizes the ESOP Trustee to vote your shares in the same manner as if you marked, signed and returned your ballot card.

INTERNET	PHONE	MAIL
www.proxypush.com/pplesop Use the internet to vote your ballot 24 hours a day, 7 days a week, until 11:59 p.m. (CT) on May 9, 2019.	1-866-883-3382 Use any touch-tone telephone to vote your ballot 24 hours a day, 7 days a week, until 11:59 p.m. (CT) on May 9, 2019.

Mark, sign and date your ballot card and return it in the postage-paid envelope we’ve provided or return it to PPL ESOP Trustee, c/o EQ Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873. We must receive your mailed ballot card no later than 11:59 p.m. (CT) on May 9, 2019 in order for your vote to be counted.

If you vote your ballot by internet or by telephone, you do NOT need to mail back your Ballot Card.